                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                              MENLEY & JAMES, INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ / No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

       N/A
       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:

       N/A
       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        N/A
       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:

        N/A
       ----------------------------------------------------------------------

    5) Total fee paid:

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       ----------------------------------------------------------------------

/X/ Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                             MENLEY & JAMES, INC.
                             100 Tournament Drive
                          Horsham, Pennsylvania 19044



                                                               October 23, 1998



Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders (the "Meeting") which will be held at the Hotel Inter-Continental New York, 111 East 48th Street, New York, New York, on Monday, November 23, 1998, at 10:00 a.m.

     The purpose of the Meeting is to approve and adopt an Asset Purchase Agreement dated August 21, 1998, and as amended by Amendment No. 1 dated as of October 13, 1998 (as amended, the "Sale Agreement"), by and among Menley & James, Inc. (the "Company"), Menley & James Laboratories, Inc. (the "Subsidiary"), and Numark Laboratories, Inc. (the "Purchaser"), concerning the proposed sale of substantially all of the assets, and the assignment of substantially all of the liabilities, of the Subsidiary, for a purchase price of $12,930,000, subject to an increase or decrease of up to $500,000 (the "Sale"). Approval and adoption of the Sale Agreement requires the affirmative vote of holders of a majority of the outstanding Common Shares. Concurrently with the execution of the Sale Agreement, stockholders who beneficially own, in the aggregate, approximately 53.5% of the outstanding shares of the Company's common stock, par value $0.01 per share (the "Common Shares"), agreed to vote their Common Shares in favor of approval and adoption of the Sale Agreement. Accordingly, no action on the part of any other stockholder will be required to approve and adopt the Sale Agreement.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS APPROVED AND ADOPTED THE SALE AGREEMENT, HAS DETERMINED THAT THE SALE IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND IS RECOMMENDING THAT HOLDERS OF COMMON SHARES VOTE FOR APPROVAL AND ADOPTION OF THE SALE AGREEMENT. In reaching its determination regarding the Sale Agreement, the Board of Directors considered, among other things, the opinion of Howard, Lawson & Co. that the Sale is fair to the Company and its stockholders from a financial point of view. The opinion of Howard, Lawson & Co. is included as Appendix B to the attached Proxy Statement

     The Notice and Proxy Statement on the following pages contain important details concerning the Sale. Please complete, sign and return your proxy card in the enclosed envelope to ensure that your Common Shares will be represented and voted at the Meeting even if you cannot attend. You are urged to complete, sign and return the enclosed proxy card even if you plan to attend the meeting.


   I look forward to personally meeting all stockholders who are able to attend.



                                         Sincerely,



                                         Lawrence D. White
                                         President and Chief Executive Officer

                             MENLEY & JAMES, INC.
                             100 Tournament Drive
                          Horsham, Pennsylvania 19044

                           -------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          To Be Held November 23, 1998

                          -------------------------

To the Stockholders of Menley & James, Inc.:

     NOTICE IS HEREBY GIVEN THAT a Special Meeting of the Stockholders (the "Meeting") of Menley & James, Inc., a Delaware corporation (the "Company"), will be held at the Hotel Inter-Continental New York, 111 East 48th Street, New York, New York, on Monday, November 23, 1998, at 10:00 a.m. (local time) to consider and act on the following matters:

       1. To approve and adopt the Asset Purchase Agreement dated as of August 21, 1998, and as amended by Amendment No. 1 dated as of October 13, 1998 (as amended, the "Sale Agreement"), by and among the Company, its wholly-owned subsidiary, Menley & James Laboratories, Inc., a Delaware corporation (the "Subsidiary"), and Numark Laboratories, a Delaware corporation ("Numark" or the "Purchaser"), involving the proposed sale of substantially all of the assets, and the assignment of substantially all of the liabilities, of the Subsidiary to the Purchaser, a copy of which agreement is attached to the accompanying Proxy Statement as Appendix A; and

       2. To transact such other business as may properly come before the Meeting, in connection with the foregoing or otherwise, or any adjournment or postponements of the Meeting.

     The Board of Directors has fixed the close of business on October 7, 1998 as the record date for the purpose of determining stockholders entitled to notice of and to vote at the Meeting or any postponement or adjournment thereof. A list of such stockholders will be open to the examination of any stockholder during regular business hours for a period of 10 days prior to the Meeting at the offices of Menley & James, Inc. at 100 Tournament Drive, Horsham, Pennsylvania.

                                            By Order of the Board of Directors,



                                            Greg L. Kearl
                                            Secretary


Horsham, Pennsylvania
October 23, 1998


  ----------------------------------------------------------------------------
  WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY SENDING WRITTEN
  NOTICE OF REVOCATION TO THE SECRETARY OF THE COMPANY PRIOR TO THE MEETING OR BY ATTENDING THE MEETING AND VOTING YOUR SHARES IN PERSON.
  -----------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                         ------

QUESTIONS AND ANSWERS ABOUT THE SALE ....................................    1
SUMMARY .................................................................    4
THE MEETING .............................................................    8
THE SALE ................................................................    9
   Background of the Sale ...............................................    9
   Reasons for the Sale; Recommendation of the Board of Directors .......   12
   Opinion of Financial Advisor .........................................   14
   Use of Proceeds ......................................................   16
   No Payment, Dividend or Distribution to Holders of Common Shares .....   17
   Absence of Dissenters' Rights of Appraisal ...........................   17
   Terms of the Sale Agreement and the Stockholder Agreement ............   17
   Accounting Treatment of the Sale .....................................   21
   Certain Federal Income Tax Consequences ..............................   22
   Interests of Certain Persons in the Sale .............................   22
   Certain Information Concerning the Purchaser .........................   23
BUSINESS OF THE COMPANY FOLLOWING THE SALE ..............................   24
   Business Plan ........................................................   24
   Unaudited Pro Forma Financial Information ............................   26
   Risk Factors .........................................................   27
PRINCIPAL STOCKHOLDERS ..................................................   32
MARKET FOR COMMON SHARES ................................................   33
INDEPENDENT AUDITORS ....................................................   33
WHERE YOU CAN FIND ADDITIONAL INFORMATION ...............................   33
OTHER BUSINESS ..........................................................   34
Appendix A -- Composite Asset Purchase Agreement (as amended)
Appendix B -- Opinion of Howard, Lawson & Co.
Appendix C -- Annual Report on Form 10-K for the Year Ended December 31, 1997

                             MENLEY & JAMES, INC.
                             100 Tournament Drive
                          Horsham, Pennsylvania 19044

                                PROXY STATEMENT

                           -------------------------
                        SPECIAL MEETING OF STOCKHOLDERS
                               November 23, 1998
                          -------------------------

                     QUESTIONS AND ANSWERS ABOUT THE SALE

Q:  When and where is the Meeting?

A: The Meeting will take place on November 23, 1998 at 10:00 a.m. (local time) at the Hotel Inter-Continental New York, 111 East 48th Street (between
    Park Ave. and Lexington Ave.) in New York, New York.

Q:  What proposal will I be voting on at the Meeting?

A: You will be asked to consider a resolution in favor of the sale of substantially all of the assets and assignment of substantially all of the liabilities of Menley & James, Inc.'s wholly-owned subsidiary, Menley & James Laboratories, Inc., to Numark Laboratories, Inc. for an aggregate cash consideration of $12,930,000, subject to an adjustment, up or down, of up to $500,000. Specifically, you will be asked to approve and adopt the Sale Agreement, a copy of which is attached to the accompanying Proxy Statement as Appendix A.

Q:  What will happen to Menley & James after the Sale?

A: Substantially all of the assets of the Company are owned by the operating subsidiary, Menley & James Laboratories, Inc. As a result of the Sale, substantially all of our assets will be sold, and substantially all of our liabilities will be assigned to Numark. The Company will be transformed into an acquisition company with cash and net loss carryforwards, which may be used to offset against future income, if any. Our objective will then be to serve as a vehicle to effect acquisitions, whether by merger, exchange of capital stock, acquisition of assets or other similar business combination, with, or by making a strategic investment by acquiring a minority interest in, a company that the management and the Board of Directors believes has potential to increase stockholder value.

Q: Will I be able to vote separately on the change in nature of the Company's business?

A: You will not have an opportunity to vote separately on the sale of assets and the change in the nature of the business of the Company. Consequently, a vote in favor of the approval and adoption of the Sale Agreement will constitute a vote in favor of changing the nature of the business of the Company.

Q:  Why is your Board of Directors recommending the Sale?

A: Your Board of Directors has determined that the terms of the Sale are in the best interests of the stockholders of the Company. In reaching this conclusion, they considered a number of factors, including:

        o the cash purchase price of $12,930,000, subject to an adjustment, up or down, of up to $500,000; o the risks associated with the over-the-counter drug and toiletry product business;
        o the opinion of Howard, Lawson & Co. that the Sale is fair to the Company and its stockholders from a financial point of view;
        o the financial results of the Company since 1993 and the unlikelihood that the Company would be able to achieve sales growth if it stayed in its current business;
        o the Company's proposed business plan and opportunities going forward;
        o the current and historical trading prices of the Common Shares; and
        o the absence of any better offer.

    To review the background and reasons for the Sale in greater detail, see page 9. A copy of the opinion of Howard, Lawson & Co. is included as Appendix B to the attached Proxy Statement.

Q: How will the Company pay for the costs and expenses associated with the Sale?

A: Excluded from the assets to be sold will be up to $2,000,000 in cash (the "Retained Cash") from which the Company will pay all of the costs and expenses associated with the Sale, and certain other liabilities, including employee severance obligations.

Q:  Will I receive any payment as a result of the Sale?

A: No, you will not receive any payments as a result of the Sale. The Company will retain the net proceeds from the Sale (including the Retained Cash) and use them for general corporate purposes, including for potential acquisitions of other businesses and payment of retained liabilities.

Q:  Can I still sell my Common Shares?

A: Neither the Sale nor the Sale Agreement will affect your right to sell or otherwise transfer your Common Shares.

Q:  What is the required vote to approve and adopt the Sale Agreement?

A: The affirmative vote of the holders of a majority of the outstanding Common Shares is required to approve and adopt the Sale Agreement. So long as the Sale Agreement has not been terminated, Warburg, Pincus Investors, L.P., a significant stockholder of the Company ("Warburg, Pincus"), and Lawrence
    D. White, the President and Chief Executive Officer of the Company, have each agreed to vote their respective Common Shares in favor of the Sale. Warburg, Pincus and Mr. White together own or control approximately 53.5% of the outstanding Common Shares. Accordingly, the affirmative vote of Warburg, Pincus and Mr. White will be sufficient to approve and adopt the Sale Agreement.

Q: If I sign and return the proxy without completing it, will that be considered a "yes" or "no" vote?

A: If a proxy is executed and returned without instructions as to how it is to be voted, such proxy will be voted against the approval and adoption of the Sale Agreement.

Q:  What if I want to change my vote?

A: To change your vote, just send in a later-dated, completed and signed proxy card before the Meeting or attend the Meeting in person and vote.

Q: If my Common Shares are held in "street name" by my broker, will my broker vote my Common Shares for me?

A: Your broker will vote your Common Shares ONLY if you instruct your broker how to vote. Your broker should mail information to you that will explain how to give instructions to your broker.

Q:  Will I owe any federal income tax as a result of the Sale?

A: No, you will not owe any federal income tax as a result of the Sale. However, if you decide to sell your Common Shares at any time you may owe certain taxes at that time. Please contact your own tax advisor.

Q:  When do you expect the Sale to be completed?

A: The Company and Numark are working toward completing the Sale as quickly as possible, with the goal of completing the Sale on the same date that the Meeting is held, or as shortly as possible thereafter.

Q:  Will I have appraisal rights?

A: Under the Delaware General Corporation Law, you do not have appraisal rights in connection with the Sale.

Q:  What do I need to do now?

A: Please complete and mail your signed proxy card in the enclosed return envelope as soon as possible, so that your Common Shares may be represented at the Meeting. In addition, you may attend and vote at the Meeting in person, whether or not you have completed, signed and mailed your proxy card.

Q:  Whom should I call with questions?

A. If you have any questions about the Sale, please call William W. Yeager, the Company's Chief Financial Officer, at (215) 441-6500.


     THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM MENLEY & JAMES, INC., 100 TOURNAMENT DRIVE, HORSHAM, PENNSYLVANIA, 19044, ATTENTION OF WILLIAM W. YEAGER, CHIEF FINANCIAL OFFICER, TELEPHONE NUMBER (215) 441-6500. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE DELIVERED TO MR. YEAGER BY NO LATER THAN NOVEMBER 16, 1998.

                                     SUMMARY

     This summary highlights selected information from this document. Because Menley & James, Inc. operates through its wholly-owned subsidiary, Menley & James Laboratories, Inc., references to the "Company" or "Menley & James" in this Proxy Statement include Menley & James, Inc. and Menley & James Laboratories, Inc., except where the context requires otherwise.

     This summary may not contain all of the information that is important to you. To understand the Sale fully and for a more complete description of the legal terms of the Sale, you should read carefully this entire document and the other documents to which we have referred you. See "Where You Can Find Additional Information" at page 33 of this Proxy Statement. The actual terms of the Sale are contained in the Sale Agreement. The Sale Agreement is included in this Proxy Statement as Appendix A.

The Meeting

 Time, Place, and Purpose

     The special meeting of the stockholders of Menley & James, Inc. (the "Company") will be held on November 23, 1998, at 10:00 a.m. (local time) at the Hotel Inter-Continental New York, 111 East 48th Street, New York, New York, or any adjournment or postponement thereof (the "Meeting"), to vote upon the approval and adoption of the Sale Agreement and to transact such other business as may properly come before the Meeting or any adjournment thereof. Copies of this Proxy Statement, the attached Notice of Special Meeting of Stockholders and the enclosed form of proxy were first mailed to the Company's stockholders on or about October 23, 1998.

 Proposal

     At the Meeting, the Company's stockholders will consider and vote upon a proposed resolution in favor of the approval and adoption of the Asset Purchase Agreement dated as of August 21, 1998, as amended by Amendment No. 1 dated as of October 13, 1998 (as amended, the "Sale Agreement"), by and among the Company, the Company's wholly-owned subsidiary, Menley & James Laboratories, Inc., a Delaware corporation (the "Subsidiary"), and Numark Laboratories, Inc., a Delaware corporation ("Numark" or the "Purchaser"). A vote in favor of the approval and adoption of the Sale Agreement will be considered a vote in favor the sale (the "Sale") of substantially all of the assets of the Subsidiary (the "Purchased Assets") for an aggregate cash consideration of $12.93 million, subject to an adjustment, up or down, of up to $500,000 (the "Purchase Price"), plus the assignment to and the assumption by the Purchaser of substantially all of the liabilities of the Subsidiary, all as more fully described herein. Excluded from Purchased Assets will be up to $2.0 million in cash (the "Retained Cash") from which the Company will pay all of its costs and expenses associated with the Sale, and certain other liabilities, including employee severance obligations. A copy of the Sale Agreement is attached to this Proxy Statement as Appendix A and incorporated herein by reference. The stockholders of the Company will not have an opportunity to vote separately on the change in the nature of the business of the Company. Consequently, a vote in favor of the approval and adoption of the Sale Agreement will also constitute a vote in favor of changing the nature of the business of the Company. See "Business of the Company Following the Sale."

 Voting of Proxies

     The Company's common stock, par value $0.01 per share (the "Common Shares"), represented by the enclosed proxy, when properly completed, executed and received by the Secretary of the Company prior to the Meeting, and not revoked, will be voted in accordance with the directions thereon, or if no directions are indicated, the proxy will be voted against the approval and adoption of the Sale Agreement. If any other matter should be presented at the Meeting upon which a vote may properly be taken, the Common Shares represented by the proxy will be voted with respect thereto at the discretion of the person or persons holding such proxy. The Board of Directors currently knows of no other business that will be presented for consideration at the Meeting. Proxies may be revoked by stockholders at any time prior to the voting of the proxy by written notice to the Company, by submitting a new proxy or by personal ballot at the Meeting. Presence at the Meeting does not itself revoke the proxy.

 Solicitation of Proxies

     Proxies are being solicited by and on behalf of the Company. Officers and employees of the Company may solicit proxies by personal interview, mail, telegraph or telephone. Such officers and employees of the Company will not be additionally compensated, but will be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with brokers and dealers, custodians, nominees and fiduciaries to assist the Company in the solicitation of proxies, including for forwarding of proxy materials to beneficial owners of Common Shares held of record by such persons, and the Company will reimburse such brokers, dealers, custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith but will not otherwise compensate such persons. The cost of preparing this Proxy Statement and all other costs in connection with solicitation of proxies for the Meeting are being borne by the Company.

 Shares Entitled to Vote

     As of the close of business on October 7, 1998, the record date for determining stockholders entitled to vote at the Meeting (the "Record Date"), the Company had 6,163,520 Common Shares issued and outstanding. Each Common Share entitles the holder to one vote on each matter presented for consideration at the Meeting. A majority of the Common Shares issued, outstanding and entitled to vote at the Meeting, present in person or represented by proxy, shall constitute a quorum. Abstentions and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee does not have discretionary voting power and the beneficial owner has not checked one of the boxes on the proxy card. See "The Meeting--Quorum; Shares Entitled to Vote."

 Vote Required

     Approval of a majority of the 6,163,520 Common Shares outstanding on the Record Date has been established as a requirement for the approval and adoption of the Sale Agreement in order to comply with the provisions of the Sale Agreement and applicable law. Abstentions and broker non-votes will be counted as votes against the approval and adoption of the Sale Agreement. See "The Meeting--Vote Required."

 Shares Committed

     So long as the Sale Agreement has not been terminated, Warburg, Pincus Investors, L.P. ("Warburg, Pincus"), a significant stockholder of the Company, and Lawrence D. White, the President and Chief Executive Officer of the Company, have agreed to vote their respective Common Shares in favor of the approval and adoption of the Sale Agreement. Warburg, Pincus and Mr. White beneficially own in the aggregate approximately 53.5% of the issued and outstanding Common Shares. Accordingly, the affirmative vote of Warburg, Pincus and Mr. White will be sufficient to approve and adopt the Sale Agreement. No action on the part of any other stockholder will be required to approve and adopt the Sale Agreement. See "The Meeting--Shares Committed" and "The Sale--Terms of the Sale Agreement and Stockholder Agreement."

 No Appraisal Rights

     Under the Delaware General Corporation Law (the "DGCL"), stockholders of the Company do not have appraisal rights in connection with the Sale.

The Sale

 Terms of the Sale

     Pursuant to the terms of the Sale Agreement, the Purchaser has agreed to pay $12.93 million in cash, subject to an adjustment, up or down, of up to $500,000, and to assume substantially all of the liabilities of the Company. Excluded from Purchased Assets will be the Retained Cash (consisting of up to $2.0 million in cash) from which the Company will pay all of its costs and expenses associated with the Sale and certain other liabilities, including employee severance obligations. For a more detailed description of the Sale Agreement and the assets and liabilities to be transferred to, and assumed by, the Purchaser, and the assets and liabilities to be retained by the Company, see "The Sale--Terms of the Sale Agreement and Stockholder Agreement--Sale Agreement."

     Consummation of the Sale is subject to the satisfaction of a number of conditions, including obtaining the approval of the stockholders of the Company. See "The Sale--Terms of the Sale Agreement and Stockholder Agreement--Sale Agreement--Conditions to the Sale."

 Reasons for the Sale; Recommendation of the Board of Directors

     The Board of Directors has determined that the terms of the Sale are fair to, and in the best interests of, the stockholders of the Company, and has unanimously approved the Sale Agreement. Accordingly, the Board of Directors unanimously recommends that the stockholders vote to approve and adopt the Sale Agreement. In reaching its conclusion, the Board of Directors considered a number of factors, including: (i) the amount and nature of the consideration to be received by the Company; (ii) the opinion of Howard, Lawson & Co. ("HL&Co.") to the effect that the Sale is fair to the Company and its stockholders from a financial point of view; (iii) the proposed business plan and opportunities for the Company after the Sale; (iv) the financial results of the Company since 1993 and the prospects for the Company's historical business; (v) the current and historical stock prices of the Common Shares; (vi) the absence of any better offer; and (vii) the risks associated with the over-the-counter ("OTC") drug and toiletry product markets generally. The Board also placed value on the possibility that the Company may be able to generate returns for its stockholders in the future through the implementation of a post-Sale acquisition strategy. Upon completion of the Sale, the Company will be a public company with approximately $13.0 million in cash and cash equivalents, no material liabilities, and, assuming an estimated taxable loss for the year ended December 31, 1998 of $1.6 million, a net operating loss carryforward for federal income tax purposes of approximately $7.3 million and an estimated capital loss carryforward of approximately $24.5 million. Mr. White, at the direction of the Board of Directors and with the assistance of Warburg, Pincus, will have the primary responsibility of seeking potential business combinations outside of the OTC drug and toiletry business. See "The Sale--Background of the Sale," "--Reasons for the Sale; Recommendation of the Board of Directors" and "--Opinion of Financial Advisor."

 Opinion of Financial Advisor

     The Company retained HL&Co. to render its opinion as to the fairness, from a financial point of view, of the Sale. HL&Co. provided the Board of Directors with an oral opinion on August 21, 1998, confirmed by a written opinion on the same date, the date of the Board of Directors meeting at which the execution of the Sale Agreement by the Company was authorized and approved. Such opinion states that the Sale is fair, from a financial point of view, to the Company and its stockholders. HL&Co. has advised the Company that the opinion remains in full force and effect as of the date of this Proxy Statement. The full text of the HL&Co. opinion, which sets forth certain assumptions made, matters considered and limitations on the review performed, is attached as Appendix B. See "The Sale--Opinion of Financial Advisor."

 Conduct of Business After the Sale; Use of Proceeds

     As a result of the Sale, substantially all of the Company's assets will be sold to, and substantially all of its liabilities will be assigned to and assumed by, the Purchaser, and the Company will retain cash, net loss carryforwards (which may be used to offset future income, if any) and certain liabilities. The Company will be transformed to serve as a vehicle to effect a business combination, whether by merger, exchange of capital stock, acquisition of assets, strategic investment of a minority interest, or other similar business combination (a "Business Combination"), involving an operating business (a "New Operating Business"). The business objective of the transformed Company (hereinafter, "Post-Sale M&J") will be to effect a Business Combination with a New Operating Business which Post-Sale M&J believes has potential to increase stockholder value. Any such Business Combination would depend on the availability of attractive candidates and the Company's ability to finance any such Business Combination. Post-Sale M&J intends to utilize its remaining cash, together with additional equity or debt, or a combination thereof, in effecting a Business Combination. The Company has not identified any acquisition candidates or the availability of financing arrangements and there can be no assurance that any Business Combination will be accomplished or, if accomplished, it will result in increased stockholder value. See "Business of the Company Following the Sale."

     The Company plans to use the cash proceeds from the Sale (including the Retained Cash) to pay certain retained liabilities and fund transaction expenses related to the Sale. The Company estimates that the retained liabilities, which include employee severance obligations, obligations under certain office and equipment leases, and the costs and expenses incurred by the Company in connection with the Sale (including accounting, legal, printing and investment banking fees), will aggregate approximately $2.0 million. The Company will use the remainder of the net proceeds for general corporate purposes, including to pay ongoing general and administrative costs, and to seek candidates to effect a Business Combination. Pending use of the remaining net proceeds, the Company may invest such funds in investment securities, as defined in the Investment Company Act of 1940 (the "1940 Act"), and become subject to further regulation by the SEC under the 1940 Act. If Post-Sale M&J is deemed to be an investment company under the 1940 Act because of its investment securities holdings, Post-Sale M&J must register as an investment company under the 1940 Act. The Company does not intend to become an investment company and intends to rely on the transient investment company exemption under Rule 3a-2 of the 1940 Act. See "Business of the Company Following the Sale--Risk Factors--Regulation."

 No Payments to Holders of Common Shares

     The stockholders will not receive any payments as a result of the Sale.

 Accounting Treatment of the Sale

     For accounting purposes, the Sale will be presented as a sale of assets transaction that is expected to result in a loss to the Company of approximately $8.2 million, based on the Company's interim financial statements for the six months ended June 30, 1998, as reported on the Company's Quarterly Report on Form 10-Q, after consideration of the expected proceeds from the Sale less the estimated transaction costs. The estimated loss will be recorded in the Company's financial statements for the quarter ended September 30, 1998. The Company will operate its business consistent with its past practices through the closing date of the Sale and the resulting income or loss will be recorded in operations. The estimated loss on the Sale will be adjusted subsequently if the actual proceeds or transaction costs differ from the estimated amounts.

 Certain Federal Income Tax Consequences

     The Company will recognize a gain or loss on the sale of the Purchased Assets, generally on an asset-by-asset basis. The Company expects that gain, if any, recognized with respect to any Purchased Asset will be fully absorbed by losses recognized on the sale of other assets and by net operating loss carryforwards ("NOL carryforwards") available to the Company. Accordingly, no current tax is expected to be due as a result of the Sale. The Company further expects that NOL carryforwards will remain available for use by the Company following the Sale. In addition, the Company expects that substantial capital loss carryforwards ("CL carryforwards") will result from the sale of certain assets. In general, these NOL carryforwards and CL carryforwards will be available to offset future taxable income of the corporation, absent a change in control of the Company. To finance a Business Combination, the Company may have to raise equity from persons or entities not presently stockholders of the Company, which could result in a change in control. Thus, there is no assurance that the Company (or any Company successor) will receive future tax benefits from such utilization.

     The Sale will not be taxable to stockholders of the Company. STOCKHOLDERS ARE ADVISED TO CONSULT WITH THEIR TAX ADVISORS FOR A MORE DETAILED ANALYSIS OF ANY FEDERAL, STATE OR LOCAL TAX CONSEQUENCES. See "The Sale--Certain Federal Income Tax Consequences."

                                  THE MEETING

     Quorum; Shares Entitled to Vote. As of the Record Date, 6,163,520 Common Shares were issued and outstanding and entitled to vote at the Meeting. The holders of a majority of such Common Shares, present in person or represented by proxy, shall constitute a quorum at the Meeting. Abstentions and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee does not have discretionary voting power and the beneficial owner has not checked one of the boxes on the proxy card.

     Vote Required. Approval of a majority of the 6,163,520 Common Shares outstanding on the Record Date has been established as a requirement for the approval and adoption of the Sale Agreement in order to comply with the provisions of the Sale Agreement and applicable law. Abstentions and broker non-votes will be counted as votes against the approval and adoption of the Sale Agreement.

     Shares Committed. So long as the Sale Agreement has not been terminated, Warburg, Pincus, a significant stockholder of the Company, and Lawrence D. White, the President and Chief Executive Officer of the Company, have agreed to vote their respective Common Shares in favor of the approval and adoption of the Sale Agreement. Warburg, Pincus and Mr. White beneficially own in the aggregate approximately 53.5% of the issued and outstanding Common Shares. Accordingly, the affirmative vote of Warburg, Pincus and Mr. White will be sufficient to approve and adopt the Sale Agreement. No action on the part of any other stockholder will be required to approve and adopt the Sale Agreement.

     Voting of Proxies. Proxies in the accompanying form, which are properly completed, executed and duly returned to the Secretary of the Company and not revoked prior to exercise, will be voted in accordance with the instructions contained therein. If a proxy is executed and returned without instructions as to how it is to be voted, such proxy will be voted against the approval and adoption of the Sale Agreement. Each proxy granted pursuant to this solicitation is revocable and may be revoked at any time prior to its exercise, provided written notice of revocation is received by the Secretary of the Company prior to the Meeting. A stockholder who attends the Meeting in person may, if he or she wishes, vote by ballot at the Meeting, thereby canceling any proxy previously given by such stockholder.

     Solicitation of Proxies. Officers and employees of the Company may solicit proxies by personal interview, mail, telegraph or telephone. Brokers, bankers and other nominees will be reimbursed for out-of-pocket and other reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the Common Shares. The cost of preparing this Proxy Statement and all other costs in connection with solicitation of proxies for the Meeting are being borne by the Company.

     STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IN ORDER TO AVOID UNNECESSARY EXPENSE, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY, NO MATTER HOW LARGE OR HOW SMALL YOUR HOLDINGS MAY BE.

                                   THE SALE

Background of the Sale

 General

     Since the founding of the Company in 1990, the OTC drug industry has experienced a series of significant changes, including:

   o the acceleration of a strategy of introducing numerous, non-innovative, low-cost line extensions by major brand-name product companies;

   o the continuation of the switch of numerous products from prescription to non-prescription status, such as the H2 Antagonists (e.g., Pepcid, Tagamet, Zantac);

   o the proliferation of private-label store brand products into virtually every category in the major drug chains and drug wholesalers; and

   o the rapid consolidation of drug store chains driven primarily by the profit pressures of managed care and the desire to build market share.

Management and the Board of Directors believe that changes in the OTC drug and toiletry market will continue to favor large consumer package goods brands to the detriment of smaller, lesser known products. As a consequence of the changes in this market, the shelf space devoted to small brand name, non-unique products, including those marketed by the Company, has been reduced. Since large drug store chains ordinarily employ one plan for shelf space allocation of the items being stocked throughout their entire chain ("Shelf Allocation Plan") and large consumer package goods brands are distributed nationwide, while the smaller brands tend to be distributed regionally, consolidation among drug store chains has generally resulted in the large consumer package goods brands being included in the Shelf Allocation Plan for the combined company to the detriment of the small regional brands, such as those marketed by the Company. Further, when a product is switched from prescription to nonprescription status, the large consumer package goods companies have sufficient resources to switch their products' status while the small companies usually do not, resulting again in a decrease in shelf space and, accordingly, sales.

     To address the changing industry, the Company revised its strategy in an attempt to remain competitive. The elements of this strategy included: enhancing the Company's balance sheet position by focusing on debt repayment, resulting in approximately $10.5 million of debt being repaid since 1993; implementing strategic ventures with three pharmaceutical companies to obtain new products that would not require acquisition funds; maintaining a solid infrastructure capable of achieving new product retail distribution; identifying a limited number of brands that would receive primary marketing support and could serve as the lead growth products of the Company; and focusing on the nutraceutical industry for potential acquisitions.

     Since 1995, the Company contacted over 100 companies in an effort to expand its business through acquisitions and strategic ventures. To insure that this process received the fullest management focus, the Board of Directors instructed Mr. White to devote the majority of his time and efforts to this endeavor. As a result of these efforts, the Company developed three new brands (Derifil, Humibid and Capsaicin) through strategic ventures. Sales of these three brands represented over 11% of the Company's total sales in 1997. During 1997, the Company focused its development and marketing efforts on Benzedrex, Derifil and Humibid Guaifenesin Plus. This systematic approach of developing and executing targeted programs for specific brands was designed to identify a product that would provide sufficient sales response to become the lead product for the Company. To date, this has not been achieved, and the Company does not believe it can be achieved in the future with its current line-up of products. In 1998 the Company continued to spend marketing funds in an attempt to develop Albolene, Benzedrex, Derifil and Humibid into significant brands. Albolene, Benzedrex and Humibid received over $600,000 in advertising support from the Company, and Derifil was promoted to nursing homes via an internal telemarketing operation. As part of its efforts to expand its business, the Company contacted four nutraceutical companies during the first six months of 1998 to discuss possible acquisitions. Additionally, the Company completed an extensive evaluation of the nutraceutical direct-to-consumer, multilevel marketing industry to determine if there was an opportunity for the Company to initiate this type of direct-to-consumer business. In addition, while the Company has devoted significant time and resources in pursuing acquisitions to help expand the business, this effort during the past three years has been largely unsuccessful.

     As a result, the Company's sales have remained constant for the third consecutive year. The Company had sales of approximately $14.4 million in 1997, of which $1.7 million were from the new products marketed through its three joint ventures with pharmaceutical companies. For the first six months of 1998, the Company's sales were virtually unchanged as compared to the same period in 1997 and, as of June 30, 1998, the Company had a working capital position of $8.6 million. Additionally, at December 31, 1997, the Company had NOL carryforwards for federal tax purposes of approximately $5.7 million.

     It was the assessment of management and the Board of Directors of the Company that the continued focus on the retail OTC drug and toiletry marketplace would not be the best way to increase stockholder value. Management and the Board of Directors believe that the conditions that currently exist for the OTC drug and toiletry marketplace and the future direction of this market will continue to favor larger consumer package goods brands to the detriment of smaller, lesser known products. Though the Company has maintained a flat sales level and significantly improved the balance sheet, management and the Board of Directors do not believe that the Company's current lineup of products or potential for acquisitions in the retail OTC drug and toiletry industry will provide significant revenue growth in the future.

 Chronology of Events

     On May 11, 1998, Mr. White was informed by James E. Thomas, a Director of the Company and a managing director of E.M. Warburg, Pincus & Co., LLC, an affiliate of Warburg, Pincus, that the Purchaser has expressed a serious interest in acquiring the Company at a price per share significantly above the recent trading price. Numark had no previous relationship with Warburg, Pincus or any of its affiliates. Mr. White spoke with Patrick M. Lonergan, President of Numark, to confirm the interest and the Company and Purchaser entered into a confidentiality agreement on May 12, 1998. In advance of their meeting, the Company provided the Purchaser with certain historical, financial and other information. On June 5, 1998, Mr. White met with Mr. Lonergan and Benjamin M. Deavenport, another principal of Numark, to discuss the Purchaser's interest and to review the previously supplied information. Mr. White provided Messrs. Lonergan and Deavenport with more detailed financial information concerning the Company at that time.

     On June 26, 1998, at the direction of the Company's Board of Directors, Mr. White sent a letter to four prospective purchasers soliciting their interest in acquiring the Company and indicating how they could proceed to make an offer to purchase the business of the Company. Each of these prospective purchasers was selected by the Company because it had previously expressed an interest to directors or officers of the Company in acquiring the business of the Company. In response to requests for additional information from three of the prospective purchasers, the Company delivered to each of them certain financial and other information concerning the Company. William Everett, a Vice President of the Purchaser, and O. David Fischer, a principal of the Purchaser's independent accounting firm, met with Mr. White on July 13 at the Company's offices to discuss certain financial information and to conduct due diligence. During that meeting, Messrs. Everett and Fischer requested and received additional product, financial, and other due diligence information. Mr. White was furnished with a draft letter of intent by Numark, at which time he informed Mr. Lonergan that the Board would discuss the Purchaser's interest at its July 16 meeting.

     By the July 15 deadline imposed by the Company, three indications of interest had been received ranging in price from $2.00 to $2.05 per Common Share, each of which was subject to the completion of due diligence. The first bid was a $2.00 per share cash tender offer for 100% of the Company's outstanding Common Shares (representing an aggregate purchase price of approximately $12.3 million) and was subject to a financing contingency. A second bid was a $2.05 per share offer for 100% of the Company's outstanding Common Shares (representing an aggregate purchase price of approximately $12.6 million) and was supported by a term sheet for collateralized bank financing with personal guarantees. The second bid was also subject to obtaining financing and completion of an independent audit of the Company's interim financial statements by an accounting firm selected by the second bidder (the "Other Bidder"). A third bid (the Purchaser's) was a $2.00 per share offer for 100% of the Company's outstanding Common Shares (representing an aggregate purchase price of approximately $12.3 million) with bank financing collateralized by both the Company's and the Purchaser's assets as well as personal guarantees of the Purchaser's principals. After considering the relative strength of the bids (including the price and contingencies) and the ability to complete the transaction in a timely manner, a decision was made by the Board of Directors to pursue offers proposed by the Purchaser and the Other Bidder.

     At the same time the preferred bidders were being selected, and after considering the advice of its counsel and certain directors, the Company decided to pursue a transaction involving a sale and assignment of substantially all of the Company's assets and liabilities, rather than a tender offer or merger. The Company determined that an asset sale transaction would enable the Company to obtain fair value for the business of the Company while, at the same time, potentially obtaining future additional value from its NOL carryforwards and CL carryforwards for the benefit of the Company's stockholders. Since neither the Purchaser nor Applied had expressed an interest in maintaining the public corporate entity or utilizing the NOL carryforwards and CL carryforwards, the Company had flexibility in determining the structure of the sale of the business without impacting the price that either party would pay. The Board determined that a public company with approximately $13.0 million of cash and cash equivalents, and substantial NOL carryforwards (which may possess positive value even in the event of a charge in control) could be valuable in the marketplace. Further, by positioning the Company to seek potential Business Combinations after the Sale in an effort to capture this potential value, the Company could realize a potential benefit for the stockholders over and above the Purchase Price.

     As a result, Mr. White sent to each of the Purchaser and the Other Bidder a letter requesting a final and binding offer from each of them and stating that the preferred form of transaction would be a sale and assignment of substantially all of the Company's assets and liabilities. Mr. White's letter also stated that the Company would retain $2.0 million in cash in order to satisfy certain retained liabilities, including the office lease, transaction costs and obligations to and in respect of the employees. On July 28, Mr. Lonergan telephoned Mr. White and stated that the Purchasers would be willing to pay $12.3 million for the acquisition of the Company's assets and assumption of the Company's liabilities. Mr. White and Mr. Thomas discussed the offer and decided to ask the Purchaser to increase the purchase price and agree to complete due diligence promptly. Mr. Lonergan telephoned Mr. White on July 29 and offered approximately $12.9 million for the Company's assets and liabilities (subject to reduction if the net tangible assets at closing were less than they were at May 31, 1998) and requested that the Company negotiate exclusively with the Purchaser pending a final agreement.

     At a telephonic Board meeting on July 30, noting that Numark was further along than the Other Bidder in completing its due diligence and securing its financing, that the Other Bidder's offer contained significant conditions that were not part of Numark's offer (including obtaining financing and satisfactory completion of an interim audit of financial statements), and that Numark was unlikely to proceed without an exclusivity period, the Board decided to pursue a transaction with Numark. In that regard, the Board authorized Mr. White to negotiate a letter of intent (with a limited exclusivity period) concerning the sale of the Subsidiary's assets and liabilities to the Purchaser. The Board instructed Mr. White to set August 12 as the date for completion of Numark's due diligence and August 18 as the date for execution of the definitive agreement. In addition, the Board approved the exclusive negotiation with the Purchaser on the further condition that the Purchaser secure its financing by August 12. The Board further authorized Mr. White to engage Howard, Lawson & Co. ("HL&Co.") to serve as financial advisor to the Company.

     During the first few days of August, counsel for the Purchaser and the Company exchanged drafts of a letter of intent. On August 3, 1998, the Company and the Purchaser executed a letter of intent (the "Letter of Intent") setting forth the terms of the proposed transaction which included a transfer of substantially all of the assets and liabilities of the Company, a $12.93 million purchase price, subject to an adjustment, up or down, of up to $500,000 based upon the level of the net tangible assets at the closing, and the retention by the Company of the Retained Cash to pay transaction costs and certain retained liabilities. The Letter provided, among other things, that (a) the Purchaser would complete its due diligence and secure its financing by August 12, (b) the parties would enter into a final agreement by August 18, and
(c) provided that the condition set forth in (a) was satisfied or waived, the Company would not negotiate a sale of the Company with any entity other than the Purchaser until August 18.

     On August 5, 1998, counsel for the Company delivered a draft asset purchase agreement to counsel for the Purchaser. On August 6, 1998, the Company received a letter from the Other Bidder increasing its bid to $2.21 per Common Share (representing an aggregate purchase price of $13.6 million). This letter indicated that the bid remained subject to the same conditions, including obtaining financing and completing the audit of interim financial statements. In light of the Company's contractual exclusivity arrangement with Numark, the Company responded to the Other Bidder that it was not in a position to proceed with them at that time but would contact them if that were to change. The Company and Purchaser engaged in various due diligence meetings between August 3 and August 12. On August 10, counsel for the Purchaser delivered written comments to the draft asset purchase agreement. During this period, counsel for the two parties also exchanged drafts of and comments on a proposed stockholders' agreement which would obligate Warburg, Pincus and Mr. White to vote in favor of approval and adoption of the definitive agreement. On August 12, Mr. White and Mr. Deavenport met to conduct a final due diligence meeting. At the conclusion of the meeting, Mr. Deavenport informed Mr. White that the Purchaser had concluded its due diligence, but had not yet received its financing commitment. Later that evening, Mr. White received a telephone message from Mr. Deavenport indicating that the Purchaser had received an oral financing commitment pending the execution of certain documents by representatives of the Purchaser. Mr. White telephoned Mr. Deavenport on the morning of August 13 and informed him that the Company would extend the deadline set forth in the Letter for obtaining the firm financing commitment until the close of business on August
14. On August 14, Mr. Deavenport provided Mr. White with a letter confirming that the Purchaser had received a commitment letter for the necessary financing from a commercial bank (the "Commitment Letter").

     At a telephonic meeting of the Board of Directors on August 18, 1998, HL&Co. made a presentation that included a discussion of its valuation methodologies and analyses used in analyzing the Sale. At that meeting, HL&Co. advised the Company's Board of Directors that, absent any material changes, it was prepared to render its opinion that the Sale was fair to the Company and its stockholders from a financial point of view. The Company's Board of Directors questioned HL&Co. as to the various valuation methodologies employed by it in rendering its conclusion. At the same meeting, counsel to the Company advised the members of the Board of Directors as to their obligations under Delaware law and answered questions regarding the proposed terms and conditions of the Sale. At this meeting, Mr. White was instructed to complete the negotiation of the Sale Agreement and the collateral documents and report back to the Board of Directors at a meeting on the morning of August 21. After the meeting, the Company, through its counsel, informed Numark that the Company would extend the exclusivity period and the deadline set forth in the Letter for signing a definitive agreement until the close of business on August 21.

     Between August 18 and August 21, management of the Company and the Purchaser continued to negotiate the terms of the Sale and the Sale Agreement. The Company also requested that the Commitment Letter be modified to extend the outside closing date of the transaction from October 15 to November 30, 1998. Thereafter, on August 21, the Company's Board of Directors, having received a copy of the most recent draft of the Sale Agreement, met by telephone with counsel and HL&Co. to consider and vote on the Sale and the Sale Agreement. At that meeting, HL&Co. delivered to the Board of Directors its oral opinion, which opinion was subsequently confirmed in a written opinion dated as of such date, to the effect that, based upon the assumptions made, matters considered and the limitations on the review undertaken in connection therewith, the Sale was fair to the Company and its stockholders from a financial point of view.

     After discussion and with the recommendation of the Company's senior management, the Board of Directors determined that the Sale was fair to and in the best interests of the stockholders, approved the Sale and authorized the execution of the Sale Agreement, as conclusively negotiated by management.

     On the afternoon of August 21, 1998, the Company and the Purchaser reached agreement on all outstanding issues and entered into the Sale Agreement. Concurrently therewith, the Purchaser delivered to the Company a copy of the signed Commitment Letter, modified as requested, and entered into the Stockholders' Agreement with Warburg, Pincus and Mr. White. Immediately thereafter, the Company issued a press release announcing the execution of the Sale Agreement. Warburg, Pincus will not receive any compensation in connection with the Sale.

Reasons for the Sale; Recommendation of the Board of Directors

     The Board of Directors has determined that the terms of the Sale are fair to, and in the best interests of, the stockholders of the Company, and has unanimously approved the Sale Agreement. Accordingly, the Board of

Directors unanimously recommends that the stockholders vote to approve and adopt the Sale Agreement. In reaching its conclusion, the Board of Directors considered a number of factors, including: (i) the amount and nature of the consideration to be received by the Company; (ii) the opinion of HL&Co. to the effect that the Sale is fair to the Company and its stockholders from a financial point of view; (iii) the proposed business plan and opportunities for the Company after the Sale; (iv) the financial results of the Company since 1993 and the prospects for the Company's historical business; (v) the current and historical stock prices of the Common Shares; (vi) the absence of any better offer; and (vii) the risks associated with the OTC drug and toiletry product markets generally.

     Among the specific factors considered in evaluating the Purchaser's offer, the Board of Directors of the Company noted:

   o The Company's sales have remained flat for the last three years and are just 51% of the sales level achieved in 1992. The Board of Directors determined that the Company should seek an opportunity to conduct future operations, in a related or new industry, so as to provide the potential for a greater return for stockholders.

   o The Purchaser will pay cash for the assets, so there is no risk involved to the Company or the stockholders with the form of consideration.

   o Management's and the Board of Director's belief that the present value of the assets of the Company is currently higher than it will be in the future due to the following factors: (a) indications of interest from the Purchaser and other companies interested in acquiring the assets of the Company; (b) the Company's inability to effectively compete with major brand-name product companies; (c) increased destocking pressure from major customers; (d) difficulty in identifying and supporting future acquisitions of companies in the OTC drug and toiletry product market at a reasonable economic cost; and (e) difficulty in maintaining the current revenue and income levels.

   o The Board of Directors, based on the Company's efforts in seeking potential acquirors and its knowledge of the marketplace, determined that a sale could not be structured with another purchaser that would offer greater value to the stockholders.

   o The Board of Directors determined that the terms and conditions of the Sale Agreement, including the right of the Board of Directors to terminate the Sale Agreement under certain circumstances in the exercise of its fiduciary duties, were favorable to the Company and its stockholders. This determination was supported by the opinion of HL&Co. to the effect that the Sale is fair to the Company and its stockholders from a financial point of view.

     The Board also placed value on the possibility that the Company may be able to generate returns for its stockholders in the future through the implementation of a post-Sale acquisition strategy. Upon completion of the Sale, the Company will be a public company with approximately $13.0 million in cash and cash equivalents, no material liabilities, and, assuming an estimated taxable loss for the year ended December 31, 1998 of $1.6 million, a NOL carryforward for federal income tax purposes of approximately $7.3 million and an estimated CL carryforward of approximately $24.5 million, the ability to use equity issuances to finance potential acquisitions, a knowledgeable and supportive Board of Directors, and a significant stockholder (Warburg, Pincus) experienced in making venture capital and related investments, engaged in seeking Business Combination transactions for the Company. Mr. White has over 25 years of business management experience and, over the last eight years, has been instrumental in the negotiation and completion of the Company's significant acquisitions, financings and ventures, including the purchase of the Company's business from SmithKline Beecham Corporation. Mr. White, at the direction of the Board of Directors and with the assistance of Warburg, Pincus, will have the primary responsibility of seeking potential Business Combinations outside of the OTC and toiletry business. The business objective of Post-Sale M&J will be to effect a Business Combination with a New Operating Business which Post-Sale M&J believes has potential to increase stockholder value. In seeking candidates for a potential Business Combination, the Company will target successful companies with (a) a strong management team, (b) a demonstrated track record of sales and profit growth, (c) the potential for continued strong growth, and (d) a business plan designed to achieve a position of significance in its market. Any such Business Combination would depend on the availability of attractive candidates and the Company's ability to finance any such Business Combination. Post-Sale M&J intends to utilize its remaining cash, together with additional equity or debt, or a combination thereof, in effecting a Business Combination. The Company has not identified any acquisition candidates or the availability of financing arrangements and there can be no assurance that any Business Combination will be accomplished or, if accomplished, it will result in increased stockholder value. See "--Interests of Certain Persons in the Sale" and "Business of the Company Following the Sale."

     The foregoing discussion of the factors considered by Board of Directors is not intended to be complete, though it does include all material factors considered by the Board of Directors. In view of the variety of factors considered in connection with its evaluation of the Sale, the Board of Directors did not find it practicable to and did not attempt to rank or assign relative weights to the foregoing factors. In addition, individual members of the Company's Board of Directors may have given different weights to different factors.

     The Board of Directors recommends that the stockholders vote FOR adoption of the Sale Agreement.

Opinion of Financial Advisor

     The Company retained Howard, Lawson & Co. to render its opinion as to the fairness, from a financial point of view, of the Sale. HL&Co. provided the Board of Directors with an oral opinion on August 21, 1998, confirmed by a written opinion on the same date, the date of the Board of Directors meeting at which the execution of the Sale Agreement by the Company was authorized and approved. Such opinion states that the Sale is fair, from a financial point of view, to the Company and its stockholders. HL&Co. has advised the Company that the opinion remains in full force and effect as of the date of this Proxy Statement. The full text of the HL&Co. opinion, which sets forth certain assumptions made, matters considered and limitations on the review performed, is attached as Appendix B.

     In rendering its opinion, HL&Co. reviewed the following materials: (i) a draft of this proxy statement dated August 21, 1998; (ii) the Sale Agreement;
(iii) the Company's Annual Reports on Form 10-K for the years ended December 31, 1992 through December 31, 1997; (iv) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998; (v) certain operating and financial information provided by the Company related to the business and prospects of the Company, including forecasted operating results for the year ending December 31, 1998; (vi) collateral documents relating to the Sale; (vii) information on the historical trading prices and volume of the Common Shares; (viii) publicly available financial and market information regarding certain public companies which HL&Co. believes share valuation characteristics with the Company; and (ix) the financial terms, to the extent publicly available, of certain acquisitions deemed comparable and relevant. HL&Co. held discussions with the management of the Company concerning the Sale, the events leading to the Sale, the business and operations of the Company, and the historical and projected financial statements of the Company. HL&Co. also performed such other studies, analysis, inquiries and investigations as it deemed relevant for the purposes of its opinion. Specifically, HL&Co. considered and analyzed the financial data of the Company and performed a variety of financial and comparative analyses, as described below.

     HL&Co. is an investment banking firm with substantial experience in valuing operating businesses and corporate securities. HL&Co. was selected by the Company because of its experience in transactions similar to the Sale and because it is familiar with the Company, its business and its industry. HL&Co. has had no prior business relationship with the Company. As part of its investment banking business, HL&Co. is continually engaged in the valuation of operating businesses and corporate securities in connection with mergers and acquisitions, competitive biddings, private placements and valuations for corporate and other purposes. Pursuant to the terms of the engagement of HL&Co. for its opinion with respect to the fairness of the transaction, the Company agreed to pay HL&Co. an aggregate fee of $75,000 plus certain out-of-pocket expenses in cash.

 Analysis of the Sale Price

     The Company has agreed to sell substantially all of its assets for $12.93 million in cash (excluding $2.0 million in cash and certain other assets) and assign substantially all of its liabilities to the Purchaser. The purchase price will be subject to an adjustment, up or down, of up to $500,000 based on the net tangible assets of the Company as of the date on which the Sale is consummated (the "Closing Date") as compared to May 31, 1998. Excluded from the liabilities that the Purchaser will assume are all of its costs and expenses associated with the Sale, and certain other liabilities, including employee severance obligations.

     HL&Co. calculated a total expected price of $13.43 million (the "Sale Price") on the assumption that the purchase price adjustment will increase the price by the maximum of $500,000. HL&Co. also considered the Retained Cash, for a calculated transaction value of $15.43 million (the "Transaction Value"), and the implied value of the non-cash assets which the Purchaser will purchase. The Company will use the Retained Cash to pay all of its costs and expenses associated with the Sale and certain other liabilities, including employee severance obligations. Based on the June, 30, 1998 balance sheet of the Company, the Purchaser will be acquiring approximately $1.6 million in cash in the Sale. The Sale Price, net of this cash, is approximately $11.8 million (the "Enterprise Value of the Sale").

 Historical Trading Analysis

     HL&Co. reviewed the recent stock market performance of the Common Shares as quoted on the NASDAQ National Market System. The trading price for the Common Shares has ranged from $0.625 per share to $2.25 per share in the past three years, with trading primarily between $1.00 and $1.75. HL&Co. calculated the Market Capitalization (the market value of the equity) of the Common Shares for this period, which ranged from $3.8 million to $13.9 million, and observed that the Market Capitalization was consistently below the Transaction Value of $15.43 million. HL&Co. also calculated the ratio of the Transaction Value to the Market Capitalization on various dates in 1998 and observed that on these dates the ratio ranged from 1.25 to 1.82. On August 14, 1998, the last trading day considered by HL&Co., the ratio was 1.43.

     HL&Co. also calculated the Total Capitalization (the market capitalization plus debt, net of cash) of the Common Shares for this period, which ranged from $4.7 million to $11.3 million, and observed that the Total Capitalization was consistently below the Enterprise Value of the Sale of $11.8 million. HL&Co. also calculated the ratio of the Enterprise Value of the Sale to the Total Capitalization on various dates in 1998 and observed that on these dates that the ratio ranged from 1.35 to 2.10. On August 14, 1998, the last trading day considered by HL&Co., the ratio was 1.64.

     HL&Co. also prepared an analysis of the market for the Common Shares specifically as it relates to its efficiency. A number of factors considered, including the trading volume of the Common Shares, the responsiveness of the trading price to relevant public announcements, and analyst reporting indicate an inefficient market for the Common Shares.

 Review of Historical and Forecasted Financial Performance

     HL&Co. also reviewed the Company's financial performance from 1993 through the six months ended June 30, 1998 and the forecasted performance for 1998. HL&Co. observed that after declining 37% from 1993 to 1995, sales have remained flat in the range of $14.3 to $14.5 million for the past three fiscal years and that earnings (as measured by EBITDA, earnings before interest, taxes, depreciation and amortization) have declined 38% from $2.4 million in 1995 to $1.5 million in 1997. It reviewed the factors underlying the Company's financial performance. HL&Co. also calculated the financial results for the trailing 12 months ("TTM") ended June 30, 1998 of sales of $14.5 million and EBITDA of $0.9 million. For 1998, management has forecasted a decline in sales to $14.0 million and EBITDA of $1.5 million, comparable to 1997. HL&Co. also observed that the Sale Price represented 0.93 and 0.96 times TTM and forecasted 1998 sales, respectively, and 14.7 and 9.0 times TTM and forecasted 1998 EBITDA. It also observed that the Enterprise Value of the Sale represented 0.81 and 0.84 times TTM and forecasted 1998 sales, and 13.0 and 7.9 times TTM and forecasted 1998 EBITDA.

 Comparable Public Companies Analysis

     Using publicly available information, HL&Co. analyzed valuation multiples for certain public companies in the consumer health care industry: Chattem, Inc., Compare Generiks, Inc., Futurebiotics, Inc., HealthRite, Inc., Naturade, Inc., PDK Labs, Inc., and The Quigley Corporation. Given the recent net losses of the Company, HL&Co. focused on the multiples of total capitalization (market value of equity plus total debt, net of cash) to revenues and EBITDA. For the comparable public companies, the multiple of total capitalization to TTM revenues ranged from 0.3x to 3.2x (1.6x excluding Chattem), with a median of 0.9x. While the Sale Price multiple (0.93x) exceeds the median of the group, the Enterprise Value multiple (0.81x) is less than the median of the group.

     For the comparable public companies that had positive TTM EBITDA, the multiple of total capitalization to EBITDA ranged from 3.5x to 10.8x (8.2x excluding Chattem), with a median of 6.0x. The Sale Price and Enterprise Value of the Sale represent multiples of 14.7x and 13.0x, respectively, both of which are well above the median multiples of the comparable public companies.

 Comparable Acquisitions Analysis

     Using publicly available information, HL&Co. analyzed the purchase prices and implied transaction multiples of 31 acquisitions of comparable businesses since 1992 and chose six for further analysis based on their comparability and the availability of information to make useful comparisons. These transactions were: the acquisition of Cumberland-Swan Inc. by Perrigo Co., the acquisition of Neutrogena Corp. by Johnson & Johnson Inc.; the acquisition of St. Ives Laboratories by Alberto-Culver Co.; the acquisition of Sunsource International by Chattem, Inc.; the acquisition of the Ban Deodorant brand by Chattem, Inc.; and the acquisition of Aloette Cosmetics, Inc. by ACI Acquisition Partners. The multiples of transaction value to sales of the acquired company ranged from 0.3x to 3.3x, with a median of 1.1x. The Sale Price multiple (0.93x) and the Enterprise Value multiple (0.81x) are less than the median. Data on multiples of transaction value to EBITDA of the acquired company were available for four transactions and the multiples ranged from 5.2x. to 19.6x, with a median of 14.1x. While the Sale Price multiple (14.7x) exceeds the median of the group, the Enterprise Value multiple is less (13.0x). HL&Co. noted that several of the acquisitions, in particular those at the upper end of the valuation multiple ranges, represented leading brands with a strong market presence.

 Cash Flow Analysis

     HL&Co. performed an analysis of the historical and projected cash flows of the Company. Management of the Company has prepared a forecast of the financial statements for 1998. It does not, however, in the normal course of business prepare longer range projections and has not done so in connection with the Sale. Nonetheless, management discussed with HL&Co. its expectations for the longer run performance of the business. Management advised HL&Co. that it believes that the outlook for the next three to five years includes stable or declining revenues with flat or declining profit margins.

     HL&Co. prepared an analysis of the projected cash flows of the Company under the scenario of flat operating performance. Under such an analysis, normalized cash flows of $1.5 million could be expected from its operations. Using a range of rates of returns, HL&Co. capitalized the normalized cash flows to arrive at a range of indicated value. Such indicated values represent the present value of a future constant stream of annual cash flows. Using rates of return of 14% to 18%, the implied value ranges from $8.1 million to $10.4 million. This compares to the Enterprise Value of the Sale of $11.8 million.

     In rendering its opinion, HL&Co. relied on the completeness and accuracy of the information provided to it by the management of the Company including the information listed earlier. HL&Co. did not independently verify the financial, legal, tax, operating and other information provided to it by the Company or publicly available and relied on the completeness and accuracy of such information in all respects. HL&Co. did not make independent appraisals or evaluations of the assets of the Company, and relied upon the representations of management of the Company concerning information with respect to the Company and its financial statements. HL&Co. assumed that the information relating to the prospects of the Company furnished by management reflects the best then currently available estimates and judgments of the management of the Company. HL&Co. relied on the Company to advise it promptly if any information previously provided became inaccurate or was required to be updated. HL&Co. did not contact any prospective purchaser of the Company or any of its assets. HL&Co.'s analysis is necessarily based upon economic, market and other conditions and the information made available to it as of the date of its opinion. HL&Co.'s analysis does not incorporate or provide an opinion on the effects of future transactions.

Use of Proceeds

     The Company plans to use the cash proceeds from the Sale (including the Retained Cash) to pay certain retained liabilities and fund transaction expenses related to the Sale. The Company will use the remainder of the net proceeds for general corporate purposes, including to pay ongoing general and administrative costs, and to seek candidates to effect a Business Combination. Pending use of the remaining net proceeds, the Company may invest such funds in investment securities, as defined in the 1940 Act, and become subject to further regulation by the SEC under the 1940 Act. If Post-Sale M&J is deemed to be an investment company under the 1940 Act because of its investment securities holdings, Post-Sale M&J must register as an investment company under the 1940 Act. The Company does not intend to become an investment company and intends to rely on the transient investment company exemption under Rule 3a-2 of the 1940 Act. See "Business of the Company Following the Sale--Risk Factors--Regulation."

No Payment, Dividend or Distribution to Holders of Common Shares

     The stockholders will not receive any payments, whether as a dividend or distribution in liquidation, as a result of the Sale. Any determination to pay dividends in the future will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by the Board of Directors. The Board of Directors does not intend to declare dividends in the foreseeable future, but instead intends to retain earnings, if any, for use in the Company's business operations.

Absence of Dissenters' Rights of Appraisal

     The Delaware General Corporation Law governs stockholders' rights in connection with the Sale. Under the applicable provisions of Delaware law, the Company's stockholders will have no right in connection with the Sale to dissent and seek appraisal of their Common Shares.

Terms of the Sale Agreement and the Stockholder Agreement

     The following is a summary, is not complete and is qualified in its entirety by reference to the copy of the Sale Agreement included as Appendix A to this Proxy Statement, and the Stockholders' Agreement filed as an exhibit to the Schedule 14A of which this Proxy Statement forms a part. Capitalized terms used but not defined herein shall have the meaning set forth in the Sale Agreement.

 Sale Agreement

     Pursuant to the terms of the Sale Agreement, in consideration of the transfer to the Purchaser of substantially all of the assets of the Subsidiary, the Purchaser has agreed to pay to the Company $12.93 million in cash, subject to an increase or decrease of up to $500,000 depending on the level of net tangible assets as of the Closing Date as compared to such level at May 31, 1998 (the "Purchase Price Adjustment"), and to assume substantially all of the liabilities of the Company.

     Purchase Price. The Purchase Price is payable in the following manner: (i) $500,000 in cash deposited in an escrow account, to be reserved for any Purchase Price Adjustment; and (ii) $12.43 million by wire transfer of immediately available funds. Following the Closing Date (but not later than sixty (60) days after the Closing Date), the Company will deliver to the Purchaser an unaudited balance sheet of the Subsidiary as of the Closing Date (the "Closing Date Balance Sheet"). In the event that the Closing Date Net Assets are less than $8.846 million, the Purchase Price will be reduced, on a dollar for dollar basis, for the amount of such difference. In the event that the Closing Date Net Assets are more than $8.846 million, the Purchase Price will be increased, on a dollar for dollar basis, for the amount of such excess. In no event, however, shall any reduction or increase in the Purchase Price exceed $500,000. Any downward Purchase Price Adjustment will be satisfied with funds from the escrow account. In the event there is an upward Purchase Price Adjustment, the escrow account will be released to the Subsidiary, and the Purchaser must pay the Purchase Price Adjustment to the Subsidiary within three business days following the delivery of the Closing Date Balance Sheet or, in the event that the Purchaser delivers a notice of disagreement, within three business days following the resolution of the disagreement.

     Assets and Liabilities to be Transferred. The Purchased Assets to be transferred to the Purchaser include all properties, assets, contracts, and rights of the Subsidiary, both tangible and intangible, including intellectual property, accounts receivables, deposits and prepaid expenses, vendor lists, customer lists, customer files, customer records, licenses and permits susceptible of transfer under regulatory agency rules, insurance policies and contract rights relating to the marketing and distribution of its OTC and toiletries products, other than certain excluded assets (the "Excluded Assets").

     The liabilities to be assigned to, and assumed by, the Purchaser (the "Assumed Liabilities") include all liabilities and obligations of the Subsidiary set forth on or reserved against the June 30, 1998 balance sheet of the Subsidiary, all liabilities incurred since June 30, 1998 and until and including the Closing Date, and all other liabilities, including those that arise out of contract (including any agreement, license, permit or commitment), litigation (whether pending or threatened), tortious claims (including product liability, breach of warranty, negligence or misrepresentation), governmental authorizations and taxes, other than the Excluded Liabilities.

     Excluded Assets and Excluded Liabilities. The Excluded Assets include, among other assets, cash or cash equivalents on hand at the closing in the amount of $2.0 million (less amounts actually paid before the Closing Date in respect of certain of the Excluded Liabilities referred to below), the Company's office lease, the officers and directors liability insurance policies, the product liability insurance policies, automobile and certain office equipment leases, and all rights to the corporate names "Menley & James, Inc." and "Menley & James Laboratories, Inc."

     The Excluded Liabilities include: all severance and termination amounts payable to the Company's officers, directors and employees that become payable as a result of the Sale or a change of control of the Subsidiary (including amounts payable as a result of accrued vacation and certain other employee benefits); liabilities relating to the office, automobile and equipment leases; costs and expenses incurred by the Company or the Subsidiary in connection with the Sale (including accounting, legal, printing and investment banking fees); costs associated with the cancellation of any options, warrants, or convertible or exchangeable securities issued by the Company; liabilities to the stockholders of the Company in connection with the costs of investigating, defending against and settling claims and suits brought by its stockholders; and liabilities under any Pennsylvania bulk sales statutes.

     Limited Indemnification. From and after the Closing Date, the Purchaser on the one hand, and the Company and the Subsidiary (jointly and severally) on the other hand, agree to indemnify, defend and hold harmless each other and their respective stockholders, directors, officers and affiliates, from and against any and all claims, suits, investigations, proceedings, judgments, losses, damages (whether direct, consequential or special), diminution in value, costs and expenses which either party, respectively, may sustain, suffer or incur, resulting from, related to, or arising out of the failure of the Subsidiary or the Purchaser, as the case may be, to perform their obligations under terms of the Sale Agreement with respect to the Excluded Liabilities and Assumed Liabilities, respectively.

     Representations and Warranties. The Sale Agreement contains various representations and warranties of the Company and the Subsidiary on the one hand, and the Purchaser on the other hand. The respective representations and warranties of the parties will not survive beyond the Closing Date.

     The representations of the Company and the Subsidiary relate generally to: corporate organization, qualification and corporate power; authorization, performance, enforceability and related matters; conflict and requisite consents; the accuracy and adequacy of forms and reports filed with the U.S. Securities and Exchange Commission (the "SEC"); financial statements and other financial information provided to the Purchaser; the absence of certain changes in the Company's business since January 1, 1998; ownership, condition and title to assets and properties; intellectual property; litigation; labor matters; taxes; contracts; inventories; warranties and guarantees; personnel; employee benefit plans; conduct of business; compliance with applicable laws and environmental matters; licenses and permits; insurance; bulk sales; the absence of brokers; employee and labor relations; major customers and suppliers; accounts payable and receivable; and promotional programs.

     The representations of the Purchaser relate generally to: corporate organization, qualification and corporate power; authorization, performance, enforceability and related matters; conflict and requisite consents; the absence of brokers; and the accuracy and adequacy of information supplied to the Company for this Proxy Statement. In addition, the Purchaser makes representations and warranties that it has received and entered into the Commitment Letter and that it will have, on the Closing Date, the funds available to it sufficient to pay the Purchase Price (including any increases thereto).

     Additional Agreements. The Sale Agreement provides that the Company comply with certain covenants during the period between execution of the Sale Agreement on August 21, 1998 and the Closing Date (the "Pre-Closing Period") and following the closing. Among such covenants, during the Pre-Closing Period (and, in the case of the covenant in clause (vi) below, after the closing), the Company must: (i) generally cause the business of the Company to be conducted in the ordinary course consistent with past practice; (ii) afford the Purchaser access to its books and records; (iii) as promptly as practicable, prepare and file with the SEC the Proxy Statement and use all reasonable efforts to have the Proxy Statement cleared by the SEC and promptly mailed to stockholders; (iv) promptly take all action necessary in accordance with the DGCL and the Company's Certificate of Incorporation and By-Laws to convene the Meeting; and
(v) consult with the Purchaser before issuing any press release or otherwise making any public statements with respect to the Sale. The Sale Agreement also requires the Company not to solicit or encourage proposals from third parties to purchase the Company or engage in negotiations with third parties concerning the sale of all or a material portion of the Company, except to the extent required by fiduciary duties applicable to the Board.

     Pursuant to the Sale Agreement, the Purchaser has agreed to maintain all books and records and regulatory filings forming a part of the purchased assets for a period of at least six years from the Closing Date (including to cause any subsequent transferee of any of the purchased assets to be bound by such terms and provisions) and, during such time, to provide the Company and the Subsidiary with full and complete access to all such information for any lawful purpose, including to defend or prosecute any legal actions or government proceedings (including tax audits) brought by or against the Company or any Subsidiary.

     Conditions to the Sale. The respective obligations of the Company, the Subsidiary, and the Purchaser to effect the Sale will be subject to the satisfaction or waiver of the following conditions: (i) the approval of the Sale Agreement; (ii) no provision of any applicable law or regulation and no judgment, injunction or order will prohibit the consummation of the Sale or have a material adverse effect on the Company, the Subsidiary or the Purchaser; and (iii) the parties will have obtained all of the consents and approvals to the transfer of the certain contracts.

     The obligation of the Company and the Subsidiary to effect the Sale is also subject to the satisfaction or the waiver by the Company and the Subsidiary of the following additional conditions on the Closing Date: (i) the representations and warranties of the Purchaser set forth in the Sale Agreement and the Collateral Documents will be true and correct, except for such misstatements or omissions that, individually or in the aggregate, would not have a material adverse effect on the Purchaser; (ii) the Purchaser will have performed or complied in all material respects with all agreements, conditions and covenants required by the Sale Agreement to be performed or complied with by it on or before the closing; (iii) the Purchaser will have delivered to the Company and the Subsidiary a certificate signed on behalf of the Purchaser by its Chairman or President, attesting to the Purchaser's performance and compliance with the foregoing; (iv) the Purchaser's counsel will have delivered its opinion in form and substance reasonably satisfactory to the Company and the Subsidiary as to certain specified matters; and (v) the Company and the Subsidiary have received all documents, agreements and instruments required to be delivered by the Purchaser pursuant to the Sale Agreement and pursuant to each of the Collateral Documents, including, but not limited to, a bill of sale for the tangible portion of the Purchased Assets, an assignment and assumption agreement, an omnibus intellectual property assignment, a patent assignment and the Escrow Agreement.

     The obligation of the Purchaser to effect the Sale is also subject to the satisfaction or the waiver by the Purchaser of the following additional conditions on the Closing Date: (i) the representations and warranties of the Company and Subsidiary set forth in the Sale Agreement and the Collateral Documents will be true and correct, except for such misstatements or omissions that, individually or in the aggregate, would not have a material adverse effect on the Subsidiary; (ii) the Company and Subsidiary will have performed or complied in all material respects with all agreements, conditions and covenants required by the Sale Agreement to be performed or complied with by it on or before the closing; (iii) the Company and Subsidiary will have delivered to the Purchaser a certificate signed on behalf of the Company and the Subsidiary by their respective Chairman or President, attesting to the Company's and the Subsidiary's performance and compliance with the foregoing;
(iv) the Company's counsel will have delivered its opinion in form and substance reasonably satisfactory to the Purchaser as to certain specified matters; (v) the Purchaser will have been provided with the originally-executed documents, agreements and instruments required to be delivered by the Company and the Subsidiary pursuant to the Sale Agreement and pursuant to each of the Collateral Documents, including, but not limited to, a bill of sale for the tangible portion of the Purchased Assets, an assignment and assumption agreement, an omnibus intellectual property assignment, a patent assignment, the Escrow Agreement and an affidavit of the Subsidiary stating that the Subsidiary is not a foreign person; and (vi) the Purchaser will have received a wire transfer of the cash and cash equivalents of the Subsidiary on hand as of the Closing Date, less the Excluded Cash.

     Employee Matters. The Purchaser is under no obligation to offer employment to any employee of the Company. The Company will remain responsible for any employer or employment related obligations including, without limitation, accrued vacation time, sick pay, employee perquisites and any obligations pursuant to the Company's employee benefit plans or government-mandated employee or employment-related payments, if any. Due to the discontinuation of the Company's operations in connection with the Sale, employee terminations will be necessary.

     Termination. The Sale Agreement may be terminated (i) by mutual written consent of the Company and the Purchaser, (ii) by either party if the Sale is not consummated by December 31, 1998, (iii) by either party if there exists any law or regulation that makes consummation of the Sale illegal or otherwise prohibited or if consummation of the Sale would violate any nonappealable final order, decree or judgment of any court or governmental authority; (iv) by the Purchaser if the Board of Directors withdraws, modifies or changes its recommendation to its stockholders of the approval and adoption of the Sale Agreement, recommends to the stockholders any other proposal with respect to a merger, consolidation, share exchange or similar transaction, (v) by the Company if prior to the closing of the Sale, the Company shall have received an offer that the Board of Directors determines, upon the advice of counsel, that it is necessary for it to accept such offer in the exercise of its fiduciary duties because it is more favorable to the stockholders than the Sale, (vi) by either party if the other party has breached its representations or warranties contained in the Sale Agreement, or has failed to perform any of its covenants and agreements contained in the Sale Agreement, in each case, in any material respect, and such breach or failure continues for a period of 10 days after the receipt of notice of the breach from the non-breaching party, or (vii) by the Company if the closing shall not have occurred by November 30, 1998 and, prior to such date, either (a) the Financing Commitment shall not have been extended to December 31, 1998, or (b) a substitute financing commitment satisfactory to the Company shall not have been obtained by the Purchaser.

     Expenses. The Sale Agreement provides that each party will pay all of the fees and expenses incurred by it in connection with the Sale, whether or not the closing occurs. Notwithstanding the foregoing, in the event the Sale Agreement is terminated (i) by the Purchaser because the Company's Board of Directors has withdrawn, modified or changed its recommendation to its stockholders of the approval and adoption of the Sale Agreement or recommends to the stockholders any other proposal with respect to a merger, consolidation, share exchange or similar transaction, or (ii) by the Company because the Company shall have received an offer that the Board of Directors determines, upon the advice of counsel, that it is necessary for it to accept such offer in the exercise of its fiduciary duties because it is more favorable to the stockholders than the Sale, then the Company is obligated to pay the Purchaser $150,000 plus reasonable out-of-pocket expenses incurred in connection with the Sale.

 Stockholders' Agreement

     As a condition to the Sale, Warburg, Pincus and Mr. White (each a "Stockholder" and collectively the "Stockholders") entered into a stockholders' agreement on August 21, 1998 with the Purchaser (the "Stockholders' Agreement") concerning the 3,020,478 Common Shares beneficially owned by Warburg, Pincus and 295,121 Common Shares beneficially owned by Mr. White.

     Agreement to Vote. The Stockholders' Agreement provides that each Stockholder will vote his or its Common Shares in favor of the approval and adoption of the Sale Agreement. Specifically, the Stockholders have agreed that at any meeting of the Stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, each Stockholder will:
(i) vote his or its Common Shares in favor of the approval and adoption of the Sale Agreement; (ii) vote his or its Common Shares against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Sale Agreement; (iii) vote his or its Common Shares against any proposal relating to, (a) any extraordinary corporate transaction (other than the Sale), such as a merger, business combination, recapitalization, reorganization or liquidation involving the Company or the Subsidiary, (b) a sale or transfer of a material amount of assets of the Company or the Subsidiary, (c) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by the Purchaser.

     Representations and Warranties. The Stockholders each represented and warranted, severally and not jointly, that: the Common Shares specified in the Stockholders' Agreement are all of the Common Shares beneficially owned by him or it, and that the Common Shares specified will be all the Common Shares beneficially owned by the Stockholders on the Meeting Date; the Stockholder currently had and will have as of the Meeting Date, good, valid and marketable title, free and clear of all liens, encumbrances, stockholders agreements, stockholders trusts or proxies, and claims of every kind in regards to the Common Shares; the Stockholder had full legal right, power and authority to enter into and perform all of the obligations under the Stockholders' Agreement; the Stockholders' Agreement were duly executed and delivered and constituted legal, valid and binding agreements of the Stockholder; that the Stockholders' Agreement did not (a) require any consent or approval of or filing with any governmental or other regulatory body (other than filings required under the federal securities laws), or (b) constitute a violation of, conflict with or constitute a default under, any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which the Stockholder was a party; and no one was entitled to any commission or finder's fee from the Stockholders' Agreements.

     The Purchaser represented and warranted to the respective Stockholders that: it had full legal right, power and authority to enter into and perform all of the obligations under the Stockholders' Agreement; the Stockholders' Agreement was duly executed and delivered, and constituted a legal, valid and binding agreement of the Purchaser; that the Stockholders' Agreement did not
(a) require any consent or approval of or filing with any governmental or other regulatory body, or (b) constitute a violation of, conflict with or constitute a default under, any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which the Purchaser was a party; and that no one was entitled to any commission or finder's fee from the Stockholders' Agreement.

     All representations, warranties, covenants and agreements made by the Stockholders or the Purchaser in the Stockholders' Agreement survive regardless of any investigation at any time made by or on behalf of any party.

     Termination. The Stockholders' Agreement will terminate on the earlier of
(i) the Closing Date, and (ii) the termination of the Sale Agreement.

     Expenses. Each party will pay all of its expenses in connection with the transactions contemplated therein, including, without limitation, the fees and expenses of counsel and other advisers.

     Certain Covenants of the Stockholders. Each of the Stockholders agrees that, prior to the termination of the Stockholders' Agreement, he or it will not: (i) directly or indirectly, sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of his or its Common Shares; (ii) grant any proxies, deposit any Common Shares into a stockholders trust or enter into a stockholders agreement with respect to any Common Shares; (iii) take any action to encourage, initiate or solicit any inquiries or the making of any proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to any any other proposal with respect to a merger, consolidation, share exchange or similar transaction or otherwise assist or facilitate any effort or attempt by any person or entity (other than the Purchaser, or its officers, directors, representatives, agents, affiliates or associates) to make or implement an proposal; or (iv) enter into any agreement which would interfere with its obligations under the Stockholders' Agreement or the Sale. Each of the Stockholders further agrees to notify the Purchaser promptly of the number of any Common Shares acquired by the Stockholder after the date of the Stockholders' Agreement.

Accounting Treatment of the Sale

     For accounting purposes, the Sale will be presented as a sale of assets transaction that is expected to result in a loss to the Company of approximately $8.2 million, based on the Company's interim financial statements for the six months ended June 30, 1998, as reported on the Company's Quarterly Report on Form 10-Q, after consideration of the expected proceeds from the Sale less the estimated transaction costs. The estimated loss will be recorded in the Company's financial statements for the quarter ended September 30, 1998. The Company will operate its business consistent with its past practices through the Closing Date and the resulting income or loss will be recorded in operations. The estimated loss on the Sale will be adjusted subsequently if the actual proceeds or transaction costs differ from the estimated amounts.

Certain Federal Income Tax Consequences

     THE FOLLOWING IS A GENERAL SUMMARY OF THE PRINCIPAL FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION. IT DOES NOT ADDRESS ANY STATE OR LOCAL TAX CONSEQUENCES. STOCKHOLDERS ARE ADVISED TO CONSULT WITH THEIR TAX ADVISORS FOR A MORE DETAILED ANALYSIS OF ANY FEDERAL, STATE OR LOCAL TAX CONSEQUENCES.

     The Company will recognize gain or loss on the sale of the Purchased Assets, generally on an asset-by-asset basis. The Company expects that gain, if any, recognized with respect to any Purchased Asset will be fully absorbed by losses recognized on the sale of other Assets and by NOL carryforwards available to the Company. Accordingly, no current tax is expected to be due as a result of the Sale.

     The Company further expects that NOL carryforwards will remain available for use by the Company following the Sale. In addition, the Company expects that substantial CL carryforwards will result from the sale of certain assets. In general, these NOL carryforwards and CL carryforwards will be available to offset future taxable income of the corporation. However, CL carryforwards can be used to offset only future capital gains. In addition, there are a number of potential restrictions under various provisions of the Internal Revenue Code of 1986, as amended, including the time periods during which NOL carryforwards and CL carryforwards may be used, that may apply to limit the Company's (or any Company successor's) future utilization of the NOL carryforwards and CL carryforwards, absent a change in control of the Company. To finance a Business Combination, the Company may have to raise equity from persons or entities not presently stockholders of the Company, which could result in a change in control. There is no assurance that the Company (or any Company successor) will receive future tax benefits from such utilization.

     The Sale will not be taxable to stockholders of the Company.

     THE COMPANY WILL NOT SEEK AN OPINION OF COUNSEL WITH RESPECT TO THE ANTICIPATED TAX TREATMENT. THE FOREGOING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY STOCKHOLDER.

Interests of Certain Persons in the Sale

     All of the Company's officers and members of the Board of Directors own Common Shares and/or options to purchase Common Shares and, to that extent, their interest in the Sale is the same as the Stockholders. However, in considering the Sale, stockholders should be aware that certain directors and officers the Company have interests in the Sale as described below.

     Severance and Employment Arrangements. Effective upon completion of the Sale, the terms of the Company's severence agreement with Greg L. Kearl, the Company's Executive Vice President and Chief Operating Officer, has been amended such that he will receive a termination payment of $276,000 within five business days after the Closing Date. Mr. Kearl has made arrangements to serve as a consultant for the Purchaser after the Sale and will be paid $10,000 per month for three months. Thereafter, Mr. Kearl will be compensated at a rate of $1,000 per day for services provided to the Purchaser.

     Following the sale, the Company will retain the services of William W. Yeager, the Company's Chief Financial Officer, pursuant to the terms of a consulting agreement. Under that agreement, Mr. Yeager will provide to the Company services substantially similar to his current role. The consulting agreement will have an initial term of five months, renewable thereafter on a month-to-month basis, and will provide for compensation to Mr. Yeager at a rate of $8,000 per month.

     Mr. White is also a party to a severance agreement with the Company, with terms similar to those of Mr. Kearl's agreement. However, Mr. White's employment with the Company will not be terminated in connection with the Sale and he will not, therefore, receive any payments under his severance agreement at this time. Following the Sale, Mr. White will continue to serve as the Company's President and Chief Executive Officer in accordance with the terms of his existing employment arrangement with the Company.

     The Company maintains a severance plan for its employees providing for a termination payment based on a formula of the number of years of service. Certain of the Company's employees have received additional severance benefits pursuant to agreements with the Company. Mr. Yeager and Dennis Kinsey, Director of Manufacturing and Distribution, will each receive an aggregate of 6 months salary upon the closing of the Sale. Other officers and employees of the Company may be entitled to severance payments based on existing agreements, severance plans and policies of the Company upon completion of the Sale or in the event such individuals should be terminated after the Sale.

     Options. Pursuant to the Company's Amended and Restated 1991 Stock Option Plan, options to purchase Common Shares, held by employees terminated by the Company in connection with the Sale, will remain exercisable for a period of one year to the extent they were exercisable at the time of the closing of the Sale. In addition, options to purchase 7,500 Common Shares held by each of James T. McMillan and Bruce W. Simpson, directors of the Company, will vest immediately upon the closing of the Sale. The Sale will have no other effect on the outstanding options to purchase Common Shares held by the directors or employees of the Company. As a result, options to purchase an aggregate of 307,360 Common Shares will be outstanding immediately following the Sale, all of which options will be immediately exercisable.

 Other Interests

     Neither Warburg, Pincus nor any of its affiliates has or will receive any compensation in connection with the Sale. However, Warburg, Pincus may assist the Company in identifying possible Business Combination transactions after the Sale. Because a Business Combination transaction may include a transaction with a Warburg, Pincus affiliate, Warburg, Pincus may realize a benefit from a Business Combination not shared by all of the stockholders by virtue of its relationship with, or ownership interest in, such entity. In the event that a Business Combination transaction with an affiliate of Warburg, Pincus is proposed, the Board of Directors will take necessary measures to ensure that such transaction is considered first by an independent committee of the Company's Board of Directors which will make a recommendation to the full Board of Directors, or that representatives or affiliates of Warburg, Pincus who serves as members of the Company's Board of Directors will not participate in the consideration of any such proposed transaction. Further, Warburg, Pincus and its affiliates will not be compensated for their efforts and assistance in identifying possible Business Combination transactions. See "Business of the Company Following the Sale--Business Plan" and "--Risk Factors."

Certain Information Concerning the Purchaser

     Numark was formed in 1987 to pursue a strategy of acquiring and marketing healthcare products to food, drug and mass merchandiser customers. Its strategy has been to acquire established, but under-selling, brands and revitalizing sales by product improvement, repackaging, advertising and increased distribution. Many of Numark's brands focus on specific market segments and are categorized as niche products. Numark's current product line consists of 17 OTC products and four prescription products. The principal executive offices of Numark are located at 75 Mayfield Avenue, Edison, New Jersey 08818, and its telephone number is (800) 338-8079.

     All information contained in this Proxy Statement relating to the Purchaser has been supplied by it to the Company.

                  BUSINESS OF THE COMPANY FOLLOWING THE SALE

     As a result of the Sale, substantially all of the Company's assets will be sold, and substantially all of its liabilities will be assigned to and assumed by the Purchaser, and the Company will retain cash, net loss carryforwards (which may be used to offset future income, if any) and certain liabilities. Set forth below is a description of the Company's business as proposed to be operated following consummation of the Sale. The stockholders of the Company will not have an opportunity to vote separately on the sale of assets and the change in the nature of the Company's business. A vote for the approval and adoption of the Sale Agreement is also a vote for a change in the nature of the Company's business. See "--Risk Factors."

Business Plan

     The business objective of the transformed Company (hereinafter, "Post-Sale M&J") will be to effect a Business Combination with a New Operating Business which Post-Sale M&J believes has potential to increase stockholder value. Any such Business Combination would depend on the availability of attractive candidates and the Company's ability to finance any such Business Combination. Post-Sale M&J intends to utilize its remaining cash, together with additional equity or debt, or a combination thereof, in effecting a Business Combination. The Company has not identified any acquisition candidates or the availability of financing arrangements and there can be no assurance that any Business Combination will be accomplished or, if accomplished, it will result in increased stockholder value. The Company has not chosen (nor will it choose prior to the completion of the Sale) any particular area of business in which it may propose to engage (except Post-Sale M&J does not expect to explore any Business Combination transaction with a New Operating Business primarily engaged in the OTC drug and toiletry business) and has not conducted any market studies with respect to any business, property or industry. Nothing contained herein is, nor shall it be deemed to be, a representation regarding the viability of Post-Sale M&J or of the availability, viability or success of any subsequent Business Combinations or the results of operations of Post-Sale M&J in connection with such subsequent Business Combinations or business venture. While Post-Sale M&J expects to explore possible Business Combinations with more than one prospective New Operating Business, there can be no assurance that any Business Combination transaction will be effected. See "Risk Factors" below for important factors that should be considered in connection with the realization of Post-Sale M&J's business objective.

     This newly reconfigured Company will endeavor to effect a Business Combination transaction that will add to stockholder value. Mr. White, at the direction of the Board of Directors and with the assistance of Warburg, Pincus, will have the primary responsibility of seeking potential Business Combinations outside of the OTC drug and toiletry business. A Business Combination could include a transaction with an entity affiliated with Warburg, Pincus. The ability to acquire and to successfully and profitably operate a New Operating Business, if any, will be subject to substantial business risks. See "--Risk Factors."

 Transition Activities and Operations

     As a result of the Sale, substantially all of the Company's assets will be sold, and substantially all of its liabilities will be assigned to and assumed by the Purchaser, and the Company will retain cash, NOL carryforwards and CL carryforwards (which may be used to offset future income, if any). The management of Post-Sale M&J will consist solely of Mr. White who will implementing Post-Sale M&J's strategy of pursuing Business Combinations with New Operating Businesses at the direction of the Board of Directors and with the assistance of Warburg, Pincus. At the present time, it is the intention of management and the Board of Directors to meet or be in telephone contact periodically to review business opportunities and evaluate potential Business Combinations. Prior to any such Business Combination, Mr. White will administer the affairs of Post-Sale M&J (including financial reporting matters, general administrative concerns and the payment of retained liabilities) with the assistance of consultants hired on an as needed basis. The need for employees or consultants and their availability will be addressed in connection with the decision of whether or not to acquire a New Operating Business or otherwise participate in a specific Business Combination. The Company is unable to make any estimate as to the future number of employees which may be necessary, if any, to work for Post-Sale M&J. If New Operating Business is acquired, it is possible that the existing staff of that New Operating Business would be hired by Post-Sale M&J.

 Form, Structure and Financing of Business Combinations

     No agreements, commitments or understandings have been made with any New Operating Business candidates. No assurances can be made that future discussions will result in definitive agreements, although it is the Company's intention to proceed diligently with the implementation of Post-Sale M&J's business plan.

     Of the various methods and forms by which Post-Sale M&J may structure a Business Combination, Post-Sale M&J may use, without limitation, one of the following forms: (i) a merger or consolidation of the New Operating Business into or with Post-Sale M&J; (ii) a merger or consolidation of the New Operating Business into or with a subsidiary of Post-Sale M&J, or a merger or consolidation of a subsidiary into or with the New Operating Business; (iii) an acquisition of all, a controlling amount or a minority interest in the equity of a New Operating Business; (iv) an acquisition of the assets of a New Operating Business by Post-Sale M&J or a subsidiary; (v) a merger or consolidation of Post-Sale M&J with or into the New Operating Business or subsidiary thereof; (vi) a leveraged buyout transaction in which most of the purchase price is provided by borrowings; or (vii) a combination of any of the foregoing. The actual form and structure of a Business Combination may be also dependent upon numerous other factors pertaining to the New Operating Business and its stockholders as well as potential tax and accounting treatments afforded the Business Combination.

     It is anticipated that Post-Sale M&J would use cash, equity, debt or a combination of these to achieve a Business Combination. Post-Sale M&J may borrow funds to increase the amount of capital available for a Business Combination or otherwise finance the operation of the New Operating Business. The amount and nature of any borrowings by Post-Sale M&J will depend on numerous considerations including its capital requirements, its perceived ability to service such debt and prevailing conditions in the financial markets and the general economy. Although Post-Sale M&J has no commitments to issue any Common Share, Post-Sale M&J may issue a substantial number of additional shares in connection with a Business Combination. To the extent that such additional shares are issued, dilution to the interest of Post-Sale M&J's stockholders may occur and the value of the Common Shares may be adversely affected. See "--Risk Factors."

Unaudited Pro Forma Financial Information

     The following unaudited pro forma condensed consolidated balance sheet reflects the proposed sale of substantially all of the assets and the assignment of substantially all of the liabilities of the Company in exchange for $12,930,000 of cash as if the transaction had been consummated on June 30, 1998. This pro forma balance sheet does not purport to be indicative of the Company's financial position in future periods. A pro forma income statement for the six month period ended June 30, 1998 or year ended December 31, 1997 would reflect no income from operations as all of the Company's operations will be sold in the proposed transaction.

                              Menley & James, Inc.
            Unaudited Pro Forma Condensed Consolidated Balance Sheet
                                 June 30, 1998
                                 (In thousands)

                                                                           Pro forma
                                                         Historical       Adjustments       Pro forma
                                                        ------------   -----------------   ----------
ASSETS
Current Assets:
 Cash and cash equivalents ..........................      $ 3,625         $   9,305 (1)    $12,930
 Accounts receivable, net ...........................        2,217            (2,217)(1)          0
 Inventory ..........................................        3,170            (3,170)(1)          0
 Other current assets ...............................        1,277            (1,277)(1)          0
 Total current assets ...............................       10,289             2,641         12,930
Other long-term assets ..............................        1,417            (1,417)(1)          0
Product lines, trade names and packaging designs,
 net ................................................       10,601           (10,601)(1)          0
Long-term deferred tax asset ........................          503              (503)(1)          0
                                                           -------         ---------        -------
 Total assets .......................................      $22,810        ($   9,880)       $12,930
                                                           =======         =========        =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ...................................      $ 1,039        ($   1,039)(1)    $     0
 Accrued expenses and other .........................          659              (659)(1)          0
                                                           -------         ---------        -------
 Total current liabilities ..........................        1,698            (1,698)             0
Stockholders' equity ................................       21,112            (8,182)(1)     12,930
                                                           -------         ---------        -------
 Total liabilities and stockholders' equity .........      $22,610        ($   9,880)       $12,930
                                                           =======         =========        =======

------------
(1) Adjusted to record the sale of substantially all of the assets and assignment of substantially all of the liabilities of the Company in exchange for $12.93 million. These adjustments assume that the transaction-related liabilities of approximately $2.0 million will be paid from the $2.0 million of cash retained by the Company.

Risk Factors

     If the Sale is consummated, Post-Sale M&J will serve as a vehicle to effect Business Combinations. The stockholders of the Company will not get to vote separately on whether to change the nature of Post-Sale M&J's business to an acquisition company. Consequently, the following risk factors should be taken into consideration by each stockholder in determining whether to vote to approve and adopt the Sale Agreement.

     No Operating History. The Company will change the nature of its business if the Sale Agreement is approved and the Sale is consummated. Post-Sale M&J will have had no operating history in its new line of businesses, which is yet to be determined. Accordingly, there can be no assurance that Post-Sale M&J's future operations will generate operating or net income, and Post-Sale M&J's prospects must therefore be considered in light of the risks, expenses, problems and delays inherent in establishing a new business. As of the date of this Proxy Statement, the Company has not entered into any arrangement to participate in any business ventures or purchase any products.

     Acquisition Risks. Post-Sale M&J's strategy is to pursue Business Combinations with New Operating Businesses. The success of Post-Sale M&J will depend to a great extent on the operations, financial condition and management of the companies with which Post-Sale M&J may merge or which it may acquire. Further, these acquisitions involve certain financial and operational risks. Financial risks include the possible incurrence of indebtedness by Post-Sale M&J in order to effect the acquisition and the consequent need to service that indebtedness. Operational risks include the possibility that an acquisition does not ultimately provide the benefits originally anticipated by management to result from the Business Combination while Post-Sale M&J continues to incur operating expenses to provide the services formerly provided by the acquired company. In addition, if Post-Sale M&J makes a strategic investment by acquiring a minority interest in a company, Post-Sale M&J would lack control over the operations and strategy of the business in which Post-Sale M&J invested. There can be no assurance that Post-Sale M&J will be successful in identifying New Operating Businesses, completing and financing Business Combination transactions on favorable terms, or operating the New Operating Business profitably. In implementing its strategy, Post-Sale M&J attempts to minimize the risk of unexpected liabilities and contingencies associated with the New Operating Businesses through planning, investigation and negotiation, but such unexpected liabilities may nevertheless accompany such Business Combination transactions.

     Unspecified Business Risks. The Company has not identified the business opportunities in which it will attempt to obtain an interest. The Company therefore cannot describe the specific risks presented by such business. To the extent that Post-Sale M&J effects a Business Combination with a financially unstable company or an entity in its early stage of development or growth (including entities without established records of revenues or income), Post-Sale M&J will become subject to numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. In addition, to the extent that Post-Sale M&J effects a Business Combination with an entity in an industry characterized by a high level of risk, Post-Sale M&J will become subject to the currently unascertainable risks of that industry. An extremely high level of risk frequently characterizes certain industries which experience rapid growth. Although management will endeavor to evaluate the risks inherent in a particular New Operating Business or industry, there can be no assurance that it will properly ascertain or assess all such risks. Such New Operating Business may involve an unproven product, technology or marketing strategy, the ultimate success of which cannot be assured. The New Operating Business may be in competition with larger, more established firms over which it will have no competitive advantage. Post-Sale M&J's investment in a business opportunity may be highly illiquid and could result in a total loss to Post-Sale M&J if the opportunity is unsuccessful.

     Need For Additional Financing. Immediately prior to the closing of the Sale, the Company will terminate its existing working capital facility, under which there are currently no amounts outstanding. It is anticipated that Post-Sale M&J will be required to raise cash in excess of its existing cash and cash equivalents to consummate a Business Combination or to provide funds for an additional infusion of capital into a New Operating Business. There currently are no limitations on Post-Sale M&J's authority to borrow or otherwise raise funds to increase the amount of capital available to effect a Business Combination. However, Post-Sale M&J's limited resources and lack of operating history may make it difficult to borrow funds. The amount and nature of any borrowings by Post-Sale M&J will depend on numerous considerations, including Post-Sale M&J's capital requirements, Post-Sale M&J's perceived ability to meet debt service on any such borrowings and the then prevailing conditions in the financial markets, as well as general economic conditions. There can be no assurance that debt financing, if required or sought, would be available on terms deemed to be commercially acceptable by and in the best interests of Post-Sale M&J. If Post-Sale M&J is able to raise additional funds through the incurrence of debt, and it does so, it would likely become subject to restrictive financial covenants. Additionally, to the extent that debt financing ultimately proves to be available, any borrowings may subject Post-Sale M&J to various risks and restrictions traditionally associated with indebtedness, including the risks of interest rate fluctuations and insufficiency of cash flow to pay principal and interest. If additional funds are raised through the issuance of equity securities, the percentage ownership of Post-Sale M&J's then current stockholders, including the ownership interests represented by Common Shares, would be reduced and, if such equity securities take the form of preferred stock, the holders of such preferred stock may have rights, preferences or privileges senior to those of holders of Common Shares. Post-Sale M&J is not currently in discussions, nor has it had any discussions in regard to obtaining any debt or equity financing. There can be no assurance that Post-Sale M&J will be able to raise equity capital, obtain capital lease or bank financing or incur other borrowings on commercially reasonable terms, if at all, to fund any Business Combination or the working capital and other capital requirements of a New Operating Business.

     Regulation. Post-Sale M&J will continue to be subject to regulation under the Securities Act of 1933 and the Securities Exchange Act of 1934. In addition, as a result of the investment of net proceeds of the sale in investment securities, Post-Sale M&J will be subject to regulation under the Investment Company Act of 1940 (the "1940 Act"). If Post-Sale M&J is deemed to be an investment company under the 1940 Act because of its investment securities holdings, Post-Sale M&J must register as an investment company under the 1940 Act. As a registered investment company, Post-Sale M&J would be subject to the further regulatory oversight of the Division of Investment Management of the SEC, and its activities would be subject to substantial regulation under the 1940 Act. In addition, no more than 60% of Post-Sale M&J Board of Directors could be "interested persons" of the Company, within the meaning under the 1940 Act. Post-Sale M&J would seek to hire an investment adviser registered under the Investment Advisers Act of 1940 to manage its assets, and such investment adviser would be entitled to management fees. Post-Sale M&J would also require the services of a custodian to maintain its securities, which custodian would be entitled to custodial fees. In addition to registering with the SEC, Post-Sale M&J would need to file annual and semi-annual reports with the SEC, and to distribute these reports to its stockholders.

     The Company does not intend to become an investment company and intends to rely on the transient investment company exemption under Rule 3a-2 of the 1940 Act. The Company will be required to register as an investment company at the end of the one-year period following the closing, unless it then engaged in non-investment company business, changes the composition of its assets such that less than 40% of its assets are investment securities, or is granted an exemption by the SEC (of which there can be no assurance). Though the Company intends to acquire a New Operating Business, and therefore be engaged in non-investment company business, before the expiration of the one-year period, there can be no assurance that its acquisition efforts will be successful or that it will not be required to register as an investment company under the 1940 Act.

     Limited Management Resources and Experience. The management of Post-Sale M&J will consist solely of Mr. White who will implement Post-Sale M&J's strategy at the direction of the Board of Directors and with the assistance of Warburg, Pincus. Prior to any such Business Combination, Mr. White will administer the affairs of Post-Sale M&J (including financial reporting matters, general administrative concerns and the payment of retained liabilities) with the assistance of consultants hired on an as needed basis. The success of Post-Sale M&J will be dependent largely upon the active participation of its management and directors who may lack experience or background in the business in which Post-Sale M&J proposes to engage. In order to supplement the business experience of management and the directors, Post-Sale M&J may employ accountants, technical experts, appraisers, attorneys or other consultants or advisors. The selection of any such advisors will be made by post-Sale management and directors. Additionally, it is anticipated that such persons may be engaged by Post-Sale M&J on an independent basis without a continuing fiduciary or other obligation to Post-Sale M&J.

     Ability to Attract and Retain Key Personnel. Post-Sale M&J's future success will depend on its ability to attract and retain key management and other personnel with expertise required in connection with the growth and development of a New Operating Business. Competition for qualified employees and personnel may be intense and, from time to time, there may be a limited number of persons with knowledge of and experience in a particular industry. There can be no assurance that Post-Sale M&J will be successful in attracting and retaining such executives and personnel. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on Post-Sale M&J's results of operations, development efforts and ability to expand.

     Conflicts of Interest. Certain of the directors and officers of Post-Sale M&J will be associated with other firms or occupations involving other business activities. Because of the affiliations, there are potential inherent conflicts of interest in their acting as directors and officers of Post-Sale M&J and of other entities. All of the Company's post-Sale directors and officers may be directors or controlling stockholders of other entities engaged in a variety of businesses which may in the future have various transactions with Post-Sale M&J. A Business Combination could include a transaction with an entity affiliated with Warburg, Pincus. Additional conflicts of interest and non-arm's length transactions may also arise in the future in the event the officers or directors of Post-Sale M&J are involved in the management of any firms with which Post-Sale M&J transacts business. Post-Sale M&J may pay finder's fees or other fees to its post-Sale officers, directors or affiliates in connection with any potential business combination involving Post-Sale M&J.

     Scarcity of and Competition for Business Combinations. Post-Sale M&J will be an insignificant participant in the business of seeking mergers with and acquisitions of small private entities. Post-Sale M&J expects to encounter intense competition from other entities having business objectives similar to those of Post-Sale M&J. Many of these entities, including venture capital partnerships and corporations, blind pool and blank check companies, large industrial and financial institutions, small business investment companies and wealthy individuals, are well-established and have extensive experience in identifying and effecting Business Combinations directly or through affiliates. Many of these competitors possess greater financial, technical, human and other resources than Post-Sale M&J and there can be no assurance that Post-Sale M&J will have the ability to compete successfully. Post-Sale M&J's financial resources will be limited in comparison to those of many of its competitors. This inherent competitive limitation may compel Post-Sale M&J to select certain less attractive Business Combination prospects. There can be no assurance that Post-Sale M&J will be able to achieve its stated business objectives.

     No Agreement for Business Combination or Other Transaction. The Company has no current arrangement, agreement or understanding with respect to a Business Combination transaction with any entity, private or public. There can be no assurance Post-Sale M&J will be successful in identifying and evaluating suitable New Operating Businesses and in concluding a Business Combination transaction on terms favorable to Post-Sale M&J; or, if concluded, whether any such Business Combination transaction will result in a financial return to its stockholders.

     Possible Lack of Diversification. Post-Sale M&J may be unable to diversify its business activities and, as a consequence, may suffer a total loss to Post-Sale M&J and the stockholders should a Business Combination by Post-Sale M&J prove to be unprofitable. Post-Sale M&J's failure or inability to diversify its activities into a number of areas may subject Post-Sale M&J to economic fluctuations within a particular business or industry and, therefore, increase the risks associated with Post-Sale M&J's operations.

     Tax Considerations. The Company expects that NOL carryforwards will remain available for use by the Company following the Sale. In addition, the Company expects that substantial CL carryforwards will result from the sale of certain assets. However, there are a number of potential restrictions under various provisions of the Internal Revenue Code of 1986, as amended, including the time periods during which NOL carryforwards and CL carryforwards may be used, that may apply to limit Post-Sale M&J's (or any successor's) future utilization of the NOL carryforwards and CL carryforwards, absent a change in control of Post-Sale M&J. To finance a Business Combination, Post-Sale M&J may have to raise equity from persons or entities not presently stockholders of the Company, which could result in a change in control. There is no assurance that Post-Sale M&J (or any Company successor) will receive future tax benefits from such utilization.

     As a general rule, federal and state tax laws and regulations have a significant impact upon the structuring of business combinations. Post-Sale M&J will evaluate the possible tax consequences of any prospective Business Combination and will endeavor to structure the Business Combination so as to achieve the most favorable tax treatment to Post-Sale M&J, the Acquired Business and their respective stockholders. There can be no assurance, however, that the Internal Revenue Service (the "IRS") or appropriate state tax authorities will ultimately assent to Post-Sale M&J's tax treatment of a consummated Business Combination. To the extent the IRS or state tax authorities ultimately prevail in recharacterizing the tax treatment of a Business Combination, there may be adverse tax consequences to Post-Sale M&J, the New Operating Business and their respective stockholders.

     Limited Public Market for Common Shares. There can be no assurance that an active trading market for the Common Shares will be developed or maintained. Historically, the market prices for securities of non-operating companies in the business of seeking mergers with and acquisitions have been highly volatile. The market price of the Common Share could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the Common Shares, announcements of potential Business Combinations, and changes in general market conditions.

     Issuance of Additional Shares. Approximately 8,836,000 Common Shares, or 59% of the total authorized Common Shares, less the number of Common Shares underlying outstanding options and warrants, have not yet been issued and are available for sale. The Board of Directors generally has the power to issue such shares without stockholder approval. Post-Sale M&J may issue Common Shares to raise additional capital or to effect a merger or acquisition with a target corporation. In addition, Post-Sale M&J's Certificate of Incorporation authorizes the Board of Directors to issue 5,000,000 shares of preferred stock, in one or more series, without stockholder approval. The Board of Directors has the power to determine the rights and preferences of any such series, and the price under which any such preferred stock may be issued. In order to effect a Business Combination, Post-Sale M&J may issue securities to the stockholders of a New Operating Business. Any additional issuance by Post-Sale M&J from its authorized but unissued shares would have the effect of further reducing the percentage ownership of Post-Sale M&J's stockholders and could result in stockholders of a target company obtaining a controlling interest in Post-Sale M&J.

     Certain Anti-takeover Provisions. Post-Sale M&J's charter and bylaws include certain provisions which may have the effect of delaying, deterring or preventing a future takeover or change in control of Post-Sale M&J unless such takeover or change in control is approved by Post-Sale M&J's Board of Directors. In addition, Post-Sale M&J's Board of Directors has the authority to issue up to 5,000,000 additional shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or actions by the stockholders. The rights of the holders of Common Shares will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of such shares of preferred stock, while potentially providing desirable flexibility in connection with possible Business Combinations and serving other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, a majority of the outstanding Common Shares. Post-Sale M&J has no present intention to issue such additional shares of preferred stock. In addition, Post-Sale M&J is subject to the anti-takeover provisions of Section 203 of the DGCL, which will prohibit it from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of
Section 203 also could have the effect of delaying or preventing a change in control of Post-Sale M&J.

     No Dividends Anticipated. The Company has not paid any cash dividends. Any determination to pay dividends in the future will be at the discretion of the Board of Directors and will be dependent upon the Company's results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by the Board of Directors. The Board of Directors does not intend to declare dividends in the foreseeable future, but instead intends to retain earnings, if any, for use in the Company's business operations.

     Year 2000. Many currently installed computer systems and software products use only two digits to identify a year in the date field with the assumption that the first two digits of the year are always "19." Consequently, on January 1, 2000, computers that are not Year 2000 compliant may read the year as 1900. Systems that calculate, compare or sort using the incorrect date may malfunction. As a result, computer systems and software products used by many companies may need to be upgraded before the end of 1999 to comply with such "Year 2000" requirements. Specifically, these systems and programs must be modified to accept four digit entries in the date field to distinguish 21st-century dates from 20th-century dates. Significant uncertainty exists concerning the potential effects associated with such compliance.

     The Company has completed an assessment of its computer programs and is in the process of modifying its software so that its computer system will comply with the "Year 2000" requirements. This project is 90% complete, and the Company does not believe that the costs associated with this project will be material.

     Post-Sale M&J will not immediately be engaged in any substantial business operations, and management, therefore, does not believe that computer problems associated with the change of year to the year 2000 will have any material effect on its operations. However, the possibility exists that Post-Sale M&J may merge with or acquire a business that will be negatively affected by the "year 2000" problem. The effect of such problem on Post-Sale M&J in the future can not be predicted with any accuracy until such time as Post-Sale M&J identifies a merger or acquisition target.

 Forward Looking Statements

     This Proxy Statement contain forward-looking statements. Actual results could differ materially from those projected herein. Such difference could occur because of the application of factors referred to above, of competitive or general business conditions or of some other and unforeseen factor.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of the Record Date, the beneficial ownership of Common Shares by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Shares, (ii) each director of the Company, and (iii) all directors and officers of the Company as a group. As of such date, there were 6,163,520 Common Shares outstanding. Except as otherwise noted, the named beneficial owner has sole voting and investment power with respect to the Common Shares.

                                                                                Amount and Nature        Percent
Name and Address                                                             of Beneficial Ownership     of Class
----------------                                                             -----------------------     --------
Warburg, Pincus Investors, L.P. (1) .....................................           3,020,478           49.0%
 466 Lexington Avenue
 New York, New York 10017
OTC Group L.P. (2) ......................................................              93,100            1.5%
 89 Highland Avenue
 Montclair, New Jersey 07042
James E. Thomas (1) .....................................................           3,020,478           49.0%
 466 Lexington Avenue
 New York, New York 10017
Peter J. Carr (2) .......................................................             169,357            2.7%
 89 Highland Avenue
 Montclair, New Jersey 07042
James T. McMillan, II (3) ...............................................             130,000            2.1%
 780 West Eight Mile Road
 Ferndale, Michigan 48220
Bruce W. Simpson (4) ....................................................              45,000            0.7%
 755 Jefferson Road
 Rochester, New York 14623
Lawrence D. White (5) ...................................................             295,121            4.8%
Greg L. Kearl (5) .......................................................             290,121            4.7%
All executive officers and directors as a group (7 persons) (6) .........           3,965,277           62.5%

------------
(1) Warburg, Pincus Investors, L.P. ("Warburg, Pincus") is a Delaware limited partnership engaged in making venture capital and related investments. The sole general partner of Warburg, Pincus is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co., LLC ("EMW LLC") manages Warburg, Pincus. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. WP, as the sole general partner of Warburg, Pincus, has a 20% interest in the profits of Warburg, Pincus. Mr. Thomas, a director of the Company, is a Managing Director and member of EMW LLC and a general partner of WP. As such, Mr. Thomas may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934 (the "Exchange Act")) in an indeterminate portion of the Common Shares beneficially owned by Warburg, Pincus and WP. All of the Common Shares indicated as owned by Mr. Thomas are owned directly by Warburg, Pincus and are included because of Mr. Thomas' affiliation with Warburg, Pincus. Mr. Thomas disclaims "beneficial ownership" of these Common Shares within the meaning of Rule 13d-3 under the Exchange Act, except to the extent of his indirect pecuniary interest.

(2) Peter J. Carr is currently the general partner of OTC Group L.P. Mr. Carr is deemed to have beneficial ownership of the Common Shares that are owned by OTC Group L.P.

(3) Includes (i) 85,000 Common Shares held by the James T. McMillan, II Trust,
    (ii) 37,500 Common Shares issuable upon exercise of options which are currently exercisable, and (iii) 7,500 Common Shares issuable upon exercise of options which will become exercisable upon the closing of the Sale.

(4) Represents (i) 37,500 Common Shares issuable upon exercise of options which are currently exercisable and, (ii) 7,500 Common Shares issuable upon exercise of options which will become exercisable upon the closing of the Sale.

(5) Includes 38,000 Common Shares issuable upon exercise of options which are currently exercisable.

(6) Includes (i) 166,200 Common Shares issuable upon exercise of options which are currently exercisable and (ii) 15,000 Common Shares issuable upon exercise of options which will become exercisable upon the closing of the Sale.

                            MARKET FOR COMMON SHARES

     The Common Shares are listed for quotation on the Nasdaq SmallCap Market under the symbol "MENJ." On August 20, 1998, the last trading day preceding the public announcement of the Sale Agreement, the last sales price for the Common Shares as reported in The Wall Street Journal was $1.563.

                              INDEPENDENT AUDITORS

     Representatives of Ernst & Young LLP, the Company's independent auditors, are expected to be present at the Meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they so desire.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     As required by law, the Company files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about the Company. You can inspect and copy these materials at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the SEC: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at http://www.sec.gov.

     The SEC allows the Company to "incorporate by reference" information into this Proxy Statement, which means that the Company can disclose important information by referring you to another document filed separately with the SEC. Information incorporated by reference is considered part of this Proxy Statement, except to the extent that the information is superseded by information in this Proxy Statement. This Proxy Statement incorporates by reference the information contained in the following documents previously filed by the Company with the SEC (SEC file number 0-19788):

       (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (a copy of which is attached hereto as Appendix C);

       (b) the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1998;

       (c) the Company's Quarterly Report on Form 10-Q for the three months ended June 30, 1998; and

       (d) the Company's Current Report on Form 8-K dated August 21, 1998 and filed with the SEC on August 31, 1998, and as amended on September 8, 1998.

     The Company also incorporates by reference the information contained in all other documents the Company files with the SEC after the date of this Proxy Statement and before the Meeting. The information contained in any such document will be considered part of this Proxy Statement from the date the document is filed.

     If you are a stockholder of the Company and would like to receive a copy of any document incorporated by reference into this Proxy Statement (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this Proxy Statement), you should call or write to William W. Yeager, Chief Financial Officer, Menley & James, Inc., 100 Tournament Drive, Horsham, Pennsylvania, 19044, telephone no. (215) 441-6500. In order to ensure timely delivery of the documents you request, you should make your request by November 16, 1998.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN (OR INCORPORATED BY REFERENCE INTO) THIS PROXY STATEMENT. THE COMPANY HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION DIFFERENT FROM THE INFORMATION CONTAINED IN (OR INCORPORATED BY REFERENCE INTO) THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED OCTOBER 23, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY LATER DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                                 OTHER BUSINESS

     At the date of this Proxy Statement, management has no knowledge of any business, other than that described herein, which will be presented for consideration at the Meeting. In the event any other business is properly presented at the Meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such business.

                                                                    APPENDIX A

                                   COMPOSITE
                            ASSET PURCHASE AGREEMENT
            (Including Amendment No. 1 dated as of October 13, 1998)

         This ASSET PURCHASE AGREEMENT (the "Agreement") is made this 21st day of August, 1998, by and among Menley & James, Inc., a Delaware corporation (the "Company"), Menley & James Laboratories, Inc., a Delaware corporation (the "Subsidiary"), and Numark Laboratories, Inc., a Delaware corporation (the "Purchaser").


                               W I T N E S S E T H

                  WHEREAS, the respective Boards of Directors of the Company, the Subsidiary and the Purchaser have determined that it is in the best interests of the Company, the Subsidiary and the Purchaser and their respective stockholders for the Subsidiary to sell for cash substantially all of the Subsidiary's assets and assign substantially all of the Subsidiary's liabilities to the Purchaser upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, the Board of Directors of the Company has resolved to recommend the transaction set forth herein (the "Transaction") to the holders of its shares of Common Stock, par value $0.01 per share (the "Company Common Stock"), and has determined (x) that the transaction is in the best interests of the holders of Company Common Stock and (y) to recommend that the holders of Company Common Stock adopt and approve this Agreement; and

                  WHEREAS, to induce the Purchaser to enter into this Agreement, the Purchaser has entered into a Stockholders' Agreement dated the date hereof (the "Stockholders' Agreement") with Warburg, Pincus Investors, L.P. and Lawrence D. White (together, the "Stockholders"), pursuant to which the Stockholders have agreed to, among other things, vote shares of Company Common Stock beneficially owned by them in favor of the adoption and approval of the Agreement, upon the terms and subject to the conditions set forth in the Stockholders' Agreement;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, the Subsidiary and the Purchaser hereby agree as follows:

                                    ARTICLE I
                           SALE AND PURCHASE OF ASSETS

                  Section 1.1. Assets to be Acquired. Subject to the terms and conditions contained herein, on the Closing Date (as defined in Section 8.4), the Subsidiary shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Subsidiary, all right, title and interest of the Subsidiary in and to all of the properties, assets, contracts, rights and choses in action of the Subsidiary, whether real, personal, or mixed, and whether tangible or intangible, other than the Excluded Assets, as defined herein (the "Purchased Assets"), including (without limitation):

                           1.1.1. Tangible Personal Property. All furniture,
fixtures, inventory (including, work-in-progress, raw materials, boxes, packaging and other supplies), machinery, and related equipment, spare parts, office equipment and other tangible personal property located at, or used in, intended for use in or required to be used in, connection with the operation of, the Subsidiary's business, including any items purchased subject to any conditional sales or title retention agreement in favor of any other Person (the "Tangible Personal Property");

                           1.1.2. Personal Property Leases. All leases, whether
capitalized or otherwise, of Tangible Personal Property, together with any options to purchase the underlying property, used in, intended for use in or required to be used in, connection with the operation of, the Subsidiary's business;

                           1.1.3. Accounts Receivable, Cash and Cash
Equivalents. All accounts receivable and unbilled orders of the Subsidiary as of the Closing Date, and all cash and cash equivalents, prepaid expenses, credits and unused allowances of the Subsidiary as of the Closing Date, except to the extent such assets are Excluded Assets;

                           1.1.4. Contracts. All contracts, agreements
arrangements, instruments and documents to which the Subsidiary is a party relating to the Purchased Assets or otherwise appurtenant to the Subsidiary's facilities or used in, intended for use in or required to be used in, connection with the operation of the Subsidiary's business, except to the extent such assets are Excluded Assets;

                           1.1.5. Intangible Property. All intellectual property
and other intangible property used in, intended for use in or required to be used in connection with the operation of the Subsidiary's business, except to the extent such assets are Excluded Assets;

                           1.1.6. Permits. All permits, approvals, regulatory
licenses and applications used in, intended for use in or required to be used in, connection with the operation of the Subsidiary's business;

                           1.1.7. Bank, Investment and Other Accounts. All
property located in any bank, investment or other account maintained with a third party which is used by, intended for use by or required to be used by, the Subsidiary's business, except to the extent such assets are Excluded Assets;

                           1.1.8. Insurance Policies. All insurance policies
(including recall insurance policies) used in, intended for use in or required to be used in, connection with the operation of the Subsidiary's business and all rights under insurance policies previously maintained in connection with the operation of the Subsidiary's business, except to the extent such assets are Excluded Assets;

                           1.1.9. Licenses. All licenses used in, intended for
use in or required to be used in, connection with the operation of the Subsidiary's business;

                           1.1.10. After Acquired Property. All of the assets,
whether real, personal, or mixed, and whether tangible or intangible, acquired by the Subsidiary after the date hereof and prior to the Closing Date and which are located at, or used or intended for use at, any of the Subsidiary's facilities or in the Subsidiary's business and which are owned by the Subsidiary on the Closing Date, except to the extent such assets are Excluded Assets;

                           1.1.11. Goodwill. All goodwill of the Subsidiary
generated by the business of the Subsidiary;

                           1.1.12. Software, etc.. To the extent transferable,
all computer software, computer databases, computer programs, application software, source codes, and object codes owned by the Subsidiary and used, or held for use, by the Subsidiary in connection with the operation of the Subsidiary's business;

                           1.1.13. Books and Records. All data, books, records,
manuals, standard operating procedures, correspondence, production records, employment records (but only with respect to employees of the Company or the Subsidiary hired by the Purchaser immediately after the Closing), dealer and distribution lists, credit information, customer relation information of the

Subsidiary, in each case relating to the business of the Subsidiary and in the possession of the Company or the Subsidiary, and any other confidential or proprietary information of the Subsidiary and pertaining to its business (the "Books and Records"); and

                           1.1.14. Regulatory Filings. All records relating to
regulatory filings, inspection reports and correspondence relating thereto (the "Regulatory Filings"), including but not limited to food and drug administration application(s), sales, distribution, advertising and marketing, including all market research, artwork, advertising, marketing concepts, marketing materials and market measurement data associated with the Subsidiary's products, and the Company's and the Subsidiary's files, logs and other records, including accounting records specifically relating to the operation of the Subsidiary's business, but not including any corporate books or records of the Subsidiary.

Additionally, subject to the terms and conditions contained herein, on the Closing Date, the Company shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Company, all right, title and interest of the Company in and to the trademark "AquaCare".

                  Section 1.2. Excluded Assets. Specifically excluded from the assets sold and purchased pursuant hereto (the "Excluded Assets") are the following assets and property of the Subsidiary:

                           (a) cash or cash equivalents on hand at the Closing
(as defined in Section 8.4 below) in the amount of $2.0 million (less the amount actually paid between the date hereof and the Closing Date with respect to the Excluded Liabilities referred to in Sections 3.1.2(a) and 3.1.2(c) below) (the "Excluded Cash");

                           (b) the lease for the property known as Commonwealth
Corporate Center, 100 Tournament Drive, Horsham, Pennsylvania 19044 (the "Office Lease");

                           (c) the officers and directors liability insurance
policies held for the benefit of the directors and certain officers of the Company;

                           (d) the product liability insurance policies of the
Company and the Subsidiary;

                           (e) the automobile leases and that certain office
equipment lease (and the automobiles and equipment subject thereto) set forth on
Schedule 1.2(d); and

                           (f) the corporate names "Menley & James, Inc." and
"Menley & James Laboratories, Inc.," and all rights to sue for infringement or other violations of the foregoing.

                  Section 1.3. Non-Transferable Assets.

                           1.3.1. Subject to the provisions of 1.3.3 below, to
the extent that any asset which would otherwise be a Purchased Asset is not capable of being sold, assigned, transferred, conveyed or delivered without obtaining a consent, or if such sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery would result in a breach of or constitute a default under (or an event which, with notice or lapse of time, or both, would constitute a default under, or give rise in favor of any third party any right of cancellation or termination of, or result in the creation of any lien or encumbrance on any of the properties or assets of the Subsidiary) any contract or license relating specifically to such Purchased Asset, or a violation of any law or permit, or would result in the imposition of any additional material liability or obligation on the Company or the Subsidiary on the one hand, or on the Purchaser or the Purchaser's affiliates on the other hand, or a material diminution in the value or use of such Purchased Asset, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery of such Purchased Asset or an attempted sale, assignment, transfer, conveyance or delivery thereof, nor shall it constitute an assumption of any liability or obligation under any contract relating specifically to such Purchased Asset. Any such Purchased Asset and any contract or permit which relates exclusively to any such Purchased Asset or Assets shall be a "Non-Transferable Asset."

                           1.3.2. To the extent any contract, license or permit
relates to both a Purchased Asset and a Non-Transferable Asset, the parties shall reasonably cooperate to provide the Purchaser with the benefit of such contract, license or permit with respect to such Purchased Asset or Non-Transferable Asset, as appropriate.

                           1.3.3. Anything in this Agreement to the contrary
notwithstanding, the Subsidiary shall not be obligated to sell, assign, transfer, convey or deliver, or cause to be sold, assigned, transferred, conveyed or delivered to the Purchaser or the Purchaser's Affiliates, and the Purchaser shall not be obligated to purchase, any Non-Transferable Asset without first having obtained all required consents, removed or eliminated any such potential default or prevented the imposition of significant liability or obligation, or substantive diminution in value or use. Both before and after Closing, the Subsidiary shall use reasonable efforts, and the Purchaser shall cooperate with the Subsidiary, to obtain any required consents, to remove or eliminate any such potential default or to prevent the imposition of any such liability or obligation or any such diminution in value or use so as to transfer each such Non-Transferable Asset to the Purchaser without adversely modifying, amending or burdening such Non-Transferable Asset.

                  Section 1.4. Obligations for Non-Transferable Assets. To the extent that at Closing there is any Non-Transferable Asset, the Subsidiary, from and after Closing, at the cost and expense of the Purchaser, shall reasonably cooperate with the Purchaser in any lawful arrangement designed to provide the benefit of such Non-Transferable Asset to the Purchaser, and the Purchaser, so long as such benefit is so provided, shall satisfy or perform any liabilities or obligations under or in connection with such Non-Transferable Asset.

                  Section 1.5. Post Closing Transfers. At any time after Closing, if any Non-Transferable Asset becomes capable of being sold, assigned, transferred, conveyed or delivered to the Purchaser or, if the benefit can be provided to the Purchaser without the required consent of any third party, and if such sale, assignment, transfer, conveyance or delivery, or the provision of such benefit would not result in any breach of or constitute a default under (or an event which, with notice or lapse of time, or both, would constitute a default under, or give rise in favor of any third party any right of cancellation or termination of, or result in the creation of any lien or encumbrance on any of the properties or assets of the Subsidiary) any contract or license, or a default under any law or permit, or result in the imposition of any material additional liability or obligation on the Company or the Subsidiary on the one hand, or on the Purchaser or the Purchaser's affiliates on the other hand, or a material diminution in the value or use of such asset, or if the Purchaser shall so request and shall provide the Company with indemnities reasonably satisfactory to the Company and the Subsidiary as to imposition of liability or obligations on the Company and the Subsidiary by reason of such transfer or the provision of such benefit, then, at such time, the Subsidiary shall sell, assign, transfer, convey and deliver to the Purchaser, or cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser, or provide to the Purchaser the benefit of, such asset and, if such asset is a contract, license or permit, the Purchaser shall assume the liabilities and obligations of the Subsidiary thereunder. The Purchaser and the Subsidiary shall execute such further instruments, bills of sale or other documents or conveyances necessary to effectuate the purpose of the immediately preceding sentence.

                                   ARTICLE II
                                 PURCHASE PRICE

         The Purchase Price shall be determined and payable in accordance with this Article II.

                  Section 2.1. Purchase Price. At the Closing, the Purchaser shall pay a purchase price of $12,930,000, subject to adjustment as provided in
Section 2.2 hereof (the "Purchase Price"). The Purchase Price shall be paid in the following manner: (a) $500,000 in cash deposited pursuant to the escrow agreement in substantially the form of Exhibit A attached hereto (the "Escrow Agreement") with an escrow agent mutually acceptable to the parties, to be reserved for any Purchase Price Adjustment as provided in Section 2.2 hereof (the "Escrow"); and (b) $12,430,000 by wire transfer of immediately available funds to such accounts as shall be designated by the Subsidiary at least 3 business days prior to the Closing Date. The Company acknowledges that it will receive substantial benefit from the Purchase Price being paid to the Subsidiary and, accordingly, no additional consideration shall be paid to the Company for the transfer of its right, title and interest in and to the trademark "AquaCare".

                  Section 2.2. Adjustment of Purchase Price.

                           2.2.1. As soon as practicable following the Closing
Date, but not later than sixty (60) days after the Closing Date, the Company, at its expense, shall cause to be delivered to the Purchaser an unaudited balance sheet of the Subsidiary as of the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in accordance with U.S. generally accepted accounting principles, applied on a consistent basis with the unaudited balance sheet of the Company as of May 31, 1998. In the event that the Closing Date Net Assets (as defined below) as finally determined pursuant to this Section 2.2 are less than $8,846,000, the Purchase Price will be reduced, on a dollar for dollar basis, for the amount of such difference. In the event that the Closing Date Net Assets as finally determined pursuant to this Section 2.2 are more than $8,846,000, the Purchase Price will be increased, on a dollar for dollar basis, for the amount of such excess. In no event, however, shall any reduction or increase in the Purchase Price exceed $500,000. Such reduction or increase in the Purchase Price shall be referred to herein as the "Purchase Price Adjustment." The Closing Date Balance Sheet delivered to the Purchaser shall be accompanied by the Company's calculation of the Purchase Price Adjustment. For purposes hereof, "Closing Date Net Assets" means the amount, calculated as of the Closing Date, equal to: (x) the sum of the following assets: (1) cash and cash equivalents (including the Excluded Assets),
(2) accounts receivable, net, (3) inventory, net, (4) prepaid expenses, and (5) property and equipment net; minus (y) the sum of the following liabilities (without regard to the Excluded Liabilities): (1) accounts payable and (2) accrued expenses.

                           2.2.2. Notice of Disagreement. The Closing Date
Balance Sheet and the Company's calculation of the Purchase Price Adjustment shall become final and binding upon the Purchaser unless the Purchaser delivers a written notice of disagreement in respect of the Closing Date Balance Sheet or the Purchase Price Adjustment (a "Notice of Disagreement") to the Company prior to the fifteenth Business Day following the receipt by Purchaser of the Closing Date Balance Sheet and the Purchase Price Adjustment. A Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted in respect of the Closing Date Balance Sheet or the Purchase Price Adjustment. During a period of ten (10) days following the receipt by the Company of a Notice of Disagreement, if any, from the Purchaser, the parties in good faith shall attempt to resolve any differences they may have with respect to the matters specified in the Notice of Disagreement. If at the end of the aforesaid 10-day period, the parties have reached agreement with respect to all matters covered by a Notice of Disagreement, the Closing Date Balance Sheet or the Purchase Price Adjustment shall be adjusted to reflect such written agreement and shall become final and binding upon the Company, the Subsidiary and the Purchaser. If at the end of the aforesaid 10-day period, the parties shall have failed to reach written agreement with respect to all matters covered by a Notice of Disagreement, then all such matters as to which written agreement has not been reached (the "Disputed Matters") may be submitted, by either the Purchaser, on the one hand, or the Company and the Subsidiary, on the other hand, to and reviewed by an arbitrator (the "Arbitrator") which shall be a national accounting firm jointly selected by the Purchaser and the Company and not used by any party during the three-year period prior to the date of this Agreement.

                           2.2.3. Arbitration of Disputed Matters. Each party
shall promptly submit to the Arbitrator a written statement summarizing each of the Disputed Matters, such party's proposed resolution of each Disputed Matters, and outlining the methodology utilized by such party in reaching the resolutions reached by such party with respect to each Disputed Matter. Following the Arbitrator's review of the written statements, each party shall have an opportunity to make a brief oral presentation in support of that party's written statement, and may respond to the Arbitrator's questions, if any. The Arbitrator shall consider only the Disputed Matters and the Arbitrator shall act promptly to resolve all Disputed Matters and, in any event, within forty-five (45) days after its appointment as Arbitrator. Upon resolution by the Arbitrator of all Disputed Matters, the Arbitrator shall prepare and deliver to the Purchaser and the Company the final Closing Date Balance Sheet and the final Purchase Price Adjustment (both of which shall be binding upon the Company, the Subsidiary and the Purchaser). The expenses of the Arbitrator shall be borne equally by the Company and the Purchaser unless the Arbitrator determines that one of the parties has not proceeded in good faith with respect to the matter submitted for arbitration, in which case such party shall fully bear the expenses of the Arbitrator. Judgment upon the award of the Arbitrator may be entered by any state or federal court of competent jurisdiction.

                           2.2.4. Payment of Purchase Price Adjustment. Any
Purchase Price Adjustment under this Section 2.2 shall be satisfied (x) within three (3) business days following the delivery of the Closing Date Balance Sheet, or (y) in the event a Notice of Disagreement is delivered, within three
(3) Business Days following the date on which (1) the parties execute a written agreement adjusting the Closing Date Balance Sheet and the Purchase Price Adjustment, or (2) with respect to any Disputed Matter, the Arbitrator delivers to the parties a final determination of the Closing Date Balance Sheet and the Purchase Price Adjustment. If the Purchase Price Adjustment is a reduction in the Purchase Price, such Purchase Price Adjustment shall be satisfied with funds from the Escrow. If the Purchase Price Adjustment is an increase in the Purchase Price, such Purchase Price Adjustment shall be paid by the Purchaser by wire transfer of immediately available funds to such accounts as shall be designated by the Company; provided, however, that if the Purchaser fails to pay the Purchase Price Adjustment within five (5) business days, such amounts shall accrue interest at the "Prime Rate" of interest as published by The Wall Street Journal on the Closing Date until paid in full.

                           2.2.5. Release of Escrow Funds. Any funds held by the
Escrow after payment of the Purchase Price Adjustment shall be disbursed immediately to the Company.

                  Section 2.3. Allocation of Purchase Price. The Purchase Price shall be allocated in the manner set forth on Schedule 2.3 attached hereto. The Purchaser and the Company will file all tax returns and reports, including IRS Form 8594, in accordance with this Section 2.3 and neither party will take a contrary position for federal, state or local tax purposes that is not consistent with this Section 2.3 and the specific allocations set forth in Form 8594 on any tax return or any documents filed by any of said parties with federal, state or local authorities.

                  Section 2.4. Audited Balance Sheet. The Company shall cause to be delivered, as soon as it is available, an audited consolidated balance sheet of the Company as of September 30, 1998, accompanied by an opinion of Ernst & Young LLP, which balance sheet shall be prepared from the books and records of the Company and the Subsidiary in accordance with generally accepted accounting principles consistently applied and maintained throughout the applicable period since the last audited balance sheet of the Company as of December 31, 1997.

                                   ARTICLE III
                             LIABILITIES OF SELLERS

                  Section 3.1.  Assignment and Assumption of Liabilities.

                           3.1.1. Liabilities. At the Closing, the Subsidiary
shall assign, and from and after the Closing, the Purchaser shall assume and be obligated to pay and perform, all of the liabilities and obligations of the Subsidiary (whether known or unknown, accrued, absolute, contingent or otherwise), except Excluded Liabilities as defined in Section 3.1.2 (the "Assumed Liabilities"), including, but not limited to the following:

                                    (a) all liabilities and obligations set
forth on or reserved against the June 30, 1998 balance sheet of the Company attached hereto as Schedule 3.1.1(a) (the "Balance Sheet");

                                    (b) all liabilities and obligations of the
Subsidiary incurred since June 30, 1998 (the "Balance Sheet Date") and until and including the Closing Date; and

                                    (c) all liabilities of the Subsidiary under
any contract, agreement, license, permit, commitment or agreement entered into on or before the Closing Date;

                                    (d) all liabilities and obligations of the
Subsidiary arising from or out of any permit or similar governmental authorizations in effect before, or in existence on, the Closing Date;

                                    (e) all liabilities arising from or out of
any conduct by or on behalf of the Subsidiary on or prior to the Closing Date which constitutes a default or violation of any term, condition or provision of any Federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Subsidiary;

                                    (f) all liabilities and obligations of the
Subsidiary for claims or litigation, which is pending or threatened against the Subsidiary on or prior to the Closing Date, or which is brought or threatened to be brought against the Subsidiary after the Closing Date, relating to facts and circumstances occurring on or prior to the Closing Date;

                                    (g) all liabilities and obligations of the
Subsidiary for any Taxes (as defined below) with respect to periods ending on or prior to the Closing Date; and

                                    (h) all liabilities arising from or based on
any tortious, unlawful or other conduct of the Subsidiary or any of its officers, directors, shareholders, employees, contractors or agents (in their respective capacities as such), including without limitation, liabilities based upon theories of strict liability, product liability, breach of warranty, negligence or misrepresentation (other than claims by employees for those items which constitute an Excluded Liability under Section 3.1.2(a), (d) and (f) below).

The Purchaser shall also be obligated to pay and perform, and shall be responsible for, all liabilities and obligations incurred in connection with the ownership and operation of the Purchased Assets from and after the Closing.

                           3.1.2. Excluded Liabilities. The Purchaser does not
and will not assume or become obligated to pay or perform the liabilities or obligations of the Subsidiary set forth below (all such liabilities and obligations being called collectively the "Excluded Liabilities"). The Excluded Liabilities are limited to the following:

                                    (a) all amounts payable to the Subsidiary's
officers, directors and employees that become payable as a result of the Transaction or a change of control of the Subsidiary, or that may become payable as a result of termination of any such individual's status as an officer, director or employee, including accrued vacation, sick pay and employee benefits and perquisites;

                                    (b) the Office Lease and the leases set
forth on Schedule 1.2(d);

                                    (c) all costs and expenses incurred by the
Company or the Subsidiary in connection with the Transaction, including, without limitation, accounting, legal, printing and investment banking fees (the "Company Transaction Costs");

                                    (d) all liabilities to employees, based on
actions or omissions of the Company, the Subsidiary or its employees occurring on or prior to the Closing Date, including accrued vacation, sick pay and employee benefits and perquisites;

                                    (e) all costs associated with the
cancellation of any options, warrants, or convertible or exchangeable securities issued by the Company;

                                    (f) all liabilities to the stockholders of
the Company in connection with the costs of investigating, defending against and settling claims and suits brought by its stockholders; and

                                    (g) all liabilities under any Pennsylvania
bulk sales statutes.

                           3.1.3. Indemnification for Liabilities. From and
after the Closing Date, the Company and the Subsidiary, jointly and severally, shall indemnify, defend and hold harmless the Purchaser, and its stockholders, directors, officers and affiliates (collectively, the "Purchaser Indemnified Parties"), and the Purchaser shall indemnify, defend and hold harmless the Company and the Subsidiary, and their respective stockholders, directors, officers and affiliates (collectively the "Seller Indemnified Parties"), from and against any and all claims, suits, investigations, proceedings, judgments, losses, damages (whether direct, consequential or special), diminution in value, costs and expenses (including, without limitation, costs and expenses incurred in investigating, defending or settling any claims, suits, investigations or proceedings, such as the fees, expenses and disbursements of counsel, accountants and other experts) which a Purchaser Indemnified Party or a Seller Indemnified Party, respectively, may sustain, suffer or incur, resulting from, related to, or arising out of the failure of the Subsidiary or the Purchaser, respectively, to perform their obligations under Sections 3.1.2 and 3.1.1, respectively. Any Person seeking indemnification hereunder shall promptly give the other party written notice of the matter as to which indemnity is sought; provided, however, the failure to provide such notice shall not relieve the indemnifying party of its obligation to indemnify hereunder, except to the extent it is finally determined that such indemnifying party was actually prejudiced by any such failure. The indemnifying party shall have the right to control the defense, at its own cost and expense, of any such matter as to which indemnification by it is sought hereunder; provided, however, the indemnified parties shall have the right to participate in such defense, with counsel of its own choosing, and at its own cost and expense; provided, further, that if the indemnifying party fails to notify the indemnified parties within 10 Business Days after receipt of such notice of indemnification that it will defend such matter, then the indemnified parties may control the defense thereof, with counsel of its own choosing, but at the sole cost and expense of the indemnifying party (it being understood that, with respect to each matter as to which indemnity is sought, in no event shall an indemnifying party be responsible for more than one counsel for all indemnified parties in such matter, together with such local counsel as may be necessary or appropriate). In the event that any party controlling the defense of a particular matter as to which indemnification has been sought shall seek to compromise or settle such matter, the indemnified parties shall have the right to approve any such compromise or settlement unless such compromise or settlement involves solely the payment of damages which will be paid solely by the indemnifying party, and includes a full and complete release of liability for the indemnified party, in which case no approval of the indemnified party shall be required.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                  The Purchaser represents and warrants to the Company as follows:

                  Section 4.1. Corporate Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect (as defined below) on the Purchaser. When used in connection with the Purchaser, the term "Material Adverse Effect" means any change in or effect on the business of the Purchaser and its subsidiaries that is or is reasonably likely to be materially adverse to (i) the business, properties, result of operations, condition (financial or otherwise) or regulatory status of the Purchaser and its subsidiaries taken as a whole, or (ii) the ability of the Purchaser to consummate the Transactions contemplated hereby.

                  Section 4.2. Authority Relative to this Agreement. The execution, delivery and performance by the Purchaser of this Agreement and the documents, agreements, and instruments to be executed, delivered and performed by the Purchaser in connection with this Agreement (the "Collateral Documents") by the Purchaser and the consummation by the Purchaser, of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Purchaser, and no other corporate proceeding is necessary for the execution and delivery by the Purchaser of this Agreement or any of the Collateral Documents to which the Purchaser is a party, including the approval of the stockholders of the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the Transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

                  Section 4.3. No Conflict; Required Filings and Consents. (a) The execution and delivery by the Purchaser of this Agreement and the Collateral Documents to which the Purchaser is a party do not, and the performance by the Purchaser thereof (including the consummation of the Contemplated Transactions) will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to the Purchaser or by which any of their property is bound or affected, (ii) violate or conflict with either the Certificate of Incorporation or By-Laws of the Purchaser, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of the Purchaser pursuant to, any contract, instrument, permit, license or franchise to which the Purchaser is a party or by which the Purchaser or any of its property is bound or affected; except, in each case, for conflicts, violations, breaches or defaults which, individually or in the aggregate, would not have a Material Adverse Effect.

                           (b) The Purchaser is not required to submit or obtain
any notice, permit, consent, authorization, approval, report or other filing with any governmental authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or any of the Collateral Documents to which the Purchaser is a party, or the consummation of the Transactions contemplated hereby and thereby. No waiver, consent, approval or authorization of any governmental or regulatory authority, domestic or foreign, is required to be obtained or made by the Purchaser in connection with its execution, delivery or performance of this Agreement or any of the Collateral Documents to which the Purchaser is a party.

                  Section 4.4. Financing. The Purchaser has received and entered into a commitment letter from Summit Bank, an accurate and complete copy of which has been made available to the Company (the "Financing Commitment"). The Purchaser will have, on the Closing Date, the funds available to it sufficient to pay the Purchase Price (including any increases thereto pursuant to Section
2.2 hereof) in accordance with the terms of this Agreement.

                  Section 4.5. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Purchaser.

                  Section 4.6. Offer Documents; Proxy Statements. None of the information to be supplied in writing by the Purchaser, its officers, directors, representatives, agents or employees, specifically for inclusion in the Proxy Statement (as defined in Section 5.13), or in any amendments thereof or supplements thereto (the "Purchaser Information"), will, on the date the Proxy Statement is first mailed to stockholders, at the time of the Company Stockholders' Meeting (as defined in Section 5.13) or at the Closing, contain any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. Notwithstanding the foregoing, the Purchaser does not make any representation or warranty with respect to any information, other than the Purchaser Information, including, without limitation, information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in any of the foregoing document.

                                    ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as set forth on the Company Disclosure Schedule previously delivered by the Company to the Purchaser (the "Company Disclosure Schedule"), the Company hereby represents and warrants to the Purchaser as follows:

                  Section 5.1. Organization and Qualification; Subsidiaries. Each of the Company and the Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted. Each of the Company and the Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not have a Material Adverse Effect (as defined below). When used in connection with the Company or its Subsidiary, the term "Material Adverse Effect" means any change in or effect on the business of the Company and its Subsidiary that is or is reasonably likely to be materially adverse to (i) the business, the Purchased Assets, results of operations, condition (financial or otherwise) or regulatory status of the Subsidiary taken as a whole, or (ii) the ability of the Company or the Subsidiary to consummate the Transactions contemplated hereby. Other than the Subsidiary, the Company does not own or control an equity interest in any other entity.

                  Section 5.2. Certificate of Incorporation and By-Laws. Each of the Company and the Subsidiary has made available to the Purchaser a complete and correct copy of its Certificate of Incorporation and By-Laws, each as amended to the date hereof. Such Certificates of Incorporation and By-Laws are in full force and effect. Neither the Company nor its Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

                  Section 5.3. Authority Relative to this Agreement. Each of the Company and the Subsidiary has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary stockholder approval of the Transaction, to carry out its obligations hereunder. The execution, delivery and performance by each of the Company and the Subsidiary of this Agreement and the Collateral Documents to which it is a party, and the consummation by each of the Company and the Subsidiary of the Transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of each of the Company and the Subsidiary, subject to the approval of the Transaction by the Company's stockholders in accordance with Delaware Law. This Agreement has been duly executed and delivered by each of the Company and the Subsidiary and constitutes a legal, valid and binding obligation of each of the Company and the Subsidiary, enforceable against each of the Company and the Subsidiary in accordance with its terms.

                  Section 5.4. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by each of the Company and the Subsidiary do not, and the performance of this Agreement by each of the Company and the Subsidiary will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to the Company or its Subsidiary, as applicable, or by which the Company's or the Subsidiary's respective properties are bound or affected, (ii) violate or conflict with the Certificate of Incorporation or By-Laws of the Company or the Subsidiary, as applicable, or
(iii) except as set forth on Schedule 5.4 of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time of both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Subsidiary pursuant to, any contract, instrument, permit, license or franchise to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary, or the Subsidiary's property, as applicable, is bound or affected; except in each of clauses (i) and (iii), for conflicts, violations, breaches or defaults which, in the aggregate, would not have a Material Adverse Effect.

                           (b) Except for applicable requirements, if any, of
the Exchange Act, neither the Company nor the Subsidiary is required to submit or obtain any notice, permit, consent, authorization, approval, report or other filing with any governmental authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement. Except for applicable requirements, if any, of the Exchange Act, no waiver, consent, approval or authorization of any governmental or regulatory authority, domestic or foreign, is required to be obtained or made by the Company or the Subsidiary in connection with its execution, delivery or performance of this Agreement.

                  Section 5.5. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed with the SEC since January 1, 1997, and has heretofore made available to the Purchaser, in the form filed with the SEC, its (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1996 and December 31, 1997, respectively, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 1997 and (iv) all other reports or registration statements (other than Reports on Form 10-Q referred to in clause (ii) above) filed by the Company with the SEC since January 1, 1997 (collectively, the "SEC Reports"). The SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended, or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Subsidiary is not required to file any statements or reports with SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act.

                           (b) The consolidated financial statements contained
in the SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and the Subsidiary as at the respective dates thereof and the consolidated results of operations and consolidated statements of cash flows of the Company and the Subsidiary for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

                           (c) Except as reflected or reserved against in the
consolidated financial statements contained in the SEC Reports, and except as described on Schedule 5.5 of the Company Disclosure Schedule, the Subsidiary has no liabilities of any nature (whether accrued, absolute, contingent or otherwise) which were not incurred in the ordinary course of business consistent with past practice. As of the date hereof, neither the Company nor the Subsidiary has any outstanding borrowings under the Credit Facility (as defined in Section 5.7 below).

                  Section 5.6. Absence of Certain Changes or Events. Since January 1, 1998, the Subsidiary has conducted its business only in the ordinary course and in a manner consistent with past practice. Except as contemplated in this Agreement, as previously disclosed in the SEC Reports or as otherwise disclosed on a Schedule to this Agreement, since January 1, 1998, there has not been:

                           5.6.1. any Material Adverse Effect on the Subsidiary;

                           5.6.2. any strike, picketing, work slowdown or other
labor disturbance involving employees of the Subsidiary;

                           5.6.3. any damage, destruction or loss (whether or
not covered by insurance) with respect to any material portion of the assets of the Subsidiary;

                           5.6.4. any redemption or other acquisition of Company
Common Stock by the Company or any capital stock of the Subsidiary or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to Company Common Stock or the capital stock of the Subsidiary;

                           5.6.5. any mortgage, pledge, security interest or
imposition of lien or other encumbrance on any asset of the Subsidiary;

                           5.6.6. any change by the Company in accounting
principles or methods except insofar as may have been required by a change in generally accepted accounting principles and disclosed in the SEC Reports;

                           5.6.7. any transaction not in the ordinary course of
business of the Subsidiary, including, without limitation, any sale of all or substantially all of the assets of the Subsidiary or any merger of the Subsidiary and any other entity;

                           5.6.8. any unfulfilled commitments requiring
expenditures by the Subsidiary exceeding $50,000 (excluding commitments expressly described elsewhere in this Agreement, the Schedules hereto or the Company Disclosure Schedule or which were undertaken in the ordinary course of business consistent with past practice);

                           5.6.9. any revaluation of any assets or material
write down of the value of any inventory;

                           5.6.10. any loan or payment to any stockholder of the
Subsidiary or the Company (other than loans or payments from the Subsidiary to the Company in the ordinary course of business consistent with past practices);

                           5.6.11. any amendment to the Subsidiary's Certificate
of Incorporation or By-laws;

                           5.6.12. any (a) disposition of or lapse of any
material patent, trademark, trade name, service mark or copyright or any application for the foregoing, (b) disposition of any material technology, software or know-how, or (c) disposition of any license, permit or authorization to use any of the foregoing or any other material right;

                           5.6.13. any discharge or satisfaction of any lien or
encumbrance or payment or cancellation of any liability, other than payment of current liabilities in the ordinary course of business consistent with past practice;

                           5.6.14. any cancellation of any debt owed to the
Subsidiary or waiver or release of any material contract, right or claim, except for cancellations, waivers and releases in the ordinary course of business which do not exceed $50,000 in the aggregate;

                           5.6.15. any incurrence of indebtedness for borrowed
money or any commitment to borrow money, any capital expenditure or capital commitment requiring an expenditure of monies in the future, any incurrence of a contingent liability or any guaranty or commitment to guaranty the indebtedness of others entered into, by the Subsidiary, other than transactions in the ordinary course of business and not in excess of $100,000; or

                           5.6.16. any agreement or understanding to take any of
the actions described above in this Section 5.6.

                  Section 5.7. Title to Property. The Subsidiary has good and marketable title, or valid leasehold rights in the case of leased property, to all real property and all personal property purported to be owned or leased by it, free and clear of all liens, security interests, claims, encumbrances, options, rights to purchase and charges, excluding (i) liens for fees, taxes, levies, imposts, duties or governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings which suspend the collection thereof, (ii) liens for mechanics, materialmen, laborers, employees, suppliers or other liens arising by operation of law for sums which are not yet delinquent or are being contested in good faith by appropriate proceedings, (iii) liens created in the ordinary course of business in connection with the leasing or financing of office, computer and related equipment and supplies, (iv) easements and similar encumbrances ordinarily created for fuller utilization and enjoyment of property, (v) a security interest in favor of First Union National Bank (successor to CoreStates Bank, N.A., successor to Meridian Bank) created in connection with a credit facility (the "Credit Facility"), and (vi) liens or defects in title or leasehold rights that, in the aggregate, do not and will not have a Material Adverse Effect. The only assets which the Company owns are (A) the equity interests in the Subsidiary and (B) certain trademarks involving the "AquaCare" brand.

                  Section 5.8. Brand Intellectual Property. The Subsidiary is the beneficial owner of all right, title and interest in the Brand Intellectual Property (as such term is defined below) and the registered owner of all right, title and interest in the items listed on Schedule 5.8 of the Company Disclosure Schedule, except as otherwise noted therein, and has the right to use, license, sublicense or assign the Brand Intellectual Property without liability to, or any requirement to obtain the consent of, any other Person. To the best of the

Company's knowledge and except as otherwise noted in such Schedule 5.8, there are no infringements, threats of infringements, or asserted or unasserted claims by the Subsidiary of infringements or misappropriation of any of the Brand Intellectual Property in the United States nor are there any asserted or unasserted claims by the Subsidiary contesting or challenging the right, title or interest of any other Person in any of the Brand Intellectual Property which would have a Material Adverse Effect. There are no outstanding or, to the knowledge of the Company, threatened claims asserted against the Subsidiary alleging the infringement or misappropriation by the Subsidiary of any intellectual property of any other party. For the purposes of this Agreement the term "Brand Intellectual Property" means (a) all trademarks (whether registered or unregistered), trade names and applications therefor, brand names, logotypes and symbols which are used in the manufacture or sale of the Subsidiary's brands listed on such Schedule 5.8, all renewals, modifications or extensions thereof, together with the goodwill of the business symbolized by and associated therewith, and all copyrights (whether registered or unregistered), patents, patent applications or inventions for which patent applications have not been filed, including such of the foregoing as are listed or described in such
Schedule 5.8; and (b) all trade secrets, confidential or proprietary information and other know-how, information, documents or materials owned, developed or possessed by the Subsidiary, whether tangible or intangible in form, which are used by the Subsidiary and are unique to the manufacture or the sale of such brands, including those that are listed on Schedule 5.8 of the Company Disclosure Schedule. Except as set forth on Schedule 5.8 of the Company Disclosure Schedule, there are no royalties or other consideration required to be paid by the Subsidiary in connection with its use of the Brand Intellectual Property.

                  Section 5.9. Litigation. Except as set forth in the SEC Reports or on Schedule 5.9 of the Company Disclosure Schedule, as of the date hereof, there are no claims, actions, suits, proceedings or investigations pending or, to the best knowledge of the Company, threatened against the Subsidiary, or any properties or rights of the Subsidiary, before any court, administrative, governmental or regulatory authority or body, domestic or foreign. As of the date hereof, neither the Subsidiary nor any of its property is expressly subject to any order, judgment, injunction or decree.

                  Section 5.10. Labor Matters. (a) Except as set forth on
Schedule 5.10 of the Company Disclosure Schedule, the Subsidiary is not a party or subject to (i) any outstanding employment agreements or contracts with officers or employees that are not terminable at will, or that provide for the payment of any bonus or commission, (ii) any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees (other than as required by law), or (iii) any collective bargaining agreement or other labor union contract applicable to Persons employed by the Subsidiary, nor does the Subsidiary know of any activities or proceedings of any labor union to organize any such employees, in each of clauses (i), (ii) and (iii), which will become a liability or obligation of the Purchaser from and after the Closing.

                           (b) (i) The Subsidiary is in compliance, in all
material respects, with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment, (ii) there is no unfair labor practice charge or complaint pending before the National Labor Relations Board ("NLRB") involving the Subsidiary, (iii) there is no labor strike, material slowdown or material work stoppage or lockout actually pending or, to the Company's knowledge, threatened involving employees of the Subsidiary, (iv) there is no representation claim or petition pending before the NLRB relating to the employees of the Subsidiary and, to the Company's knowledge, no question concerning representation exists relating to the employees of the Subsidiary, (v) there are no material charges with respect to or relating to employees of the Subsidiary pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices, and (vi) the Subsidiary has not received any formal notice from any Federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Subsidiary and no such investigation is in progress.

                  Section 5.11. Proxy Statement. The proxy statement (such proxy statement, as amended or supplemented, is herein referred to as the "Proxy Statement") to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the Transaction (the "Company Stockholders' Meeting") will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is being made by the Company with respect to any information supplied to the Company by the Purchaser specifically for inclusion in the Proxy Statement. The Proxy Statement will not, at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or first sent to stockholders, at the time of the Company Stockholders' Meeting or at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is being made by the Company with respect to any information supplied to the Company by the Purchaser specifically for inclusion in the Proxy Statement.

                  Section 5.12. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company except for the fees and expenses of Howard, Lawson & Co. which will be deemed an Excluded Liability hereunder.

                  Section 5.13. Conduct of Business. (a) The conduct of the business of the Subsidiary is in compliance, in all material respects, with all federal, state, local or foreign laws, rules, regulations or ordinances, or judgments, injunctions, writs, decrees or orders of any court or governmental entity (collectively, the "Orders"), and the Subsidiary has not received any notice of any violation, in any material respect, of any Order which remains outstanding. The Subsidiary is not subject to any Order currently in effect which could individually or in the aggregate have a Material Adverse Effect.

                           (b) The Subsidiary possesses all licenses, permits,
consents, authorizations, registrations and approvals of, with or from governmental entities which have jurisdiction over it, and occupancy, fire, business and other permits from local officials necessary for the operation of the Subsidiary's business as currently conducted ("Material Permits"), and is in compliance with the terms thereof, except where any violations, or the absence of such Material Permit, would not singly, or in the aggregate, have a Material Adverse Effect. All of the Material Permits are valid and in full force and effect.

                           (c) In connection with the operation of all employee
benefit plans, all employee welfare benefit plans, all employee pension benefit plans, all multi-employer plans and all multi-employer welfare arrangements (as defined in Sections 3(3), (1), (2), (37) and (40), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), currently maintained and/or sponsored by the Subsidiary, or to which the Subsidiary currently contributes, or has an obligation to contribute in the future (including, without limitation, benefit plans or arrangements that are not subject to ERISA) (the "Plans"), the Subsidiary has operated such Plans in compliance, in all material respects, with all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable laws, and, in all material respects, have been administered, operated and managed by in substantial accordance with the governing documents. The Subsidiary does not maintain or sponsor, nor is a contributing employer to, any defined benefit plan or multi-employer plan.

                  Section 5.14. Taxes. (a) The Subsidiary and the Company have timely filed with the appropriate governmental authorities all Tax Returns (as defined below) required to be filed by or with respect to it or its operations or assets, and such Tax Returns are true, correct and complete in all material respects; (b) all Taxes (as defined below) due by Subsidiary and the Company (whether or not shown to be due on such Tax Returns), all Taxes required to be paid on an estimated or installment basis, and all Taxes required to be withheld with respect to the Company or the Subsidiary or its operations or assets have been timely paid or, if applicable, withheld and paid to the appropriate taxing authority in the manner provided by law, (iii) the reserve for Tax liability (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the Balance Sheet is adequate in all material respects for the payment of Taxes through the date thereof, (iv) there are no liens for Taxes upon the assets of the Subsidiary or the Company, (v) no Federal, state, local or foreign audits, administrative proceedings or court proceedings are pending or, to the Company's knowledge, threatened with regard to any Taxes or Tax Returns of the Subsidiary or the Company, and there are no outstanding deficiencies or assessments asserted, proposed or, to the Company's knowledge, threatened against the Subsidiary or the Company, and (vi) there are no outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Subsidiary or the Company or with respect to its operations or assets, no power of attorney granted by the Subsidiary or the Company with respect to any matter relating to Taxes is currently in force, and neither the Subsidiary nor the Company is a party to any agreement providing for the allocation, sharing or payment of Taxes.

                           (b) No property of the Subsidiary or the Company is
"tax exempt use property" within the meaning of Section 168(h) of the Code or property that the Purchaser, the Subsidiary or the Company will be required to treat as being owned by another Person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, in effect immediately before the enactment of the Tax Reform Act of 1986.

                           (c) Neither the Subsidiary nor the Company is or has
been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code, and neither the Subsidiary nor the Company is a "foreign person" within the meaning of the Code.

                           (d) No claim has ever been made by an authority in a
jurisdiction where the Subsidiary or the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction that has not been satisfactorily resolved.

                           (e) No indebtedness of the Subsidiary or the Company
is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code.

                           (f) Neither the Subsidiary nor the Company (i) has
ever been a member of an affiliated group (within the meaning of Section 1504 of the Code, or any similar group as defined for state, local or foreign tax purposes) (except for the affiliated group of the Company including only the Company and the Subsidiary) filing a consolidated federal (or combined or unitary state, local or foreign) income Tax Return, and (ii) has liability for the taxes of any Person (other than the Company or the Subsidiary) under Treasury Regulation ss. 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

                           (g) For purposes of this Section 5.14, references to
the Company or the Subsidiary shall also refer to any predecessor companies.

                           (h) For purposes of this Agreement, "Taxes" means all
taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any foreign taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated, severance, stamp, and other taxes (including any interest, fines, penalties or additions attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments).

                           (i) For purposes of this Agreement, "Tax Return"
means any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

                  Section 5.15. Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in any certificate or other instrument furnished or to be furnished to the Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein which is necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                  Section 5.16. Capitalization. The authorized and outstanding capital stock of the Subsidiary as of the date hereof is as set forth on
Schedule 5.16 of the Company Disclosure Schedule. All of the outstanding shares of the capital stock of the Subsidiary are validly issued, fully paid and non-assessable, are owned by the Company, and on the Closing Date, will be owned by the Company. There are no liens, claims, charges or encumbrances on or with respect to any outstanding shares of capital stock of the Subsidiary. There are no outstanding (i) securities convertible into or exchangeable for the Subsidiary's capital stock; (ii) options, warrants or other rights to purchase or subscribe for capital stock of the Subsidiary or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of the Subsidiary, any such convertible or exchangeable securities or any such options, warrants or rights.

                  Section 5.17. Environmental Laws. The Subsidiary has complied during the time the Subsidiary has operated its business and currently complies with all Environmental Laws (as defined below) and the Subsidiary has not received any communication (whether from a Governmental Entity, private party, employee or otherwise) that alleges that the Subsidiary is not in such compliance, except in each case where such noncompliance or violation would not have a Material Adverse Effect. The Subsidiary has all permits and licenses required under Environmental Laws in connection with the operations of the Subsidiary's business including any permits or licenses relating to disposals or emissions. The Subsidiary has not been named or threatened to be named a "potentially responsible party" within the meaning of CERCLA or any similar federal, state or local law. "Environmental Laws" means any applicable federal, state, local or foreign laws, statutes, rules, regulations, orders, consent decrees, judgments, permits or licenses, relating to prevention, remediation, reduction or control of pollution, or protection of the environment, natural resources and/or human health and safety, including, without limitation, such applicable laws, statutes, rules, regulations, orders, consent decrees, judgments, permits or licenses relating to (a) solid waste and/or Hazardous Materials generation, handling, transportation, use, treatment, storage or disposal, (b) air, water, and noise pollution, (c) soil, ground, water or groundwater contamination, (d) the manufacture, generation, processing, handling, distribution, use, treatment, storage, transportation or release, emission or discharge into the environment of Hazardous Materials, (e) regulation of underground and above ground storage tanks, (f) the obtaining, sale, use, storage, disposal or testing of any human blood or blood product and
(g) the disposal of medical waste. "Hazardous Materials" means any flammable or explosive materials, petroleum (including crude oil and its fractions), radioactive materials, hazardous wastes, toxic substances or related hazardous materials, chemicals, pollutants and contaminants, including, without limitation, polychlorinated biphenyls, friable asbestos, and any substances defined as, or included in the definition of toxic or hazardous substances, wastes, or materials under any federal or applicable state, local or foreign laws, ordinances, rules or regulations including Environmental Laws.

                  Section 5.18.  Contracts.

                           5.18.1. Schedule 5.18 of the Company Disclosure
Schedule sets forth an accurate, correct and complete list of the following binding contracts, agreements, arrangements or instruments (the "Contracts") in effect on the date hereof, to which the Subsidiary is a party, by which it is bound or pursuant to which the Subsidiary is an obligor or a beneficiary:

                                   (a)   Any Contracts with affiliates, whether
                                         or not material (other than employment
                                         agreements providing for an annual
                                         salary and bonus of less than
                                         $100,000);

                                   (b)   Any Contract for capital expenditures
                                         or services by the Subsidiary which
                                         involves consideration payable by the
                                         Subsidiary in excess of $50,000 in any
                                         fiscal year;

                                   (c)   Any Contract evidencing any
                                         indebtedness for borrowed money in
                                         excess of $50,000 or obligation for the
                                         deferred purchase price of assets in
                                         excess of $50,000 (excluding normal
                                         trade payables) or guaranteeing any
                                         indebtedness, obligation or liability
                                         in excess of $50,000;

                                   (d) Any Contract wherein the Subsidiary has agreed to a non-competition provision;

                                   (e)   Any joint venture, partnership,
                                         cooperative arrangement or any other
                                         Contract involving a sharing of
                                         profits;

                                   (f)   Any Contract with any governmental
                                         entity (other than for services in the
                                         ordinary course of business);

                                   (g)   Manufacturers' representative, sales
                                         agency, dealer or advertising Contract
                                         which is not terminable on notice
                                         without cost or other liability to the
                                         Subsidiary;

                                   (h)   Settlement agreement of any material
                                         administrative or judicial proceeding
                                         within the past five years (other than
                                         those the effect of which is reflected
                                         in the financial statements included in
                                         the SEC Reports);

                                   (i) Any power of attorney, proxy or similar instrument granted by or to the Subsidiary (other than in the ordinary course of business consistent with past practice); and

                                   (j)   Any other material Contract related to
                                         the business of the Subsidiary, as
                                         currently conducted or any other
                                         Contract not in the ordinary course of
                                         business of the Subsidiary consistent
                                         with past practice.

                  Accurate, correct and complete copies of each such Contract have been made available by the Company to the Purchaser.

                           5.18.2. Each Contract listed or referred to on
Schedule 5.18 of the Company Disclosure Schedule is in full force and effect, except where the failure to be in full force and effect will not have a Material Adverse Effect. The Company and the Subsidiary has complied with all commitments and obligations on its part to be performed or observed under each such

Contract, except for such noncompliance which is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. To the knowledge of the Company, each party to each such Contract other than the Company or the Subsidiary has complied with all commitments and obligations on its part to be performed or observed thereunder, except for such noncompliance which is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. The Subsidiary has not received any notice of a default by it under any such Contract and no event or condition has happened or presently exists which constitutes a default by it or, after notice or lapse of time or both, would constitute a default by it under any such Contract, except for such notices and defaults which are not reasonably likely, individually or in the aggregate to have a Material Adverse Effect.

                  Section 5.19. Major Customers/Suppliers. Schedule 5.19 of the Company Disclosure Schedule lists the names of the ten largest customers (by revenues generated) and suppliers (by expenditure) for the Subsidiary and the amount of revenues generated by each of them and expenditures incurred to them, as appropriate, during the twelve months ended December 31, 1997. To the best knowledge of the Company, except as set forth in Schedule 5.19 of the Company Disclosure Schedule, there have been no material adverse changes in the relationships between the Subsidiary and the customers or suppliers listed on
Schedule 5.19 of the Company Disclosure Schedule, from December 31, 1997 until the date hereof.

                  Section 5.20. Accounts Payable. All accounts payable and accrued expenses reflected in the financial statements included in the SEC Reports arose from bona fide transactions in the ordinary course of the Subsidiary's business.

                  Section 5.21. Accounts Receivable. All accounts receivable reflected in the financial statements included in the SEC Reports arose from bona fide transactions in the ordinary course of the Subsidiary's business. Neither the Company nor the Subsidiary has received written notice of any claim of recourse, defense, deduction, counterclaim or offset on part of the obligor with respect to such accounts receivable.

                  Section 5.22. Bulk Sales. The bulk sales laws of the Commonwealth of Pennsylvania are not applicable to the transactions contemplated hereby.

                  Section 5.23. Insurance Policies. The Subsidiary maintains insurance covering all risks customarily insured against and in amounts reasonable and customary in light of the Subsidiaries' assets, properties, business, operations, products and services as the same are presently owned or conducted. Each current policy is in full force and effect and all premiums are currently paid and no notice of cancellation or termination has been received with respect to any such policy. Such policies have been sufficient for compliance with all material requirements of law. Except as set forth on
Schedule 5.23 of the Company Disclosure Schedule, there are no material claims, actions, suits or proceedings arising out of or based upon any of such policies of insurance. The Subsidiary has not been refused any insurance with respect to its assets and operations, nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five years.

                  Section 5.24. Inventory. All inventory of the Subsidiary, whether existing now or at the Closing, consists or will consist of a quality and quantity usable in the ordinary course of business, except for items of obsolete materials, prior season, slow moving, irregular or defective stock and materials of below-standard quality, all of which have been written off or down to fair market value as reflected in the financial statements included in the SEC Reports. The inventory reflected in the financial statements included in the SEC Reports were on the date thereof properly recorded thereon and reflected at such date proper reserves as determined in accordance with generally accepted accounting principles, consistently applied, and stated, on an aggregate basis, at the lower of cost (based on the first-in, first-out method) or market value.

                  Section 5.25. Promotional Programs. Since January 1, 1997, the promotional programs of the Subsidiary have been and are being conducted in the ordinary course of business consistent with past practice. Schedule 5.25 of the Company Disclosure Schedule describes all material binding obligations, commitments, agreements and understandings with any Person having relations with the Subsidiary relating to or involving advertising and promotional programs or plans whether directed to customers, trade parties or others.

                  Section 5.26. Warranty Claims. The schedule of warranty expenses of the Subsidiary for the two fiscal years ended December 31, 1997 as described on Schedule 5.26 of the Company Disclosure Schedule is true, complete and correct.

                                   ARTICLE VI
                   CONDUCT OF BUSINESS PENDING THE TRANSACTION

                  Section 6.1. Acquisition Proposals. The Company will notify the Purchaser promptly if any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company, in each case in connection with any acquisition, business combination or purchase of all or any significant portion of the assets of, or any equity interest in, the Company or the Subsidiary.

                  Section 6.2. Conduct of Business Pending the Sale. Each of the Company and the Subsidiary covenants and agrees that, between the date of this Agreement and the Closing, unless the Purchaser shall otherwise consent in writing, the businesses of the Subsidiary shall be conducted only in, and the Company and the Subsidiary shall not take any action except in, the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor the Subsidiary shall, between the date of this Agreement and the Closing, directly or indirectly do any of the following without the prior written consent of the Purchaser:

                           (a) (i) amend or propose to amend the Certificate of
Incorporation or By-Laws of the Company or the Subsidiary; (ii) split, combine or reclassify any outstanding shares of Company Common Stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to the shares of Company Common Stock or shares of capital stock of the Subsidiary; (iii) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock, except in the performance of its obligations under existing Employee Plans; or
(iv) authorize or propose or enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 6.2(a);

                           (b) (i) acquire (by merger, consolidation, or
acquisition of stock or assets) any significant corporation, partnership or other business organization or division thereof; (ii) except in the ordinary course of business, sell, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or encumbrance of any assets of the Company or its Subsidiary; (iii) incur any indebtedness for borrowed money, or enter into any contract or agreement, except in the ordinary course of business;
(iv) authorize any capital expenditure which individually is in excess of $25,000 or in the aggregate in excess of $100,000; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 6.2(b);

                           (c) take any action except in the ordinary course of
business and in a manner consistent with past practice with respect to accounting policies or procedures (including without limitation its procedures with respect to the payment of accounts payable); or

                           (d) take any action described in Sections 5.6.4,
5.6.5, 5.6.9, 5.6.10, 5.6.12, 5.6.13 and 5.6.14.

                  Section 6.3. No Shopping. The Company and its Subsidiary will not, directly or indirectly, through any officer, director, agent, financial adviser or otherwise, solicit, initiate or encourage submission of proposals or offers from any Person relating to any acquisition or purchase of all or a portion of the assets of (other than immaterial or insubstantial assets or inventory in the ordinary course of business), or any equity interest in, the Company or the Subsidiary or any business combination with the Company or the Subsidiary, or participate in any negotiations regarding, or furnish to any other Person any information (except for information which has been previously publicly disseminated by the Company in the ordinary course of business) with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Notwithstanding the foregoing, the parties hereby agree that the Board of Directors of the Company may review and act upon (which actions may include, without limitation providing confidential information, negotiating a transaction and entering into an agreement for a transaction) an unsolicited proposal by any other Person relating to any of the transactions referred to in the preceding sentence, if the Company's Board of Directors upon the advice of counsel determines that failing to review and act would constitute a breach of fiduciary duty. The Company shall use its best efforts to cause all confidential materials previously furnished to any third parties to be promptly returned to the Company and shall cease any negotiations conducted in connection therewith or otherwise conducted with any such parties. In accordance with
Section 6.1 hereof, the Company shall promptly notify the Purchaser if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made.

                  Section 6.4. Best Efforts. Each of the Company, the Subsidiary and the Purchaser shall use all reasonable efforts to cause the conditions set forth in Article VIII hereof to be satisfied, and shall cooperate with the other parties hereto in obtaining third party consents required hereunder (including, without limitation, providing to the third parties such information as they may reasonably request).

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

                  Section 7.1. Proxy Statement. As promptly as practicable after the date hereof, the Company shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to stockholders, the Proxy Statement. The Proxy Statement shall contain the recommendation of the Company's Board of Directors in favor of the Transaction; provided, however, that no director of the Company shall be required to take or support any action that would violate its fiduciary duty to stockholders. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement will be made by the Company, without consultation with Purchaser and its counsel.

                  Section 7.2. Meeting of Stockholders of the Company. Following the date hereof, the Company shall promptly take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and By-Laws to convene the Company Stockholders' Meeting. The stockholder vote or consent required for approval of the Transaction will be no greater than that set forth in Delaware Law. The Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the Transaction and shall take all other action reasonably necessary to secure any vote or consent of stockholders required by Delaware Law to effect the Transaction. The Purchaser agrees that it shall vote, or cause to be voted, in favor of the Transaction all shares of Company Common Stock directly or indirectly beneficially owned by it. Notwithstanding anything to the foregoing, no director of either the Company or the Subsidiary shall be required to take or support any action that would violate its fiduciary duty to stockholders.

                  Section 7.3. Additional Agreements. The Company and the Purchaser will each comply in all material respects with all applicable laws and with all applicable rules and regulations of any governmental authority in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby. Each of the parties hereto agrees to use all reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. The parties shall cooperate in responding to inquiries from, and making presentations to, regulatory authorities.

                  Section 7.4. Notification of Certain Matters. The Company shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event whose occurrence, or non-occurrence, would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing or (B) any condition set forth in Article VIII to be unsatisfied in any material respect at any time from the date hereof to the date of the Closing, and (ii) any material failure of the Company or the Subsidiary on the one hand, or the Purchaser on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  Section 7.5. Access to Information. (a) From the date hereof to the Closing, the Company shall, and shall cause its Subsidiary, officers, directors, employees, auditors and agents to, afford the officers, employees and agents of the Purchaser reasonable access, at reasonable times and on reasonable notice, to its officers, employees, agents, properties, offices and other facilities and to all books and records, and shall furnish the Purchaser with all financial, operating and other data and information as the Purchaser, through its officers, employees or agents, may reasonably request, except that, with respect to the workpapers of its independent accountants, the Company and the Subsidiary shall only be required to provide access thereto, it being understood that they may not be copied or reproduced in any manner without the express written consent of such independent accountants.

                           (b) Any information obtained after the date hereof
pursuant to Section 7.5 shall be subject to the Confidentiality Agreement dated May 12, 1998 by and between Purchaser and the Company (the "Confidentiality Agreement") which agreement is hereby confirmed in all respects and shall survive, in accordance with its terms, any termination of this Agreement.

                  Section 7.6. Public Announcements. The Purchaser and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Transaction and shall not issue any such press release or make any such public statement before such consultation, except as may be required by law or the rules and regulations of any stock exchange or trading medium on or through which the shares of Company Common Stock are then traded.

                  Section 7.7.  INTENTIONALLY OMITTED.

                  Section 7.8. Obligations Relating to Subsidiary Employees. The Purchasers shall have no obligations to hire or continue the employment of any of the Subsidiary's employees. The Subsidiary shall be solely responsible for the satisfaction of all claims for benefits brought by or in respect of any individual who was an employee of the Subsidiary at any time prior to the Closing under any Plan or any government mandated benefits (worker's compensation and unemployment compensation) or otherwise, which claims are based on occurrences prior to the Closing, or as a result of the Closing, regardless of when notices of such claims were filed. The Subsidiary shall retain responsibility for all compensation payable, including with respect to the benefits or other liabilities payable with respect to all Plans, relating to employees of the Subsidiary who retired or terminated employment prior to the Closing.

                  Section 7.9. Further Assurances. (a) Subject to the terms and conditions hereof, the Subsidiary and the Company each agrees that after the Closing Date it will execute and deliver such documents to the Purchasers as the Purchasers may reasonably request in order to more effectively vest in the Purchasers good title to the Purchased Assets and to consummate the transactions contemplated hereby in the manner contemplated hereby.

                  (b) On and after the Closing Date, the Purchasers shall have the sole right and authority to collect, for its own account and sole benefit, all monies payable in respect of the Purchased Assets, no matter how or when earned. If the Company or the Subsidiary shall receive any such monies, it shall hold all such monies in trust for the sole benefit of the Purchasers. No later than the 15th day of the month after the month in which receipt thereof occurred, the Company and the Subsidiary shall cause the transfer and delivery to the Purchasers of any monies or other property which the Company or Subsidiary may receive after the Closing Date in payment of monies payable in respect of the Purchased Assets or the business of the Subsidiary. The Subsidiary authorizes the Purchasers to endorse in the Subsidiary's name all notes, checks, drafts, money orders or other instruments of payment in respect of the foregoing which may come into the possession of the Purchasers, and the Subsidiary hereby ratifies all that the Purchasers shall lawfully do or cause to be done by virtue hereof. This right shall become irrevocable upon Closing.

                  Section 7.10. Post-Closing Access. The Purchaser hereby agrees to maintain all Books and Records and Regulatory Filings forming a part of the Purchased Assets for a period of at least six years from the Closing Date and, during such time, to provide the Company and the Subsidiary with full and complete access to all such Books and Records and Regulatory Filings for any lawful purpose, including to defend or prosecute any legal actions or government proceedings (including tax audits) brought by or against the Company or any Subsidiary. The Company and the Subsidiary agree to provide commercially reasonable notice when making requests, and agree not to materially interfere with the operations of the Purchaser in exercising its rights, under this
Section 7.10. The Purchaser agrees to cause any subsequent transferee of any of the Purchased Assets to be bound by the terms and provisions of this section to the extent it has possession of any Books and Records or Regulatory Filings. Notwithstanding anything to the contrary, the Purchaser agrees that the Company and the Subsidiary will retain a copy of the Books and Records and Regulatory Filings forming a part of the Purchased Assets.

                  Section 7.11. INTENTIONALLY OMITTED.

                                  ARTICLE VIII
                  CONDITIONS PRECEDENT TO THE CLOSING; CLOSING

                  Section 8.1. Conditions to Obligation of Each Party to Effect the Transaction. The respective obligations of each party to effect the Transaction shall be subject to the following conditions:

                           8.1.1. Stockholder Approval. This Agreement shall
have been approved and adopted by the requisite vote of the stockholders of the Company and the Subsidiary; and

                           8.1.2. No Challenge. There shall not be pending any
action, proceeding or investigation before any court or administrative agency by any governmental agency challenging, or seeking material damages in connection with the Transaction or this Agreement, which (i) if adversely determined, would have a Material Adverse Effect on the Purchaser, the Company or the Subsidiary, or (ii) prohibits or makes illegal the Transaction.

                           8.1.3. No Statutes. There shall not be any statute,
rule, regulation, judgment, order or injunction enacted, enforced, promulgated, issued or deemed expressly applicable to the Transaction or this Agreement which would have a Material Adverse Effect on the Purchaser, the Company or the Subsidiary.

                           8.1.4. Contractual Consents. The parties shall have
obtained all of the consents and approvals to the transfer of the Contracts listed on Schedule 8.1.4.

                  Section 8.2. Additional Conditions to Obligations of the Company and the Subsidiary. The obligation of the Company and the Subsidiary to effect the Transaction is also subject to the satisfaction or the waiver by the Company and the Subsidiary of the following conditions on the Closing Date:

                           8.2.1. (i) the representations and warranties of the
Purchaser set forth in this Agreement and the Collateral Documents shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except for such misstatements or omissions which, individually or in the aggregate, would not have a Material Adverse Effect on the Purchaser, (ii) the Purchaser shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Closing, (iii) the Purchaser shall have delivered to the Company and the Subsidiary a certificate to such effect dated the Closing Date signed on behalf of the Purchaser by its Chairman or President, which certificate shall be in form and substance reasonably satisfactory to the Company and the Subsidiary, and (iv) Swidler Berlin Shereff Friedman, LLP shall have delivered its opinion in form and substance reasonably satisfactory to the Company and the Subsidiary confirming the accuracy of the matters set forth in Sections 4.1 (first sentence only), 4.2 and 4.3(a)(i) and (ii) of this Agreement (it being understood that no opinion shall be required with respect to regulations administered by any state or federal food and drug administrative agency); and

                           8.2.2. the Company and the Subsidiary shall have been
provided with the originally-executed documents, agreements and instruments required to be delivered by the Purchaser pursuant to this Agreement and pursuant to each of the Collateral Documents, including, but not limited to, a Secretary's and incumbency certificate, a bill of sale for the tangible portion of the Purchased Assets, an assignment and assumption agreement, an omnibus intellectual property assignment, a patent assignment and the Escrow Agreement.

                  Section 8.3. Additional Conditions to Obligations of the Purchaser. The obligation of the Purchaser to effect the Transaction is also subject to the satisfaction or the waiver by the Purchaser of the following conditions on the Closing Date:

                           8.3.1. (i) the representations and warranties of the
Company and the Subsidiary set forth in this Agreement and the Collateral Documents shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except for such misstatements or omissions which, individually or in the aggregate, would not have a Material Adverse Effect on the Subsidiary, (ii) the Company and the Subsidiary shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them on or before the Closing, (iii) the Company and the Subsidiary shall have delivered to the Purchaser a certificate to such effect dated the Closing Date signed on behalf of each of the Company and the Subsidiary by its President, which certificate shall be in form and substance reasonably satisfactory to the Purchaser and (iv) Pepper Hamilton LLP shall have delivered its opinion in form and substance reasonably satisfactory to the Purchaser confirming the accuracy of the matters set forth in Sections

5.1 (first sentence only), 5.3, 5.4(a)(i) and (ii) and 5.4(b) of this Agreement (it being understood that no opinion shall be required with respect to regulations administered by any state or federal food and drug administrative agency);

                           8.3.2. the Purchaser shall have been provided with
the originally-executed documents, agreements and instruments required to be delivered by the Company and the Subsidiary pursuant to this Agreement and pursuant to each of the Collateral Documents, including, but not limited to, a Secretary's and incumbency certificate, a bill of sale for the tangible portion of the Purchased Assets, an assignment and assumption agreement, an omnibus intellectual property assignment, a patent assignment, the Escrow Agreement and a FIRPTA affidavit of the Subsidiary stating that the Subsidiary is not a foreign person; and

                           8.3.3. INTENTIONALLY OMITTED.

                           8.3.4. the Purchaser shall have received a wire
transfer of the cash and cash equivalents of the Subsidiary on hand as of the Closing Date, less the Excluded Cash.

                  Section 8.4. Closing. The closing of the Transaction (the "Closing") shall take place at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, PA 19103-2799 (i) at 10:00 A.M. on the first business day on which the last to be fulfilled or waived of the conditions set forth in this Agreement shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and the Purchaser may agree (the "Closing Date").

                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

                  Section 9.1. Termination. This Agreement may be terminated at any time before the Closing:

                           9.1.1. By mutual consent of the respective Boards of
Directors of the Purchaser and the Company; or

                           9.1.2. By either the Purchaser or the Company if the
Transaction shall not have been consummated by December 31, 1998, provided, however, that the right to terminate this Agreement under this Section 9.1.2 will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Transaction to occur on or before such date; or

                           9.1.3. By either the Purchaser or the Company if a
court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

                           9.1.4. By the Purchaser if the Board of Directors of
the Company (i) withdraws, modifies or changes its recommendation to its stockholders of the approval and adoption of this Agreement in a manner adverse to the Purchaser, (ii) recommends to the holders of shares of Company Common Stock any proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company or its Subsidiary, other than the transactions contemplated by this Agreement, or (iii) resolves to do any of the foregoing; or

                           9.1.5. By the Company if prior to the Closing, a
Person or group shall have made a bona fide offer that the Board of Directors of the Company determines in its good faith judgment, upon the advice of counsel, that it is necessary for it to accept such bona fide offer in the exercise of its fiduciary duties because it is more favorable to the Company's stockholders than the Transaction;

                           9.1.6. By either the Purchaser or the Company if the
other party (i) has breached its representations or warranties contained herein or (ii) has failed to perform any of its covenants and agreements contained herein, in each case, in any material respect, and such breach or failure continues for a period of ten days after the receipt of notice of the breach from the non-breaching party; or

                           9.1.7. By the Company if the Closing shall not have
occurred by November 30, 1998 and, prior to such date, either (i) the termination date of the Financing Commitment shall not have been extended to December 31, 1998 or (ii) a substitute financing commitment satisfactory to the Company shall not have been obtained by the Purchaser.

                  Section 9.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of the Purchaser, the Company or the Subsidiary, except nothing herein shall relieve any party from liability for any breach of any of its representations, warranties, covenants or agreements contained in this Agreement. Notwithstanding the foregoing, if this Agreement is terminated by the Purchaser pursuant to
Section 9.1.4 or by the Company pursuant to Section 9.1.5 hereof, then, within five (5) Business Days after such termination, the Company shall pay the Purchaser the sum of $150,000 in immediately available funds, and, upon receipt of a reasonably detailed invoice therefor, reimburse the Purchaser for its reasonable out-of-pocket expenses incurred in connection with this Transaction.

                  Section 9.3. Amendment. This Agreement may be amended by the parties hereto by action taken by the Purchaser and by the Company and the Subsidiary at any time before the Closing. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  Section 9.4. Waiver. At any time before the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other parties with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

                                    ARTICLE X
                               GENERAL PROVISIONS

                  Section 10.1. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Closing or the termination of this Agreement pursuant to
Section 9.1, as the case may be, except that the agreements set forth in Articles II and III, and in Sections 7.8 through 7.10 (inclusive) shall survive the Closing indefinitely.

                  Section 10.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally, mailed by overnight U.S. Express Mail (postage prepaid, return receipt requested) or delivered by a nationally-recognized courier service guaranteeing next Business Day delivery to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

                           10.2.1. if to the Purchaser:

                                    Numark Laboratories, Inc.
                                    75 Mayfield Avenue
                                    Edison, New Jersey 08818
                                    Attention: Patrick M. Lonergan, President
                                    Fax: (732) 225-0066

                           with a copy to:

                                    Swidler Berlin Shereff Friedman, LLP
                                    919 Third Avenue
                                    New York, NY  10022-9998
                                    Attention:  Scott Zimmerman, Esq.
                                    Fax:  (212) 758-9526


                           10.2.2. if to the Company or the Subsidiary:

                                    Menley & James, Inc.
                                    Commonwealth Corporate Center, Suite 210
                                    100 Tournament Drive
                                    Horsham, PA  19044
                                    Attention:  Lawrence D. White, President
                                    Fax: (215) 441-6579

                           with a copy to:

                                    Pepper Hamilton LLP
                                    3000 Two Logan Square
                                    Philadelphia, PA  19103-2799
                                    Attention: James D. Epstein, Esq.
                                    Fax:  (215) 981-4750

                  Section 10.3. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. All transfer and sales taxes shall be the responsibility of the Purchaser

                  Section 10.4. Certain Definitions. For purposes of this Agreement, the term:

                           10.4.1. "affiliate" of a Person means a Person that
directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

                           10.4.2. "Business Day" shall mean any day which is
not a Saturday, Sunday or other day during which banks in the State of New York are authorized to close.

                           10.4.3. "control" (including the terms "controlled
by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                           10.4.4. "Person" means an individual, corporation,
partnership, association, trust or any unincorporated organization; and

                           10.4.5. "Knowledge" means, with respect to the
Company and its Subsidiary, the actual knowledge of the officers (as such term is defined in Rule 16b-1(f) promulgated under the Exchange Act) of the Company and the Subsidiary.

                           Section 10.5. Headings. The headings contained in
this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  Section 10.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

                  Section 10.7. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other Person any rights or remedies hereunder.

                  Section 10.8. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that the Purchaser may assign all or any of their rights hereunder to any affiliate of the Purchaser provided that no such assignment shall relieve the assigning party of its obligations hereunder.

                  Section 10.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State.

                  Section 10.10. Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

                                                                    APPENDIX B

                        [HOWARD, LAWSON & CO. LETTERHEAD]








                                                 August 21, 1998



The Board of Directors
Menley & James, Inc.
Commonwealth Corporate Center
100 Tournament Drive
Suite 210
Horsham, PA  19044

Gentlemen:

         We have been engaged by Menley & James, Inc. ("Menley & James" or the "Company") in connection with a transaction (the "Transaction") whereby the Company has agreed to sell for cash substantially all of its assets (excluding $2 million in cash and certain other assets). Our engagement has been for the purpose of rendering our opinion to the Board of Directors of the Company as to the fairness of the Transaction, from a financial point of view, to the Company and its stockholders.


         The Transaction

         The Company and Menley & James Laboratories, Inc., a wholly owned subsidiary of the Company, have entered into an agreement with Numark Laboratories, Inc. ("Numark"), whereby the Company and its subsidiary have agreed to sell for cash substantially all of the subsidiary's assets (excluding $2 million in cash and certain other assets) and assign substantially all of the subsidiary's liabilities to the Purchaser. We understand that the Company has no material assets or liabilities outside of its interest in the subsidiary.

         The purchase price will be $12,930,000, subject to adjustment based on the net assets of the Company as of closing. The purchase price will be adjusted dollar-for-dollar based on the amount by which the net assets exceed or fall short of $8,846,000. Net assets are defined as i) cash and cash equivalents, net accounts receivable, net inventory, prepaid expenses, and net property and equipment, less ii) accounts payable and accrued expenses. The adjustment cannot exceed $500,000. Excluded from the liabilities that the Purchaser will be assuming are i) all costs and expenses related to the Transaction; ii) any payments to officers, directors and employees payable as a result of the Transaction or termination of employment or under existing employee benefit plans; iii) the leases on the Company's headquarters facility, certain automobiles, and office equipment; and iv) certain other liabilities..

The Board of Directors
Menley & James, Inc.
August 21, 1998
Page 2



         Materials Reviewed and Activities Conducted

         In arriving at our opinion, we reviewed and analyzed materials we deemed relevant regarding the Company and the Transaction, including the following:

         1.       The Menley & James Proxy Statement (draft dated August 21,
                  1998) regarding the Transaction;

         2.       The Asset Purchase Agreement dated as of August 21, 1998;

         3. Menley & James Annual Reports and Forms 10-K for the fiscal years ended December 31, 1992 through December 31, 1997, Menley & James quarterly reports and Forms 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

         4. 1998 Budget and Forecasted financial statements for the Company for the fiscal year ending December 31, 1998;

         5. Correspondence and other material exchanged with Numark and other prospective purchasers of the common stock or assets of the Company;

         6. Minutes from meetings of the board of directors of the Company;

         7. Information on the historical trading prices and volume of the common stock of the Company;

         8. Publicly available financial and market price information regarding certain companies which we believe share valuation characteristics with the Company and for certain acquisitions which we deemed relevant; and

         9. Such other studies, analyses, inquiries and investigations as we deemed appropriate for purposes of this opinion.

         We also held meetings with certain members of the management Company to discuss the Transaction, the events leading to the Transaction, the business and operations of the Company, and historical and projected financial statements of the Company.

The Board of Directors
Menley & James, Inc.
August 21, 1998
Page 3



         Limiting Conditions

         In rendering our opinion, we have relied on the completeness and accuracy of the information provided to us by the management of the Company including the information listed earlier. We did not independently verify the financial, legal, tax, operating and other information provided to us by the Company or publicly available and relied on the completeness and accuracy of such information in all respects. We did not make independent appraisals or evaluations of the assets of the Company, and relied upon the representations of management concerning information with respect to the Company and its financial statements. We assumed that the information relating to the prospects of the Company furnished by such companies reflects the best then currently available estimates and judgments of management of the Company. We relied on the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated. We did not contact any prospective acquirer of the Company or any of its assets. Our analysis is necessarily based upon economic, market and other conditions and the information made available to us as of the date of our opinion. Our analysis does not incorporate or provide an opinion on the effects of future transactions.

         Opinion

         Based upon and subject to the foregoing, it is our opinion that the Transaction is fair, from a financial point of view, to the Company and its stockholders.


                                                /s/ Howard, Lawson & Co.
                                                -------------------------------
                                                HOWARD, LAWSON & CO.

                                                                    APPENDIX C


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-K
             [ X ] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                   For the fiscal year ended December 31, 1997


                        Commission file number: 000-19788

                              MENLEY & JAMES, INC.
             (Exact name of Registrant as specified in its charter)


           Delaware                               23-2621602
   (State of incorporation)           (I.R.S. Employer Identification No.)

                              100 Tournament Drive
                           Horsham, Pennsylvania 19044
                    (Address of principal executive offices)
                  Registrant's telephone number: (215) 441-6500


           Securities registered pursuant to Section 12(b) of the Act:
                                      None

           Securities registered pursuant to Section 12(g) of the Act:
                     Common Stock, par value $.01 per share

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days. Yes   X   No
                                              -----   -----
         Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]
         The aggregate market value of the voting stock held by nonaffiliates of the registrant, as of March 17, 1998, was $3,569,162.
         The number of shares of the registrant's common stock, par value $.01 per share, outstanding as of March 17, 1998, was 6,163,518.

                      Documents Incorporated by Reference:


               Document                         Part(s) Into Which Incorporated

(1) Proxy Statement to be used in connection                Part III
with Part III the Annual Meeting of
Stockholders to be held May 21, 1998 (the
"Proxy Statement"). With the exception of the pages of the Proxy Statement specifically incorporated by reference herein, the Proxy
Statement is not deemed to be filed as a part of this Form 10-K.

            Important Factors Relating to Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements. In connection with certain forward-looking statements contained in this Annual Report on Form 10-K and those that may be made in the future by or on behalf of the Company, the Company notes that there are various factors that could cause actual results to differ materially from those set forth in any such forward-looking statements. Among the most significant of these factors are: competition from major brand-name product companies; increased destocking pressure and consolidation of major customers; difficulty in identifying and supporting future acquisitions of companies and/or new brands; material interruption of supply, or delay or cessation of production by the Company's manufacturers; new or material revisions to the Food and Drug Administrations' regulations. Readers of this Annual Report should consider these facts in evaluating the information contained herein. Accordingly, there can be no assurance that the forward-looking statements contained in this Annual Report will be realized or that actual results will not be significantly higher or lower. The inclusion of the foreword-looking statements contained in this Annual Report should not be regarded as a representation by the Company or any other person that the forward-looking statements contained in this Annual Report will be achieved. In light of the foregoing, readers of this Annual Report are cautioned not to place undue reliance on the forward-looking statements contained herein.

                                     PART I

Item 1. Business.

         Menley & James, Inc., a Delaware corporation (the "Company"), was incorporated in 1990. The Company's executive offices are located at 100 Tournament Drive, Horsham, Pennsylvania 19044, and its telephone number is (215) 441-6500. All references to the "Company" or "Menley & James" in this report include Menley & James, Inc. and its wholly-owned operating subsidiary, Menley & James Laboratories, Inc., except where the context requires otherwise. All product designations in boldface type in this report are trademarks of the Company, except for Garfield which is a trademark of PAWS Incorporated, Derifil, which is a trademark of Rystan Company, Inc. and Humibid, which is a trademark of Medeva Pharmaceuticals, Inc.

         The Company produces and markets a diversified portfolio of over-the-counter ("OTC") pharmaceutical and toiletry products, all of which have recognized brand names. The products are sold in drugstores, supermarkets and other mass merchandisers throughout the United States.

Industry Overview

         The majority of the Company's products are classified as OTC drugs. According to industry sources, in 1997 manufacturers' sales of OTC drugs exceeded $16 billion, with over 300 companies competing in 41 separate product categories.

         The Company also offers products that compete in the toiletries market. According to industry sources, in the toiletries industry, more than 65 companies had product offerings in the seven market segments in which the Company offers products, with manufacturers' sales exceeding $8 billion in such segments.

Company Background

         The Company commenced operations in 1990 with the acquisition of thirty-two brands from SmithKline Beecham Corporation ("SB"). The Company's senior executives are former executives of SB Consumer Products Division with expertise in marketing OTC drug and toiletry products.

Company Strategy

         During 1997, the Company executed trade promotions and radio campaigns in support of Benzedrex and Humibid Guaifenesin Plus, along with establishing an internal telemarketing group to contact the Directors of Nursing at nursing facilities contacting more than 3,700 homes. The Company's future strategic focus is to grow Menley & James by building a brand-name health care products business. The Company intends to accomplish this by:

         o Developing a lead product. The Company plans to develop at least one brand name product into a significant lead product. Targeted marketing programs will be executed against specific brands in order to identify this lead product.

         o Acquiring new companies or brands. The Company plans to devote significant efforts on making acquisitions. The focus of the search is centered on companies and brands in the nutraceutical field, a segment of our industry that continues to experience significant growth due to the aging of the baby boomers and their interest in personal health care.

Brands
    The Company's portfolio consists of the following brands:

    Brand                                   Product Description
    -----                                   -------------------
    Acnomel..............................    Acne Medication
    Acryline 2...........................    Dental Aid/Device (Denture)
    Albolene.............................    Liquifying Skin Cleanser
    Amitone..............................    Antacid
    Aqua Care............................    Hand & Body Cream
    A.R.M................................    Allergy Relief Caplet
    AsthmaHaler..........................    Aerosol Bronchodilator
    AsthmaNefrin.........................    Liquid Bronchodilator
    Avail................................    Calcium-Intensive Vitamin
    Beau Kreml...........................    Hair Tonic
    Benzedrex............................    Decongestant Inhaler & Nasal Spray
    B.F.I................................    Antiseptic Powder
    Capsaicin (see note).................    Topical Analgesic Cream
    Congestac............................    Cold Medication
    Conti................................    Soap with Olive Oil
    Derifil (see note)...................    Internal Deodorant
    Duo..................................    Eyelash Adhesive
    5 Day................................    Deodorant/Antiperspirant
    Femiron..............................    Vitamin Supplement for Women
    Garfield Multivitamins...............    Children's Chewable Multivitamins
    Hold.................................    Cough Suppressant Lozenge
    Humibid Guaifenesin Plus (see note)..    Cold Medication
    Lady Esther..........................    Facial Cream & Powder
    Liquiprin............................    Children's Analgesic
    Ornex................................    Cold Medication Caplet
    Plate Weld...........................    Dental Aid/Device (Denture)
    Rose Milk............................    Skin Care Moisturizer
    S.T. 37..............................    Liquid Antiseptic Solution
    Serutan..............................    Natural Fiber Laxative
    Thermotabs...........................    Buffered Salt Tablets
    Venture..............................    Liquid Men's Hair Dressing
    Yodora...............................    Cream Deodorant
    Zonite...............................    Vaginal Douche

         Note: The Company has sales and marketing agreements with three pharmaceutical companies, under which it began, during 1996, to market these brands.

Distribution

         The Company sells its products nationally through its own six-person sales force and 39 independent brokerage organizations to approximately 2,000 customers. The Company's own sales force calls on approximately 30 of these customers, including most of the major food and drug chains and drug wholesalers, which account for over 50% of the Company's sales. The Company's brokers are compensated by commissions.

         The Company's major customers include drug wholesalers such as Bergen Brunswig Corporation and McKesson Drug Company. McKesson is the Company's largest customer and accounted for approximately 20% of the Company's net sales in 1997. The Company's other customers include large drug chains such as Walgreens and Osco, large food chains such as Kroger and Safeway, and mass merchandisers such as Kmart and Wal-Mart.

         The Company's sales force and independent brokers work directly with the major retail customers to develop promotional programs for individual products and to promote sales of the Company's entire product portfolio. Depending upon the promotional program, the Company's sales force or brokers will seek additional shelf space or "facings" and will develop advertising, display or price discount programs at the store level to supplement a Company-sponsored sales program.

Manufacturing

         The Company currently has manufacturing arrangements in place with contract manufacturers with respect to all of its products. All of the Company's products are manufactured to the Company's specifications under agreements with terms generally ranging from individual purchase orders to agreements with one-year terms which renew automatically unless canceled by one of the parties. Under certain agreements, the Company may purchase raw materials in various forms to supply to the manufacturers. The Company believes that the raw materials used in manufacturing its products are available in adequate quantities from multiple sources.

         The Company monitors the quality control of its manufacturers through a system of outside third-party experts. All production facilities are visited at least annually, and each production batch is approved prior to release of any product for sale.

         Following manufacturing, the Company's products are shipped to a public warehouse facility outside St. Louis, Missouri that specializes in OTC drug and toiletries packaged goods. Products are shipped from this public warehouse, as needed, directly to the Company's customers.

         The Company believes that contract manufacturing is generally equal to, or less expensive than, in-house manufacturing for a variety of reasons including the significant amount of over-capacity present in much of the industry that has led to competition among manufacturers for contracts such as those entered into by the Company. Although the Company typically has a manufacturing agreement with a single source for each product, multiple sources are generally available. The Company has never experienced a material interruption of supply from any of its manufacturers. However, in those instances in which it has only a single source of supply, any material delay or cessation of production by the Company's contract manufacturers could have a material adverse impact on the Company's results of operations. The Company does not believe that the level of manufacturing over-capacity in the industry is likely to change significantly in the near future and, accordingly, does not believe that its reliance upon contract manufacturers will have a material adverse effect on the Company's operations.

Trademarks

         All of the Company's products have recognized trademarks associated with them. The Company believes its trademarks have significant value in marketing its products. Federally registered trademarks have a perpetual life as long as they are timely renewed and used properly as trademarks, subject to the right of third parties to seek cancellation of the marks.

         Garfield is a trademark of PAWS Incorporated, which has granted a nonexclusive license to the Company for use of the mark in connection with children's multivitamins in the United States.

         Derifil is a trademark of Rystan Company, Inc. and Humibid is a trademark of Medeva Pharmaceuticals, Inc. The Company markets these two brands under sales and marketing agreements with the above-named companies.

Competition

         The OTC pharmaceutical and toiletry products markets in which the Company competes are highly competitive. While competition occurs on the basis of product quality and price, the Company believes that brand loyalty and consumer acceptance are also important factors. The Company's competitors include other OTC pharmaceutical companies and large consumer products companies, all of which have considerably greater financial and marketing resources than the Company. The products offered by these companies are often supported by significantly larger advertising and promotional expenditures and are generally backed by a larger sales force than those of the Company. In addition, the Company's competitors have often been willing to use aggressive spending on trade promotions as a strategy for building market share at the expense of their competitors, including the Company.

Government Regulation

         The Company's products are generally subject to government regulations, primarily by the Food and Drug Administration (the "FDA"). The majority of the Company's products are regulated by the FDA as OTC drugs, with the rest of the products being regulated as "cosmetics," "dietary" or "nutritional supplements," or "medical devices." All such products must comply with FDA regulations governing the safety of the products themselves or the ingredients used in their manufacture. FDA regulations for all products also include requirements for product labeling and for adherence to "current good manufacturing practices" (GMP's).

         All of the Company's OTC drug products are regulated pursuant to the FDA's "monograph" system for OTC drugs. The monographs set out the active ingredients and labeling indications that are permitted for certain broad categories of OTC drug products (e.g., nasal decongestants). Compliance with the monograph provisions means that the product is generally recognized as safe and effective and is not mislabeled. Future changes in the monographs could result in the Company having to revise product labeling and formulations.

         With regard to all of the Company's products, the FDA may revise applicable regulations or provide new interpretations of existing regulations which could necessitate product labeling changes, reformulations or other changes in the Company's products or the conduct of its business. While it is impossible to predict the impact of future FDA actions, to date the Company has not been materially adversely affected as a result of compliance with FDA or state regulations.

Product Liability and Insurance

         An inherent risk of the Company's business is exposure to product liability claims brought by users of the Company's products or others. While the Company will continue to take what it considers to be appropriate precautions, there can be no assurance that it will avoid significant product liability exposure. The Company maintains product liability insurance that it believes to be adequate; however, there can be no assurance that it will be able to retain its existing coverage or that such coverage will be sufficient to satisfy future product liability claims, if any.

Employees

         As of December 31, 1997, the Company had twenty-seven full-time employees, including seven sales and marketing personnel and twenty executive and administrative employees. The Company believes its relations with its employees are satisfactory.

Item 2. Properties.

         The Company's executive offices, consisting of an aggregate of approximately 6,800 square feet, are located in Horsham, Pennsylvania, under a lease which expires February 2001. The lease provides for annual rent ranging from $146,000 for the period ending in February 1998 to $164,000 for the period ending in February 2001. The Company believes these offices are adequate for its current needs.

Item 3. Legal Proceedings.

         There are no material legal proceedings pending against the Company or to which the Company is a party, and to the knowledge of management, no such proceedings are threatened or contemplated.

Item 4. Submission of Matters to a Vote of Security Holders.

         None

                                     PART II

Item 5. Market for Registrant's Common Equity and Related Stockholder Matters.

         The Company's Common Stock is traded under the symbol "MENJ." From January 21, 1992 until November 10, 1994, the Company's Common Stock was traded on the Nasdaq National Market System. As a result of the Company's aggregate market value, trading with respect to the Company's Common Stock moved to the Nasdaq SmallCap Market on November 11, 1994. The following table sets forth the high and low bid prices for the Company's Common Stock on the Nasdaq SmallCap Market. Prices represent quotations between dealers without adjustment for retail markups, markdowns and commissions and may not represent actual transactions.

            Quarter ended                        High             Low
            -------------                        ----             ---
             March 31, 1996.................... $ 1.56          $  .81
             June 30, 1996.....................   1.56            1.19
             September 30, 1996................   1.50             .88
             December 31, 1996.................   1.31             .88

             March 31, 1997....................   1.46            1.08
             June 30, 1997.....................   1.52            1.30
             September 30, 1997................   1.90            1.38
             December 31, 1997.................   1.59            1.21

         On March 17, 1998, the last reported closing price of the Common Stock on the Nasdaq SmallCap Market was $1.50 per share. As of March 17, 1998, there were approximately 79 holders of record of the Common Stock.

         The Company has never paid cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future, but intends instead to retain any future earnings for reinvestment in its business. The Company's bank loan agreement restricts the payment of dividends on Common Stock. Any future determinations to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

Item 6. Selected Consolidated Financial Data.

         The following table sets forth consolidated financial data with respect to the Company for each of the years ended December 31, 1993 through 1997, which have been derived from the Company's audited consolidated financial statements. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto appearing elsewhere in this report.

                         SELECTED FINANCIAL INFORMATION
                      (In thousands, except per share data)

                                                                      Year Ended December 31,
                                                  ----------------------------------------------------------
                                                   1993         1994         1995        1996         1997

Consolidated Income Data:
Net sales....................................     $22,978      $18,843      $14,395     $14,297      $14,446
Cost of goods sold...........................      10,485        8,840        7,101       6,850        6,894
                                                  -------     --------     --------    --------      -------
Gross profit.................................      12,493       10,003        7,294       7,447        7,552
Selling, general and administrative
 expenses....................................      10,831        7,595        4,914       5,463        6,079
Gain on sale of brand........................         --           619           --         --          --
Valuation adjustment.........................         --        12,845           --         --          --
Depreciation and amortization................       1,851        1,818        1,569       1,536        1,367
                                                  -------     --------     --------    --------       ------
Income (loss) from operations................        (189)     (11,636)         811         448          106
Lawsuit settlement...........................      (1,600)         --            --         --          --
Interest (expense) income....................        (996)        (588)        (237)        (70)          73
                                                 --------    ---------     --------   ---------      -------
Income (loss) before income taxes and
 cumulative effect of change in
 accounting for income taxes.................      (2,785)     (12,224)         574         378          179
Provision (benefit) for income taxes ........        (576)         657          455         416          426
                                                  -------     --------    ---------   ---------      -------
Income (loss) before cumulative effect of
 change in accounting  for income taxes .....      (2,209)     (12,881)         119         (38)        (247)
Cumulative effect as of January 1, 1993 of
 change in method of accounting for
 income taxes................................       1,900          --           --          --          --
                                                  -------   ----------    ---------   ---------      -------
Net income (loss) applicable to common
 shares......................................     $  (309)    $(12,881)     $   119     $   (38)     $  (247)
                                                  =======     ========      ========    =======      =======

Per share of common stock(1):
Basic income (loss) before cumulative effect
 of change in accounting for income taxes ...     $ (0.36)    $  (2.10)     $  0.02     $ (0.01)     $ (0.04)
Cumulative effect of accounting change ......        0.31          --           --          --          --
                                                  -------     --------      -------     -------      -------
Basic income (loss) per share................     $ (0.05)    $  (2.10)     $  0.02     $ (0.01)     $ (0.04)
                                                  =======     ========      =======     =======      =======

Weighted average common shares
  outstanding................................       6,148        6,148        6,148       6,148       6,151
                                                  =======     ========      ========    ========     =======

                                                                                 At December 31,
                                                  ----------------------------------------------------------
Balance Sheet Data:
Working capital..............................     $ 9,055     $  7,022      $ 6,697     $ 7,086      $ 8,372
Total assets.................................      47,129       27,473       24,755      23,527       22,453
Long-term debt (excluding current portion) ..       8,565        3,100        1,005          36         --
Stockholders' equity.........................      33,967       21,086       21,205      21,167       20,930

(1) Amounts presented assuming dilution would remain the same.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations.

General
         The Company commenced operations on May 29, 1990 with the acquisition from SmithKline Beecham of the trademarks, product formulations and production methodologies, packaging artwork and related inventories for thirty-two OTC pharmaceutical and toiletry products.

         Prior to 1994 the Company made significant marketing and promotional expenditures in connection with its strategy of building sales of certain brands. The Company introduced Garfield Bath Products in the first quarter of 1994, Garfield Children's Chewable Multivitamins in June 1992, Benzedrex Spray in July 1992, 5 Day Solid in February 1991 and Cherry Flavored Hold and Maximum Strength Ornex in June 1991. The Company supported these new product introductions with varying combinations of television advertisements in selected markets, cents-off coupon inserts in Sunday newspapers, trade allowances to support retailers' efforts to promote these products and "two-for-one" or "bonus pack" offers directed at consumers. In 1994, the Company significantly reduced marketing efforts, especially on the Garfield line, because the sales return on the marketing investment was lower than anticipated and cash was required for debt reduction. While the timing of the Company's marketing and promotional expenditures may vary significantly from quarter to quarter and year to year, the Company anticipates that it will continue to make investments in promotional campaigns designed to stimulate sales of existing products or introduce new ones.

Results of Operations

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

         Net sales for the year ended December 31, 1997 were $14.4 million compared to $14.3 million for the comparable period of 1996. Sales for 1997 benefitted from the Company's sales and marketing agreements entered into during 1996. These agreements include Humibid Guaifenesin Plus, a nonprescription formulation of the Rx drug, Humibid; Derifil, an internal deodorant; and Capsaicin, a generic version of Zostrix(R) cream. Net sales for these brands totaled $1.7 million, an increase of $762 thousand over the year ended December 31, 1996. Net sales of the Company's remaining brands decreased $612 thousand compared to 1996. The decline in sales is due to continued competition and trade destocking pressures.

         Cost of goods sold for the year 1997 was $6.9 million, or 48% of net sales, which is comparable to the 1996 cost of goods sold of $6.9 million, or 48% of net sales in 1996.

         Selling, general and administrative expenses were $6.1 million, or 42% of net sales for the year ended December 31, 1997, as compared to $5.5 million or 38% for the prior year. The $616 thousand increase in expense is primarily a result of an increase in Benzedrex advertising costs along with marketing costs associated with the products under the Company's sales and marketing agreements. The Company's own sales force, and its network of independent brokers, work directly with the major retail customers to focus marketing support behind individual Company products at the retail store level.

         The Company, at December 31, 1997, had a net operating loss carryforward for federal income tax purposes of approximately $5.7 million which may be used to offset future taxable income. These net operating loss carryforwards will expire during the years 2005 through 2008. The Company recognized $426 thousand in tax expense, mostly noncash, for the year ended December 31, 1997. The effective tax rate exceeds the statutory federal tax rate primarily as a result of the amortization of product lines and trade names, which is not deductible for tax purposes. The Company has net deferred tax assets of $692 thousand in its consolidated balance sheet as of December 31, 1997, which is primarily made up of two items, net operating loss carryforwards and future deductible expenses.

         Management is satisfied that it is more likely than not that the deferred tax assets will be realized primarily from future taxable income expected to be earned from recurring operations over the next few years. Management assesses the realizability of the Company's deferred tax assets on a continuous basis and adjusts the valuation allowance in the event that circumstances affecting the realization of the deferred tax assets change.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

         Net sales for the year ended December 31, 1996 were $14.3 million compared to $14.4 million for the comparable period of 1995. Sales for 1996 benefitted from the Company's 1996 sales and marketing agreements which include Humibid GC, a nonprescription formulation of the Rx drug, Humibid; Derifil, an internal deodorant; and Capsaicin, a generic version of Zostrix(R) cream. Net sales for these brands totaled $968 thousand. Net sales of a majority the Company's remaining brands decreased $1.1 million compared to 1995. The decline in sales is due to continued competition and trade destocking pressures.

         Cost of goods sold for the year 1996 was $6.9 million, or 48% of net sales, compared to $7.1 million, or 49% of net sales in 1995. The decrease in the cost of goods sold, as a percentage of sales, is primarily a result of the effect of a decrease in returns and allowances.

         Selling, general and administrative expenses were $5.5 million, or 38% of net sales for the year ended December 31, 1996, as compared to $4.9 million or 34% for the prior year. The $549 thousand increase in expense is primarily a result of an increase in marketing costs associated with the products under the Company's 1996 sales and marketing agreements. The Company's own sales force, and its network of independent brokers, work directly with the major retail customers to focus marketing support behind individual Company products at the retail store level.

         Interest expense, including finance cost amortization, was $70 thousand for 1996 compared to $237 thousand for the prior year. The decrease is due to lower outstanding debt. At December 31, 1996, the Company had $661 thousand of bank debt outstanding. At December 31, 1995, the bank debt outstanding was $2.1 million.

         The Company, at December 31, 1996, had a net operating loss carryforward for federal income tax purposes of approximately $6.8 million which may be used to offset future taxable income. These net operating loss carryforwards will expire during the years 2005 through 2008. The Company recognized $416 thousand in tax expense for the year ended December 31, 1996. The effective tax rate exceeds the statutory federal tax rate primarily as a result of the amortization of product lines and trade names, which is not deductible for tax purposes. The Company has net deferred tax assets of $1.1 million in its consolidated balance sheet as of December 31, 1996, which is primarily made up of two items, net operating loss carryforwards and future deductible expenses.

         Management is satisfied that it is more likely than not that the deferred tax assets will be realized primarily from future taxable income expected to be earned from recurring operations over the next few years. Management assesses the realizability of the Company's deferred tax assets on a continuous basis and adjusts the valuation allowance in the event that circumstances affecting the realization of the deferred tax assets change.

Impact of Inflation

         Management believes that, to date, inflation has not had a significant impact on its operations.

Liquidity and Capital Resources

         At December 31, 1997, the Company had working capital of $8.4 million. Working capital was provided by operations and may also be provided by the periodic use of its revolving credit facility. The revolving credit facility has a maximum borrowing limit of $3.0 million and terminates on June 30, 1998, unless extended. The Company has no bank debt outstanding at December 31, 1997. The amount of borrowing, if any, and the subsequent repayments under the credit facility would be a result of the seasonality of the Company's sales, marketing plans and profits. Also, extended payment date terms that are consistent with standard industry practice and are offered to the Company's customers under marketing programs create seasonal changes in the Company's cash flow. These extended payment programs are directly related to the seasonal promotion of the Company's cough and cold brands.

         At the present time, the Company's primary cash requirements are for normal operating activities. The Company's strategic focus in the year ahead is to grow Menley & James by building a brand-name health care products business.

The Company's strategy is to develop a new product/revitalize an existing brand, which will receive marketing funds from the cash flow generated from other products, and to purchase a new brand or company, preferably in the Nutraceutical vitamin and herb supplement market. Management believes that cash flow from operations and current and future borrowing capacity will be sufficient to fund the Company's operating and capital requirements for the foreseeable future.

Impact of Year 2000

         Some of the Company's older computer programs were written using two digits rather than four digits to define the applicable year. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. If left unchanged, this could cause a system failure or miscalculations causing disruptions in operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in normal similar business activities.

         The Company has completed an assessment and is in the process of modifying portions of its software so that its computer system will function properly with respect to dates in the year 2000 and thereafter. The total year 2000 project cost is not expected to be material and will be capitalized.

Earnings per Common Share

         In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Earnings per common share amounts for all periods have been presented to conform to Statement 128 requirements. There was no impact of restating earnings per share under Statement 128.

Impact of Recent Accounting Pronouncements

         In June, 1997, the Financial Accounting Standards Board issued Statements No. 130, "Reporting Comprehensive Income" and Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," both of which are required to be adopted on January 1, 1998. Statement 130 requires financial statement reporting of all nonowner related changes in equity for the periods being presented. Statement 131 requires disclosure of revenue, earnings and other financial information pertaining to business segments by which a company is managed, as well as factors used by management to determine segments. The Company believes adoption of Statement 130 and Statement 131 will have no effect on its financial reporting.

Item 8. Financial Statements and Supplementary Data.


                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
MENLEY & JAMES, INC.

         We have audited the accompanying consolidated balance sheets of Menley & James, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Menley & James, Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                             /s/ Ernst & Young LLP
                                             ---------------------------------
                                             ERNST & YOUNG LLP

Philadelphia, Pennsylvania
February 6, 1998

                              MENLEY & JAMES, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                                             December 31,
                                                                                     ----------------------------
                                                                                       1996                1997
                                                                                       ----                ----
                                    ASSETS

Current assets:
    Cash and cash equivalents ............................................           $  2,205            $  2,879
    Accounts receivable, net of allowances of
      $524 in 1996 and $464 in 1997 ......................................              2,721               2,474
    Inventory ............................................................              3,402               2,844
    Prepaid expenses .....................................................                578               1,006
    Deferred tax asset ...................................................                504                 692
                                                                                     --------            --------
    Total current assets .................................................              9,410               9,895
Property and equipment, net ..............................................              1,360               1,435
Product lines, trade names and packaging designs, net ....................             12,168              11,123
Deferred tax asset .......................................................                561                --
Other ....................................................................                 28                --
                                                                                     --------            --------
    Total assets .........................................................           $ 23,527            $ 22,453
                                                                                     ========            ========

               LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable .....................................................           $  1,109            $    840
    Accrued expenses .....................................................                541                 647
    Current maturities of long-term debt .................................                674                  36
                                                                                     --------            --------
    Total current liabilities ............................................              2,324               1,523
Long-term debt ...........................................................                 36                --
Preferred stock, $1 par value, authorized 5,000,000 shares,
    none issued and outstanding ..........................................               --                  --
Stockholders' equity:
    Common stock, $.01 par value, authorized 15,000,000 shares, issued and
       outstanding was 6,148,518 in 1996 and 6,163,518 shares in 1997 ....                 61                  62
    Additional paid-in capital ...........................................             45,454              45,463
    Accumulated deficit ..................................................            (24,348)            (24,595)
                                                                                     --------            --------
Total stockholders' equity ...............................................             21,167              20,930
                                                                                     --------            --------
    Total liabilities and stockholders' equity ...........................           $ 23,527            $ 22,453
                                                                                     ========            ========














                             See accompanying notes.

                              MENLEY & JAMES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                                     Year Ended December 31,
                                                       ------------------------------------------------
                                                         1995                1996               1997
                                                         ----                ----               ----
Net sales ..................................           $ 14,395            $ 14,297            $ 14,446
Cost of goods sold .........................              7,101               6,850               6,894
                                                       --------            --------            --------
Gross profit ...............................              7,294               7,447               7,552
Selling, general and administrative expenses              4,914               5,463               6,079
Depreciation and amortization ..............              1,569               1,536               1,367
                                                       --------            --------            --------
Income from operations .....................                811                 448                 106
Interest (expense) income ..................               (237)                (70)                 73
                                                       --------            --------            --------
Income before income taxes .................                574                 378                 179
Provision for income taxes .................                455                 416                 426
                                                       --------            --------            --------
Net income (loss) ..........................           $    119            $    (38)           $   (247)
                                                       ========            ========            ========

Basic income (loss) per share ..............           $   0.02            $  (0.01)           $  (0.04)
                                                       ========            ========            ========

Diluted income (loss) per share ............           $   0.02            $  (0.01)           $  (0.04)
                                                       ========            ========            ========

Weighted average number of common shares
  outstanding - basic ......................              6,148               6,148               6,151
                                                       ========            ========            ========

Weighted average number of common shares
  outstanding - diluted ....................              6,152               6,148               6,151
                                                       ========            ========            ========
























                             See accompanying notes.

                              MENLEY & JAMES, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (In thousands)

                                                           Additional                                Total
                                         Common             Paid-in            Accumulated        Stockholders'
                                         Stock              Capital              Deficit             Equity
                                         -------           ----------          -----------        -------------
Balance, December 31, 1994 ..           $     61            $ 45,454            $(24,429)           $ 21,086
    Net income ..............                                                        119                 119
                                        --------            --------            --------            --------
Balance, December 31, 1995 ..                 61              45,454             (24,310)             21,205
    Net loss ................                                                        (38)                (38)
                                        --------            --------            --------            --------
Balance, December 31, 1996 ..                 61              45,454             (24,348)             21,167
    Net loss ................                                                       (247)               (247)
    Exercise of stock options                  1                   9                                      10
                                        --------            --------            --------            --------
Balance, December 31, 1997 ..           $     62            $ 45,463            $(24,595)           $ 20,930
                                        ========            ========            ========            ========



































                             See accompanying notes.

                              MENLEY & JAMES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                      Year Ended December 31,
                                                              ---------------------------------------
                                                                1995           1996           1997
                                                                ----           ----           ----
Cash flows from operating activities:
   Net income (loss) .................................        $   119         $   (38)        $  (247)
   Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
        Depreciation and amortization ................          1,569           1,536           1,367
        Amortization of deferred financing costs .....             37              38              28
        Deferred income taxes ........................            420             427             373
        Changes in operating assets and liabilities:
          Accounts receivable ........................            572             412             247
          Inventory ..................................            777             423             558
          Prepaid expenses ...........................             40             (77)           (428)
          Accounts payable ...........................           (243)            294            (269)
          Accrued expenses ...........................           (438)            (32)            106
                                                              -------         -------         -------
   Net cash provided by operating activities .........          2,853           2,983           1,735

Cash flows used in investing activities:
   Property purchases, net of capital lease obligation           (216)           (314)           (397)
                                                              -------         -------         -------

Cash flows used in financing activities:
   Proceeds from issuance of common stock, net .......           --              --                10
   Repayment of borrowings ...........................         (2,200)         (1,452)           (674)
                                                              -------         -------         -------
   Net cash used in financing activities .............         (2,200)         (1,452)           (664)
                                                              -------         -------         -------

Net increase in cash .................................            437           1,217             674
Cash and cash equivalents, beginning of year .........            551             988           2,205
                                                              -------         -------         -------
Cash and cash equivalents, end of year ...............        $   988         $ 2,205         $ 2,879
                                                              =======         =======         =======

















                             See accompanying notes.

                              MENLEY & JAMES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization and Basis of Presentation

         Menley & James, Inc. ("the Company") and its wholly owned subsidiary, Menley & James Laboratories, Inc. were incorporated in Delaware in 1990. The Company, through Menley & James Laboratories, Inc., currently markets and distributes a portfolio of over-the-counter pharmaceutical and toiletries products to drugstores, supermarkets, and other mass merchandisers throughout the United States.

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation
         The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Menley & James Laboratories, Inc. All material intercompany transactions and accounts have been eliminated.


Use of Estimates
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition
         Revenue is recognized when products are shipped. Provisions for estimated returns and cash discounts are made when revenues are recognized.

Cash Equivalents
         Cash equivalents consist of highly liquid temporary cash investments with original maturities less than three months which are valued at cost plus accrued interest.

Inventories
         Inventories are stated at the lower of cost or market by the first-in, first-out method.

Product Lines, Trade Names and Packaging Designs
         Substantially all of the product lines and trade names were recorded at the time of the acquisition in 1990 and allocated among the brands based on valuations performed at that time.

         Packaging designs are being amortized over five years. Product lines and trade names are being amortized over fourteen years. Accumulated amortization at December 31, 1996 and 1997 was $8.7 million and $9.8 million, respectively. Amortization expense relating to product lines, trade names and packaging designs was $1.3 million, $1.2 million and $1.1 million for the years 1995, 1996 and 1997, respectively.

         Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") 121, "Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The adoption of SFAS 121 did not have a material effect on the Company's consolidated financial statements.

         In the event that facts and circumstances indicate that intangible or other assets may be impaired, an evaluation of the recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the assets carrying amount to determine if a write-down to market value or discounted cash flow value is required.

                              MENLEY & JAMES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2 - Summary of Significant Accounting Policies (Continued)

Property and Equipment
         Property and equipment is carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Accumulated depreciation at December 31, 1996 and 1997 was $1.6 million and $1.9 million, respectively. Depreciation expense was $291,000, $380,000 and $280,000 for years 1995, 1996 and 1997, respectively.

Consumer Promotions
         The estimated redemption value of coupons is charged to marketing and promotion expense when the coupons are distributed to the consumer. The incremental product cost of "two-for-one" or "bonus pack" offers is charged to advertising and promotion expense as sales of the related product occur.

Income Taxes
         Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards 109, "Accounting for Income Taxes." Under Statement 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Stock-Based Compensation.
         The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to employees" (APB 25) and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. The effect of applying Statement No. 123's fair value method to the Company's stock-based awards results in pro forma net loss and loss per share that are not materially different from amounts reported.

Earnings per Common Share
         In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Earnings per common share amounts for all periods have been presented to conform to Statement 128 requirements. There was no impact of restating earnings per share under Statement 128.

Impact of Recent Accounting Pronouncements
         In June 1997, the Financial Accounting Standards Board issued Statements No. 130, "Reporting Comprehensive Income," and Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," both of which are required to be adopted on January 1, 1998. Statement 130 requires financial statement reporting of all non-owner related changes in equity for the periods being presented. Statement 131 requires disclosure of revenue, earnings and other financial information pertaining to business segments by which a company is managed, as well as factors used by management to determine segments. The Company believes adoption of Statement 130 and Statement 131 will have no effect on its financial reporting.

                              MENLEY & JAMES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Note 3 - Inventories

     Inventories consist of the following:
                                                            December 31,
                                                       1996             1997
                                                       ----             ----
                                                           (In thousands)

     Raw materials.............................      $ 1,078          $ 1,095
     Work in process...........................          191              280
     Finished goods............................        2,133            1,469
                                                     -------          -------
                                                     $ 3,402          $ 2,844
                                                     =======          =======

Note 4 - Long-Term Debt

   Long-term debt consists of:
                                                             December 31,
                                                        1996             1997
                                                        ----             ----
                                                            (In thousands)

     Term loan.................................         $ 661          $    --
     Obligations under capital lease                       49               36
                                                     --------          -------
                                                          710               36
     Less: current maturities..................           674               36
                                                     --------          -------
     Total long-term debt......................      $     36          $    --
                                                     ========          =======

         At December 31, 1997, the Company had no amounts outstanding under its term loan. At December 31, 1996, the Company had $661 thousand outstanding under its term loan which was paid on January 23, 1997. The term loan interest was at a fixed rate of 6.65%, and was secured by a first lien on all assets of the Company. At December 31, 1996 and 1997, there was no amount outstanding under the revolving credit facility which has a maximum borrowing limit of $3.0 million and terminates on June 30, 1998, unless extended. The Company pays a 0.25% commitment fee on the unused portion of the credit facility. Letters of credit may be issued under this facility up to a maximum of $1.0 million. No letters of credit were issued during 1996 or 1997.

         The Company is permitted to choose between various interest rate options for the revolving credit facility, to specify the portion of the borrowings to be covered by specific interest rate options and to specify the interest period to which the interest rate options are to apply, subject to certain parameters. The interest rate options available to the Company at December 31, 1997 were Prime rate or LIBOR rate plus a borrowing margin of 0.75% and 3.0%, respectively.

         The Company's loan agreement contains financial and other covenants including limitations on the payment of dividends, restrictions on the sale of assets, limitations on capital expenditures and maintenance of minimum levels of sales, working capital, net worth, and debt coverage ratios.

         The Company leases computer equipment under a capital lease which expires June 2000 and has been recorded at its fair market value. Future minimum payments under this lease are as follows: years ending December 31, 1998 and 1999 - $13,500; five months ended June 30, 2000 - $8,000.

         Interest payments for the years 1995, 1996 and 1997 were approximately $217,000, $103,000 and $5,000 respectively.

                              MENLEY & JAMES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Note 5 - Income Taxes

         Significant components of the Company's deferred tax assets and liabilities at December 31, were as follows (in thousands):

                                                        1995            1996           1997
                                                        ----            ----           ----
Deferred tax liabilities:
  Prepaid expenses and other ..................        $    90         $   155         $   282
  Amortization of organizational costs and
    packaging designs .........................            408             348             255
  Depreciation ................................            291             309             231
                                                       -------         -------         -------
Total deferred tax liabilities ................        $   789         $   812         $   768
                                                       -------         -------         -------

Deferred tax assets:
  Net operating loss carryforwards ............          3,142           2,768           2,317
  Promotional expenses ........................            146             174             157
  Nondeductible allowances and reserves .......            334             245             220
  Other .......................................             49              80              75
                                                       -------         -------         -------
Total deferred tax assets .....................          3,671           3,267           2,769
Valuation allowance for deferred tax assets ...         (1,390)         (1,390)         (1,309)
                                                       -------         -------         -------
Deferred tax assets, net of valuation allowance          2,281           1,877           1,460
                                                       -------         -------         -------
Net deferred tax assets .......................        $ 1,492         $ 1,065         $   692
                                                       =======         =======         =======

         Significant components of the provision for income taxes are as follows (in thousands):

                                                                            1995            1996          1997
                                                                            ----            ----          ----
   Current:
      Federal......................................................        $   20         $    9        $   25
      State........................................................            15            (20)           28
                                                                          -------         ------        ------
  Total current....................................................            35            (11)           53
  Deferred.........................................................           420            427           373
                                                                           ------         ------         -----
    Provision for income taxes.....................................        $  455         $  416         $ 426
                                                                           ======         ======         =====

          The reconciliation between the Company's provision for income taxes and the U.S. federal statutory tax rates is (in thousands):

                                                                            1995            1996         1997
                                                                            ----            ----         ----
    Tax at U.S. statutory rates....................................        $ 195          $  129       $   61
    State taxes, net of federal tax benefit........................           29              19           94
    Product lines and other amortization
      not deductible for tax.......................................          411             375          339
    Valuation adjustment...........................................         (192)             --           --
    Decrease in valuation reserve..................................           --              --          (81)
    Other..........................................................           12            (107)          13
                                                                          ------          ------       ------
    Provision for income taxes.....................................       $  455          $  416       $  426
                                                                          ======          ======       ======

         The Company has approximately $5.7 million of tax return net operating loss carryforwards currently available on an unlimited basis to offset federal net taxable income. These loss carryforwards expire in the years 2005 through 2008.

                              MENLEY & JAMES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Note 6 - Leases

         The Company leases an office facility and automobiles under noncancelable operating leases which expire at various dates through 2001. Future minimum payments under these leases consist of the following at December 31, 1997: 1998 - $164,000; 1999 - $164,000; 2000 - $169,000; 2001 - $14,000.

         Rental expense for operating leases for the years 1995, 1996 and 1997 was $282,000, $150,000 and $158,000 respectively.


Note 7 - Common Stock and Stock Options

         In 1991, the Board of Directors adopted, and the stockholders approved, a stock option plan which authorized the grant of stock options with respect to 380,000 shares of the Company's common stock and granted options to purchase 289,180 shares of common stock at an exercise price of $7.89 per share. During 1995, options were granted to purchase 30,000 shares of common stock at an exercise price of $0.69 per share. On February 1, 1996, 224,960 options were revalued reducing the exercise price from $7.89 per share to $1.25 per share, which reflected the share price at the close of business February 1, 1996. During 1996, options were granted to purchase 15,000 and 30,000 shares of common stock at exercise prices of $1.19 and $1.56 respectively. During 1997, options were granted to purchase 30,000 shares of common stock at an exercise price of $1.38 per share. Additionally, during 1997, options to purchase 15,000 shares of common stock were exercised at an exercise price of $0.69 per share and options to purchase 30,000 shares of common stock expired. At December 31, 1997, 269,960 options are vested and exercisable. As of December 31, 1997 one half of the options issued in 1997 were exercisable; the remaining options shall become exercisable in two equal installments on January 1, and April 1, 1998.


Note 8 - Commitments

         The Company has license and sales and marketing agreements to manufacture and/or market certain products. Under these agreements the Company is required to pay royalties based upon various percentages of net sales and/or net profits. Additionally, pursuant to the above agreements, the Company may be entitled to receive monies based on losses, if any, incurred during the year on certain of the products. Net sales of all products under agreements, for the years ended 1995, 1996 and 1997 were equal to 5.0%, 9.3% and 12.5% respectively, of total net sales. Royalty expense, net, for the years 1995, 1996 and 1997 was $48,000, $23,000 and $578,000, respectively.


Note 9 - Supplemental Information

         Advertising expense for the years 1995, 1996 and 1997 was $1,000, $613,000 and $1.0 million, respectively.

         For each of the years 1995, 1996 and 1997, one customer accounted for approximately 13%, 17% and 20%, respectively, of net sales. The Company operates in the health and beauty care segments and primarily sells its products to eight trade classes. These trade classes are drug wholesalers, drug chains, mass merchandisers, food chains, grocery wholesalers, service merchandisers, barber and beauty customers and the government. The largest of these are drug wholesalers and drug chains, which account for approximately 46% and 28%, respectively, of accounts receivable as of December 31, 1997. In the Company's opinion, there is not a material risk of loss due to credit concentration.

                                    PART III


Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

         None.

Item 10. Directors and Executive Officers of the Company.

         The information with respect to directors and executive officers of the Company contained under the caption "Election of Directors" in the Company's Proxy Statement to be used in connection with the Annual Meeting of Stockholders to be held on May 21, 1998, is incorporated herein by reference in response to this item.

         The following table sets forth certain information with respect to the executive officers and directors of the Company:

Name                                                  Age     Position
----                                                  ---     --------

Lawrence D. White...............................        52    Director, Chairman of the Board, President and
                                                              Chief Executive Officer
Greg L. Kearl...................................        47    Director, Executive Vice President, Chief
                                                              Operating Officer, Secretary and Treasurer
William W. Yeager...............................        57    Chief Financial Officer
Peter J. Carr (2)...............................        42    Director
James T. McMillan, II (1).......................        51    Director
Bruce W. Simpson (2)............................        56    Director
James E. Thomas (1) (2).........................        37    Director

(1) Member of the Audit Committee
(2) Member of the Compensation Committee

         Lawrence D. White has served as Director, Chief Executive Officer and President of the Company since its inception in 1990 and as Chairman of the Board since November 1990. From January 1986 to May 1990 he was Vice President of Marketing and Sales for SmithKline Consumer Products, a division of SB. Prior to working at SB, Mr. White was at Revlon's Norcliff Thayer Division as Vice President of Marketing from 1982 to 1985, as Director of Brand Management from 1981 to 1982, as Marketing Group Director from 1978 to 1981, and as a Brand Manager from 1977 to 1978.

         Greg L. Kearl has served as Executive Vice President and Secretary of the Company since its inception in 1990, as Chief Operating Officer since January 1991 and as Treasurer and a Director since April 1991. From 1984 until May 1990 he was employed by SmithKline Consumer Products in a variety of positions, including Vice President of Sales from August 1986 until May 1990, Director -- New Products from August 1986 to November 1986, and National Sales Director from 1984 to August 1986. Prior to working at SB, Mr. Kearl was at McNeil Consumer Products Company in a variety of positions including Eastern Regional Sales Manager from 1983 to 1984, as Director of Special Markets Region from 1982 to 1983, and as Director of Sales Administration from 1981 to 1982.

         William W. Yeager has served as Chief Financial Officer of the Company since July 1991. Mr. Yeager is a Certified Public Accountant. From October 1990 to June 1991 he was Director of Finance and Controller at Davco Food Inc., a restaurant chain. From 1982 to 1990 he served as Executive Vice President and Chief Financial Officer for Frycor Inc., a restaurant operating concern.

         Peter J. Carr has served as a Director of the Company since its inception. He has been a principal of Carr & Company, LLC, an investment and financial advisory company, since January 1990. Mr. Carr was formerly a

Managing Director and a member of the Board of Directors of Dean Witter Capital Corporation and Dean Witter Realty Inc., where he was employed from September 1982 to December 1989. Mr. Carr is also President and Chairman of Empyrean Holdings Corporation, a private equity investment company.

         James T. McMillan, II was elected a Director July, 1996. Mr. McMillan is the Chairman and Chief Executive Officer of Ferndale Laboratories, Inc. Mr. McMillan has served as Chairman of Ferndale Laboratories since 1990. He joined Ferndale Laboratories, Inc. in 1985 as Vice Chairman and Chief Executive Officer.

         Bruce W. Simpson was elected a Director July, 1996. Mr. Simpson is the President and Chief Executive Officer of Medeva Pharmaceuticals, Inc. (formerly Adams Laboratories, Inc.), a division of Medeva Plc. From 1973 to 1992 he was employed by Fisons Corporation in a variety of positions including Executive Vice President and General Manager of U.S. Operations from October 1988 to February 1992 and Vice President Sales and Marketing from June 1982 to October 1988.

         James E. Thomas has served as a Director of the Company since 1992. He has been employed since 1989 by E. M. Warburg, Pincus & Co., LLC, where he currently serves as a Managing Director. Prior to that, he was Vice-President with Goldman Sachs International. Mr. Thomas is a Director of Anergen, Inc., Celtrix Pharmaceuticals, Inc., Transkaryotic Therapies, Inc., Xomed Surgical Products, Inc., and a number of privately-held companies.

         The Board of Directors currently consists of six directors. All directors are elected by the stockholders at each annual meeting to serve until the next annual meeting and until their successors are elected and qualified. The Company has agreed that, so long as Warburg, Pincus Investors, L.P., holds at least 20% of the outstanding Common Stock, Warburg will have the right to designate up to two directors and the Company will use its best efforts to cause such persons to remain on the Board of Directors, provided, however, that in no event does Warburg have the right under the agreement to designate more than one-half of the number of directors serving at any time. Currently, only one director serves as a designee of Warburg, although Warburg has the right to nominate a second director. If Warburg owns less than 20%, but more than 5% of the Common Stock, Warburg will have the right to designate one director. Officers are selected by and serve at the discretion of the Board of Directors.

         The Company's Restated Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Restated Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunction, rescission or other forms of nonmonetary relief would remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not taken or made in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's liabilities under any other laws, such as the federal securities laws.


Item 11. Executive Compensation.

         The information with respect to executive compensation is contained under the caption "Executive Compensation" in the Company's Proxy Statement to be used in connection with the Annual Meeting of Stockholders to be held on May 21, 1998, and is incorporated herein by reference in response to this item.


Item 12. Security Ownership of Certain Beneficial Owners and Management.

         The information with respect to security ownership of certain beneficial owners and management contained under the caption "Security Ownership of Management and Others" in the Company's Proxy Statement to be used in connection with the Annual Meeting of Stockholders to be held on May 21, 1998 is incorporated herein by reference in response to this item.

Item 13. Certain Relationships and Related Transactions.

         The information with respect to certain relationships and related transactions contained under the caption "Certain Transactions" in the Company's Proxy Statement, to be used in connection with the Annual Meeting of Stockholders to be held on May 21, 1998, is incorporated herein by reference in response to this item.

                                     PART IV

Item 14. Exhibits, Financial Statement Schedules, and Reports on Form 8-K.

     (a)  Exhibits

     (1) The following Consolidated Financial Statements of the Company are included in Item 8 of this report: Consolidated Balance Sheets as of December 31, 1996 and 1997. Consolidated Statements of Operations for the years ended December 31, 1995, 1996 and 1997. Consolidated Statements of Stockholders' Equity for the years ended December 31, 1995, 1996 and 1997. Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1996 and 1997. Notes to Consolidated Financial Statements.

     (2) The following Consolidated Financial Statement Schedule of the Company as required by Item 8 of Form 10-K and Item 14(d) of Form 10-K for the years ended December 31, 1995, 1996 and 1997 is filed as part of this report:

               Page        Schedule
               ----        --------
                25         Schedule II -- Valuation and Qualifying
                                          Accounts and Reserves.

          All supporting schedules other than the above have been omitted, because they are not required or the information to be set forth therein is included in the financial statements or in the notes thereto.

     (3) Listing of Exhibits (An exhibit index immediately preceding the exhibits indicates the page number where each exhibit can be found):
          The Company will furnish, upon request, any exhibit listed herein upon the payment of a fee not to exceed reasonable expenses incurred by the Company in furnishing such exhibit.
     *3.1 Restated Certificate of Incorporation of the Company, as amended on
          March 19, 1991
     *3.2 By-Laws of the Company, amended as of November 26, 1991
     *4.1 Specimen Stock Certificate for Common Stock $.01 par value
    *10.1 Lease between Commonwealth Corporate Center Associates and the
          Company, dated April 30, 1990 and First Amendment, dated as of May 24, 1991, relating to property at 100 Tournament Drive, Horsham, Pennsylvania
    *10.2 1991 Stock Option Plan of the Company, amended as of November 20,
          1991
    *10.5 Asset Purchase Agreement, dated as of April 9, 1990, among the
          Company, SmithKline Beecham Corporation and SmithKline Beecham Americas Inc., including as Exhibit B thereto the Transitional Services Agreement between the Company and SB
    *10.8 Shareholder Agreement, dated as of November 6, 1990, among the
          Company, Warburg, Pincus Investors, L.P., William Learnard, Lawrence
          D. White, Walter W. Witoshkin, Greg L. Kearl, M&J Holdings L.P. and The Witoshkin 1990 Trust; Amendment No. 1 thereto, dated as of March 22, 1991 and Amendment No. 2 thereto, dated as of November 22, 1991.
    *10.9 Form of Agreement, dated as of November 20, 1991, by and between the
          Company and Warburg, Pincus Investors, L.P.
   *10.10 License Agreement for Garfield multivitamin products dated as of March 22, 1991, by and between the Company and United Feature Syndicate, Inc.
   *10.11 License Agreement dated as of May 29, 1990, by and between the Company and SmithKline Beecham Corporation, as amended on October 31, 1991.
   *10.12 Form of Executive Stock Purchase Agreement

   10.13 Loan Agreement, dated as of December 2, 1993, between Menley & James Laboratories, Inc. and Meridian Bank. (Incorporated by reference to the Company's Current Report on Form 8-K filed December 20, 1993)
   10.14 Security Agreement, dated as of December 2, 1993, between Menley & James Laboratories, Inc. and Meridian Bank. (Incorporated by reference to the Company's Current Report on Form 8-K filed December 20, 1993)
   10.15 Trademark Security Agreement, dated as of December 1, 1993, between Menley & James Laboratories, Inc. and Meridian Bank. (Incorporated by reference to the Company's Current Report on Form 8-K filed December 20, 1993)
   10.16 Guaranty, dated as of December 2, 1993, between the Registrant and Meridian Bank (Incorporated by reference to the Company's Current Report on Form 8-K filed December 20, 1993)
   10.17 First Amendment to Loan Agreement and Guaranty, dated as of February 6, 1995, between the Company and Meridian Bank. (Incorporated by reference to the Company's Annual Report on Form 10-K filed March 30, 1995. Commission File No. 000-19788).
   10.18 License Agreement for Garfield bath products, dated as of October 26, 1992, and amended as of July 7, 1993 and June 16, 1994, by and between the Company and PAWS Incorporated. (Incorporated by reference to the Company's Annual Report on Form 10-K filed March 30, 1995. Commission File No. 000-19788).
   10.19 Amendment for Garfield multivitamin products, dated as of June 16, 1994 to License Agreement between the Company and PAWS Incorporated. (Incorporated by reference to the Company's Annual Report on Form 10-K filed March 30, 1995. Commission File No. 000-19788).
   10.20 Stock Option Agreement, dated as of April 7, 1995, between the Company and Alan J. Dalby (Director). (Incorporated by reference to the Company's Annual Report on Form 10-K filed March 27, 1996.
          Commission File No. 000-19788).
   10.21 Stock Option Agreement, dated as of April 7, 1995, between the Company and Franklin W. Krum (Director). (Incorporated by reference to the Company's Annual Report on Form 10-K filed March 27, 1996.
          Commission File No. 000-19788).
   10.22 Severance Agreement, dated as of October 15, 1995, between the Company and Greg L. Kearl. (Incorporated by reference to the Company's Annual Report on Form 10-K filed March 27, 1996.
          Commission File No. 000-19788).
   10.23 Severance Agreement, dated as of October 15, 1995, between the Company and Lawrence D. White. (Incorporated by reference to the Company's Annual Report on Form 10-K filed March 27, 1996.
          Commission File No. 000-19788).
   10.24 Second Amendment to Lease dated, as of December 20, 1995, relating to property at 100 Tournament Drive, Horsham, Pennsylvania. (Incorporated by reference to the Company's Annual Report on Form 10-K filed March 27, 1996. Commission File No. 000-19788).
   10.25 Revisions, dated as of May 1, 1995, October 11, 1995 and November 16, 1995 to the Loan Agreement between the Company and Meridian Bank. (Incorporated by reference to the Company's Annual Report on Form 10-K filed March 27, 1996. Commission File No. 000-19788).
   10.26 Letter, dated as of February 13, 1996, repricing outstanding stock options under the Company's 1991 Stock Option Plan. (Incorporated by reference to the Company's Annual Report on Form 10-K filed March 27, 1996. Commission File No. 000-19788).
   10.27 Form of Director Stock Option Agreement. (Incorporated by reference to the Company's Annual Report on Form 10-K filed March 28, 1997. Commission File No. 000-19788)
   10.28 Revisions, dated as of June 24, 1996 and October 7, 1996 to the Loan Agreement between the Company and CoreStates Bank. (Incorporated by reference to the Company's Annual Report on Form 10-K filed March 28, 1997. Commission File No. 000-19788)
  *22.1   List of Subsidiaries
   27.1 Financial Data Schedule for the year ended December 31, 1997, submitted electronically to the Securities and Exchange Commission.

* Filed as an exhibit to the Registration Statement on Form S-1, Registration No. 33-44260, declared effective by the Securities and Exchange Commission on January 17, 1992, which is incorporated by reference herein.

     (b) No reports on Form 8-K were filed during the period covered by this report.
     (c) Exhibits -- The response to this portion of Item 14 is submitted as a separate section of this report.
     (d) Financial Statement Schedules -- The response to this portion of
         Item 14 is submitted as a separate section of this report.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      MENLEY & JAMES, INC.


                                      /s/ Lawrence D. White
                                      --------------------------------------
                                          Lawrence D. White
                                          President and Chief Executive Officer

Date: March 27, 1998

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

            Signature                                       Title                                Date
            ---------                                       -----                                ----


        /s/ Lawrence D. White               Director, Chairman of the Board,                 March 27, 1998
------------------------------------        President and Chief Executive Officer
         (Lawrence D. White)                (Principal Executive Officer)



          /s/ Greg L. Kearl                 Director, Executive Vice President,              March 27, 1998
------------------------------------        Chief Operating Officer, Secretary and
           (Greg L. Kearl)                  Treasurer



        /s/ William W. Yeager               Chief Financial Officer (Principal Financial     March 27, 1998
------------------------------------        Officer and Principal Accounting Officer)
         (William W. Yeager)



         /s/ Peter J. Carr                  Director                                         March 27, 1998
------------------------------------
            (Peter J. Carr)



     /s/ James T. McMillan, II              Director                                         March 27, 1998
------------------------------------
        (James T. McMillan, II)




        /s/ Bruce W. Simpson                Director                                         March 27, 1998
------------------------------------
          (Bruce W. Simpson)




        /s/ James E. Thomas                 Director                                         March 27, 1998
------------------------------------
           (James E. Thomas)



                                                                     SCHEDULE II

                              MENLEY & JAMES, INC.
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                 (In thousands)

         The Company's valuation accounts were as follows:

                                                            Balance at      Charged to                 Balance at
                                                             Beginning       Costs and                   End of
                                                             of Period       Expenses     Deductions     Period
                                                             ---------       --------     ----------     ------

For the year ended December 31, 1995
  Deducted from asset accounts:
    Allowance for doubtful accounts....................      $  169          $  109        $  108       $  170
    Reserve for cash discounts.........................          75             313           340           48
    Reserve for returns and allowances.................         415           2,313         2,293          435
    Reserve for inventory obsolescence.................          36             191           222            5
    Valuation allowance for deferred tax assets               1,582              --           192        1,390
                                                             ------          -------       ------       ------
      Totals...........................................      $2,277          $2,926        $3,155       $2,048
                                                             ======          ======        ======       ======


For the year ended December 31, 1996
  Deducted from asset accounts:
    Allowance for doubtful accounts....................      $  170          $   50        $  208       $   12
    Reserve for cash discounts.........................          48             328           330           46
    Reserve for returns and allowances.................         435           1,938         1,907          466
    Reserve for inventory obsolescence ................           5             112           112            5
    Valuation allowance for deferred tax assets               1,390              --            --        1,390
                                                             ------          -------       ------       ------
      Totals...........................................      $2,048          $2,428        $2,557       $1,919
                                                             ======          ======        ======       ======


For the year ended December 31, 1997
  Deducted from asset accounts:
    Allowance for doubtful accounts....................      $   12        $     38        $   24       $   26
    Reserve for cash discounts.........................          46             331           329           48
    Reserve for returns and allowances.................         466           1,558         1,634          390
    Reserve for inventory obsolescence.................           5             257           201           61
    Valuation allowance for deferred tax assets .......       1,390              --            81        1,309
                                                             ------          -------       ------       ------
     Totals............................................      $1,919          $2,184        $2,269       $1,834
                                                             ======          ======        ======       ======



         Deductions from the allowance for doubtful accounts represent uncollectible accounts written off, net of recoveries. Deductions from the reserve for cash discounts represent discounts taken by customers during the periods. Deductions from the reserve for returns and allowances represent claims authorized during the periods. Deductions from the reserve for inventory obsolescence represent inventories written off.